DATED                                                                2011

(1)	SOFINA PROPERTIES LIMITED
(as Borrower)

(2)	THE FINANCIAL INSTITUTION LISTED IN SCHEDULE 1
(as Original Lender)

(3)	LANDESBANK BADEN-WÜRTTEMBERG
(as Agent)

(4)	LANDESBANK BADEN-WÜRTTEMBERG
(as Security Agent)

(5)	LANDESBANK BADEN-WÜRTTEMBERG
(as Arranger)

(6)	LANDESBANK BADEN-WÜRTTEMBERG
(as Original Hedging Counterparty)

FACILITY AGREEMENT
in respect of a
£57,000,000
secured term loan facility relating to
Stonecutter Court, London EC4 and
80-81 Farringdon Street, London EC4

CLAUSE
1.	Definitions and Interpretation

2.	The Facility

3.	Purpose

4.	Conditions of Utilisation

5.	Utilisation

6.	Repayment

7.	Prepayment

8.	Interest

9.	Fees

10.	Tax gross up and indemnities

11.	Increased costs

12.	Other indemnities

13.	Mitigation by the Lenders

14.	Costs and expenses

15.	Representations

16.	Information undertakings

17.	Financial covenants

18.	General undertakings

19.	Events of Default

20.	Control Accounts

21.	Changes to the Lenders

22.	Changes to the Borrower

23.	Role of the Agent and the Security Agent

24.	Conduct of business by the Finance Parties

25.	Sharing among the Finance Parties

26.	Payment mechanics

27.	Set-off

28.	Notices

29.	Calculations and certificates

30.	Partial invalidity

31.	Remedies and waivers

32.	Amendments and waivers

33.	Counterparts

34.	Governing law

35.	Enforcement

36.	Money Laundering

37.	Publicity

Schedule 1 - The Original Lender

Schedule 2 - Conditions Precedent

Schedule 3 - Request

Schedule 4 - Mandatory Cost Formula

Schedule 5 - Form of Transfer Certificate

Schedule 6 – Form of Compliance Certificate

Schedule 7 – Repayment Instalments

THIS AGREEMENT is dated                                                                                                             March 2011 and made between:

(1)
SOFINA PROPERTIES LIMITED, a company incorporated in the British Virgin Islands with registered number 644833 having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the "Borrower");

(2)	THE FINANCIAL INSTITUTION listed in Schedule 1 as lender (the "Original Lender");

(3)
LANDESBANK BADEN-WÜRTTEMBERG of Am Hauptbahnhof 2, 70173 Stuttgart as agent for and on behalf of itself and the other Finance Parties (the "Agent", which expression shall include all successor agents appointed from time to time);

(4)
LANDESBANK BADEN-WÜRTTEMBERG of Am Hauptbahnhof 2, 70173 Stuttgart as security agent and trustee for and on behalf of itself and the other Finance Parties (the "Security Agent" which expression shall include all successor security agents and trustees appointed from time to time);

(5)
LANDESBANK BADEN-WÜRTTEMBERG of Am Hauptbahnhof 2, 70173 Stuttgart as arranger for and on behalf of itself and the other Finance Parties (the "Arranger", which expression shall include all successor arrangers appointed from time to time); and

(6)	LANDESBANK BADEN-WÜRTTEMBERG of Am Hauptbahnhof 2, 70173 Stuttgart as original hedging counterparty to certain Hedging Arrangements (the “Original Hedging Counterparty”).

WHEREAS:

The Lenders have agreed to make available a term loan facility in one amount to the Borrower of up to £57,000,000 upon and subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (save where the context otherwise requires):

“Account Bank”	means Brown Brothers Harriman (Luxembourg) S.C.A , or such other bank as may be previously approved in writing by the Agent (acting reasonably) in accordance with the provisions of this Agreement;

"Additional Cost Rate"	has the meaning given to it in Schedule 4 (Mandatory Cost Formula);

"Affiliate"	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Agent's Solicitors"	means Lawrence Graham LLP of 4 More London Riverside, London SE1 2AU;

"Anniversary"	means an anniversary of the date of this Agreement;

"Annual Budget"
means the annual budget for the Property agreed between the Borrower and the Agent in accordance with the provisions of Clause 18.3.16 (Annual Budget), in form and content satisfactory to the Agent (acting reasonably);

"Asset Manager"
means Hines Global REIT Advisers LP of 2800 Oak Boulevard, Suite 4800, Houston, TX 77056, USA as asset manager, and any other asset manager of the Property from time to time approved in writing by the Agent (acting reasonably) in accordance with this Agreement, provided that Hines (UK) Limited shall be deemed to be approved by the Agent for this purpose;

"Asset Management Agreement"
 means any agreement for the asset management of the Property in force for the time being entered into, inter alios, by the Borrower (1) and an Asset Manager (2), in form and substance satisfactory to the Agent;

"Assignment of SPA Rights"
 means the assignment of rights under the Share Purchase Agreement to be dated on or about the Utilisation Date made between the Shareholder (1) and the Security Agent (2), as security for the payment, performance and discharge of the Secured Liabilities;

"Authorisation"	means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

"Availability Period"
 means the period from and including the date of this Agreement to and including the close of business in London on the date falling 3 Business Days thereafter (or at the request of the Borrower, such other date as the Agent may agree to in its absolute     discretion);

"Basel II"
means the capital adequacy framework commonly known as Basel II "International Convergence of Capital Measurements and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel III"
means "Basel III: A Global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010 Basel III;

"Borrower's Solicitors"	means Berwin Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA;

"Break Costs"	means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

"Capex Works"	means any works specified in the Annual Budget;

"Business Day"	means a day (other than a Saturday or Sunday) on which banks are open for general business in the British Virgin Islands, London, Stuttgart and Houston (Texas);

"COMI"	means the "centre of main interests" for the purposes of Regulation 1346/2000/EC of the European Parliament and Council;

"Commitment"	means:

(a)
in relation to the Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

"Compliance Certificate"
means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) or in form and substance satisfactory to the Agent (to include the information and certifications referred to in Clause 16.1.4 (Financial Statements));

"Control Accounts"	has the meaning ascribed to it in Clause 20.1.1 (Control Accounts);

“CTA”	means the Corporation Tax Act 2009;

"Dangerous Substance"	any substance capable (whether alone or in combination with any other) of causing pollution or contamination, harm or damage to property or to the Environment, including any waste;

"Debenture"
means the deed of debenture to be dated on or about the Utilisation Date made between the Borrower (1) and the Security Agent (2) incorporating fixed and floating security over the property, assets and undertaking of the Borrower (including, inter alia, a legal mortgage over the Property, and security assignments over all Rental Income, Hedging Arrangements and Insurances), as security for the payment, performance and discharge of the Secured Liabilities;

"Default"	means:

(a)	an Event of Default; or

(b)
any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the lapse of time, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

"Delegate"	means any delegate, sub-delegate, agent, attorney, co-pledge administrator or co-trustee appointed by the Security Agent in accordance with the Security Documents;

“Disruption Event”	means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties;

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents;

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"DS Cover"	means, on each Interest Payment Date, the ratio of the Projected Net Rental Income to the Projected Interest and Amortisation (each as defined in Clause 17 (Financial covenants)) for that date;

"DS Cash Trap Event"	occurs where the DS Cover falls below 1.40:1.00;

"Duty of Care Agreement"	means:

(a)	any duty of care agreement from time to time given by a Managing Agent to the Security Agent;

(b)	any duty of care agreement from time to time given by an Asset Manager to the Security Agent;

in each case in the Agreed Form;

"Environment"
shall have the meaning set out in Section 1 of the Environmental Protection Act 1990 and shall include man, his property, the air within buildings, living organisms and ecosystems on which they depend;

"Environmental Claim"
means any claim by any person (including, without limitation, any regulatory authority) arising from or connected with any actual or alleged violation of or liability under or in respect of any Environmental Law or any Environmental Licence or any Environmental Contamination or any provision of any agreement relating to the Environment;

"Environmental Contamination"	means any of the following and their consequences:
(a)	the presence at any time of any Dangerous Substance in, on or under the Property

(b)	any leaking, migration or escape of any such Dangerous Substance into neighbouring property or the Environment;

(c)	any migration, discharge, release, emission, leakage or spillage of any Dangerous Substance at or from the Property into any part of the Environment or other property;

(d)	any accident, fire, explosion or sudden event at the Property which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(e)	any other pollution of the Environment which is directly or indirectly caused by or attributable to any Dangerous Substance by virtue of any activity at or on the Property;

"Environmental Law"
means all laws, regulations, codes of practice, circulars, guidance notices (which, if not having the force of law, being ones which it is customary for persons to comply with) and the like applicable in the United Kingdom concerning the protection of human health, animal welfare, the Environment, conditions of any workplace or the generation, transportation, storage, treatment or disposal of Dangerous Substances in each case relating to the Property or the business of the Borrower in connection with the Property;

"Environmental Licence"
means any permission or Authorisation (and any condition or requirement thereof) of whatever kind required by any Environmental Law in connection with the Property or the business of the Borrower in connection with the Property;

"Environmental Report"	means a report prepared by RPS Consultants Limited dated January 2011 and being Appropriately Addressed;

"Establishment"	means any place of operations where the relevant entity carries out a non-transitory economic activity with human means and goods;

"Event of Default"	means any event or circumstance specified as such in Clause 19 (Events of Default);

"Existing Indebtedness"
means all liabilities due and owing to the Finance Parties (as such expression is defined in a facility agreement dated 20 June 2005 and made between, inter alia, (1) the Borrower and others and (2) Credit Suisse, London Branch and others (as amended from time to time));

"Facility"	means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility);

"Facility Office"
means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' prior written notice) as the office or offices through which it will perform its obligations under this Agreement;

"Fee Letter"
means any letter or letters dated on or about the date of this Agreement or otherwise between the Borrower and the Agent (or the Borrower, the Agent and the Arranger) setting out certain fees payable by the Borrower;

"Finance Documents"	means:

(a)	this Agreement;

(b)	each Security Document;

(c)	each Subordination Deed;

(d)	any Hedging Arrangement;

(e)	each Fee Letter;

(f)	the Utilisation Request;

(g)	each Compliance Certificate; and

(h)	any other document designated as such by the Agent and the Borrower;

and "Finance Document" shall be construed accordingly;

"Finance Party"	means:

(a)	the Agent;

(b)	the Security Agent;

(c)	the Arranger;

(d)	a Lender; or

(e)	a Hedging Counterparty;

and "Finance Parties" shall be construed accordingly;

"Financial Indebtedness"	means any indebtedness for or in respect of:

(a)	monies borrowed or raised;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase or issuance facility or the issue of bonds, notes, debentures, loan stock or any similar security or instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold, factored or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of, or requiring to be accounted for under GAAP as, a borrowing;

(g)
deferred payments for shares, assets or services acquired where payment is deferred for more than 90 days and is arranged primarily as a method of raising finance or financing the acquisition of those shares or assets;

(h)
any derivative transaction (including, for the avoidance of doubt, any cap) entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	any redeemable preference share;

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) inclusive above; and

(l)	(without double counting) obligations incurred or amounts raised under any other transaction having the commercial effect of any of paragraphs (a) to (k) inclusive above;

“GAAP”
means generally accepted accounting principles in the British Virgin Islands (in the case of the Borrower), Luxembourg (in the case of the Shareholder) or the United States of America (in the case of the Sponsor) (as appropriate) including IFRS (as applicable);

"Headleases"	means:-

(a)
the superior lease of the whole of the Property dated 12 March 1992 made between (1) The Mayor and Commonalty and Citizens of the City of London  and (2) National Provident Institution (as amended by a Deed of Rectification dated 17 February 1994 and made between the same parties) for a term of 99 years from and including 12 March 1992 and registered at the Land Registry with title absolute under title number NGL694884; and

(b)	the Sublease,

and "Headlease" means either of them;

"Hedging Arrangements"
means all and any interest arrangements (including, without limitation, any interest rate protection agreements, swaps, caps and collars (including, in particular, any ISDA 1992 or 2002 Master Agreement(s) (Multicurrency Cross Border) and Schedule(s) thereto), and any confirmation relating to such arrangements) and/or any internal treasury arrangements and/or currency swap or cross-currency hedging arrangements in each case from time to time entered into by the Borrower and/or a Hedging Counterparty or otherwise put in place in connection with the funding of the Loan (or any part thereof) and/or interest payable under this Agreement;

"Hedging Counterparty"	means:

(a)	the Original Hedging Counterparty; or

(b)	any New Hedging Counterparty or Transferee Hedging Counterparty that has become a Hedging Counterparty in accordance with Clause 21.11 (New Hedging Counterparties);

in each case in its capacity as a party to any Hedging Arrangements;

"HMRC"	means HM Revenue & Customs;

"Holding Company"	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"IFRS"	means international accounting standards, as defined in the IFRS Regulation, adopted from time to time by the European Commission in accordance with the IFRS Regulation;

“IFRS Regulation”	means Council Regulation 1606/2002/EC of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards;

"Insurances"	all contracts and policies of insurance taken out and/or maintained by or on behalf of the Borrower (or in which the Borrower has an interest) in respect of the Property;

"Insured Risks"
means all risks, including but not limited to fire, storm, lightning, earthquake, explosion, riot, civil commotion, malicious damage, impact, terrorism, aircraft and other aerial devices or articles dropped therefrom, tempest, flood, bursting and overflowing of water tanks, apparatus or pipes and damage by or resulting from vehicular impact, subsidence, loss and damage to premises and such other risks as the Agent shall require (including demolition and site clearance costs and expenses, architects', surveyors' and other professionals' fees and all incidental expenses);

"Interest Payment Dates"	means:

(a)
in relation to the Loan or part thereof, 15 January, 15 April, 15 July and 15 October in each year and the Maturity Date, or such other dates as may be agreed between the Agent and the Borrower from time to time (and the first Interest Payment Date under this Agreement shall be 15 April 2011); and

(b)	in relation to an Unpaid Sum, the last day of an Interest Period relevant thereto;

"Interest Period"	means:

(a)	in respect of the Loan or part thereof, each period determined in accordance with Clause 8.2 (Interest Periods), or such other period as may be agreed between the Borrower and the Agent; and

(b)	in respect of an Unpaid Sum, each period as the Agent may select pursuant to Clause 8.4 (Default Interest);

"ITA"	means the Income Tax Act 2007;

"Lender"	means:

(a)	the Original Lender;

(b)
any person to whom a Lender assigns, transfers or novates or seeks to assign, transfer or novate all or any of its rights and/or obligations under the Finance Documents in accordance with Clause 21 (Changes to the Lenders); or

(c)	any successor to any of the above;

which in each case has not ceased to be a Party in accordance with the terms of this Agreement, and "Lenders" shall be construed accordingly;

''LIBOR''	means, in relation to the Loan or an Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for sterling for the Interest Period of the Loan or an Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Agent by the Reference Banks to leading banks in the London interbank market;

as of 11.00 am on the Quotation Day for the offering of deposits in sterling and for a period comparable to the Interest Period for the Loan or an Unpaid Sum, but which rate will be interpolated in respect of the first Interest Period;

"Loan"	means the principal amount of the borrowing under this Agreement or the principal amount of such borrowing outstanding from time to time;

"Luxembourg"	means the Grand Duchy of Luxembourg;

"Luxembourg Accounts Pledge"
means the Luxembourg law accounts pledge(s) over the Rent Account, the DS Shortfall Account, the General Account and the Rectification Account to be entered into between the Borrower (1) and the Security Agent (2) as security for the payment, performance and discharge of the Secured Liabilities;

"Majority Lenders"	means:

(a)
if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3per cent of the Loan then outstanding;

"Managing Agent”
means GVA Grimley Limited (incorporated in England and Wales with registered number 6382509 and having its registered office at3 Brindley Place, Birmingham, B1 2JB) as property manager and managing agent, and any other managing agent of the Property from time to time approved in writing by the Agent in accordance with this Agreement;

"Mandatory Cost"	means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula);

"Margin"	means:

(a)	2.08% per annum; or

(b)	if, and for so long as, the Loan is In Cover (as defined in Clause 8.8.2) pursuant to Clause 8.8.1 (Margin), 1.98% per annum; or

(c)	if the Maturity Date has been extended pursuant to Clause 6.2 (Extension of Maturity Date), the margin agreed between the Lenders and the Borrower pursuant to Clause 6.2.4.2; or

(d)
if a Tenant Dispute occurs and is continuing for 90 days from the date upon which the principal rent has been withheld, and for so long as it continues, whichever of (a), (b) or (c) above is applicable, plus 2% per annum;

"Market Value"
means the market value of the Property determined by the Valuer ascertained in accordance with the definition in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual (or its successor) complying with any requirements of Wertermittlungsverordnung or any other relevant regulation or guidance;

"Material Adverse Effect"	means, in the opinion of the Agent (acting reasonably), a material adverse effect upon:

(a)	the ability of the Borrower to perform or comply with its obligations under the Finance Documents;

(b)	the ability of a Security Provider to perform or comply with its material obligations under the Finance Documents;

(c)	the validity, legality or enforceability of any Finance Document or of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of that Security;

(d)	the rights, remedies or interests of the Finance Parties under the Finance Documents; and/or

(e)
the business, operations, Property, other assets, condition (financial or otherwise) or prospects of the Borrower (save to the extent caused by (i) any diminution in the Market Value of the Property caused by market conditions, or (ii) any of the matters set out in Clause 19.22 (Material Leases), but without prejudice to such Clause).

"Material Lease"	means:

(a)
the lease of Stonecutter Court made between NPI (Stonecutter Square) Limited (1) and (2) George Ritchie, Allen Gerald Paisley, Robert William Warburton and Peter Michael Shawyer (as partners of Deloitte & Touche) (2) dated 7 February 2003; and

(b)	any other Occupational Lease so designated in writing by agreement between the Borrower and the Agent from time to time;

                         "Material Tenant"                                           means the tenant under any Material Lease;

“Material Tenant Surety”	means any guarantor or surety of any Material Tenant;

"Maturity Date"	means:

(a)	the fifth anniversary of the date hereof (the "Original Maturity Date"); or

(b)	if the provisions of Clause 6.2 (Extension of Maturity Date) apply to extend the Maturity Date, the date falling on the anniversary of the Original Maturity Date (the "Extended Maturity Date");

"Money Laundering Regulations"
means any laws, regulations, rules imposed by financial regulators, generally accepted industry guidance or other procedures (including all internal policies and procedures) applicable to any Finance Party or any prospective Finance Party from time to time for the prevention of money laundering and terrorist financing (including as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing (the "Third Money Laundering Directive")), including, where applicable, all requirements of the Third Money Laundering Directive, the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Terrorism Act 2000, the Financial Services Authority (including requirements and/or guidance issued or approved) and guidance issued by the Joint Money Laundering Steering Group, each as amended from time to time, and the Gesetz zur Ergänzung der Bekämpfung der Geldwäsche und der Terrorismusfinanzierung (Geldwäschebekämpfungsergänzungsgesetz – GwBekErgG) and all requirements and/or guidance issued or approved by BaFin as amended from time to time;

"Net Rental Income"	at any time shall mean the aggregate amount of Rental Income paid or payable to, or for the benefit or account of, the Borrower less the aggregate of amounts in respect of:

(a)
any amounts due to the Borrower from the tenants of the Property or other occupiers thereof by way of contribution to (or reimbursement of) insurance premiums and the cost of insurance valuations or by way of service charges;

(b)	money paid to or for the account of the Borrower as reimbursement of costs paid by the Borrower or on its behalf in connection with the Property;

(c)	any payments made by the Borrower in relation to any surrender, assignment, grant, extension or termination, of any Occupational Lease or any other non-periodic payment;

(d)	any fees payable to a Managing Agent or an Asset Manager;

(e)
any other management fees, and any maintenance repair or service charge costs and all other outgoings, insurance premiums and insurance premium tax, in respect of the Property, which are in each case either: (i) non-recoverable from tenants or licencees under the Occupational Leases; or (ii) payable by the Borrower in respect of any vacant part of the Property;

(f)	any contribution to a sinking fund or reserve fund paid by any tenant or other occupier of the Property;

(g)
in the event that an Occupational Lease is granted, or deemed, inclusive of these sums, any amounts properly due from any tenants or occupiers of the Property as a contribution to or in discharge of (i) any rating liability and/or (ii) such other liability in respect of tax and/or other outgoings as may be imposed from time to time, in respect of the Property;

(h)	amounts payable by the tenants or their guarantors to the Borrower and held in any deposit or other account and held as security for performance of the tenants' obligations;

(i)	any VAT received (or receivable) by the Borrower and accountable to HMRC;

(j)	any amount of uniform business rate payable by the Borrower which it is unable to recover from the occupier of the Property; and/or

(k)	any ground rent or other amounts paid or payable under any Headlease;

“New Lender”	has the meaning ascribed to it in Clause 21.1 (Assignments and transfers by the Lenders);

"Occupational Leases"
means any lease, any agreement for lease and any other lease, sub-lease, licence, tenancy or other occupational arrangement or any intermediate lease or right to receive rent to which the Borrower's interest in the Property is or may be subject from time to time (including without limitation, each Material Lease but excluding the Sublease), and "Occupational Lease" shall be construed accordingly;

“Overview Report”	means the overview report of the Report on Title, dated on or about the Utilisation Date from the Agent’s Solicitors in terms satisfactory to the Agent, as a condition precedent to Utilisation;

"Participating Member State"
any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

"Party"	means any party to this Agreement from time to time, and "Parties" shall be construed accordingly;

"Permitted Dealing"	has the meaning ascribed to it in Clause 18.3.4.8 (Occupational Leases and Headleases);

"Permitted Financial Indebtedness"	means:
(a)	Financial Indebtedness under the Finance Documents;

(b)
Financial Indebtedness under the Subordinated Loan Agreements, provided that Clause 18.2.3.2 (Financial Indebtedness) is complied with and that such Financial Indebtedness is and remains validly and effectively subordinated pursuant to the Subordination Deed, in each case to the satisfaction of the Agent;

(c)	any other Financial Indebtedness consented to by the Agent (acting on the instructions of the Majority Lenders) which is fully subordinated to the satisfaction of the Agent (acting reasonably); and

(d)	the Existing Indebtedness, provided that it is satisfied and discharged (and any Security therefor irrevocably and unconditionally released and discharged) in full on or prior to the Utilisation Date;

"Pledge over Claims"
means each Luxembourg law pledge over the claims (gage sur créances) of the Shareholder or other subordinated creditor in respect of subordinated debt (including the Subordinated Loans) granted or to be granted by the Shareholder or other subordinated creditor to the Security Agent, in the Agreed Form, from time to time as security for the payment, performance and discharge of the Secured Liabilities;

"Planning Acts"
means without limitation the Local Government (Miscellaneous Provisions) Act 1982, the Planning and Compensation Act 1991, "the Consolidating Acts" as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time and all orders, regulations and instruments relating to the use, occupation and/or development of the Property from time to time;

"Property"
means all that leasehold property known as Stonecutter Court, London EC4 and 80-81 Farringdon Street, London EC4 as the same is registered at the Land Registry with Title Numbers NGL694884 and NGL724371;

"Property Management Agreement"
means any agreement for the property management of the Property in force for the time being entered into, inter alios, by the Borrower (1) and a Managing Agent (2), in form and substance satisfactory to the Agent (acting reasonably);

"PWC DD Report"	means the financial due diligence report dated on or about the date of this Agreement and prepared by PricewaterhouseCoopers LLP, being Appropriately Addressed;
"PWC Tax Report"	means the tax report dated on or about the date of this Agreement and prepared by PricewaterhouseCoopers LLP, being Appropriately Addressed;

"Qualifying Lender"	has the meaning given to it in Clause 10.1.1 (Tax Gross-up and Indemnities);

"Quotation Day"	means, in relation to any period for which an interest rate is to be determined, the first day of that period;

"Receiver"
means a receiver and manager or (if the Security Agent so specifies in the relevant appointment) a receiver, or an administrator, or any officer having a similar or analogous role in any relevant jurisdiction, in each case appointed pursuant to any Security Document or pursuant to any statute;

"Reference Banks"
means, in relation to LIBOR and the Mandatory Costs, Barclays Bank Plc, HSBC Bank Plc and Lloyds TSB Bank Plc or such other substitute or additional banks as are appointed by the Agent in consultation (for no longer than 10 Business Days) with the Borrower;

"Refinancing"	has the meaning ascribed to it in Clause 3.1 (Purpose);

"Rental Income"
means the aggregate of all amounts paid or payable to or for the benefit or account of the Borrower arising from or in connection with the Property or any part of it (including, without limitation, the letting, use or occupation thereof), including (without duplication or limiting its generality) the following:

(a)
rent (and any amount equivalent thereto) (including for the avoidance of doubt any turnover or notional rent) and licence fees paid or payable whether it is variable or not and however or whenever it is described, reserved or made payable (including, without limitation, any amounts payable under any Occupational Lease by a tenant exercising a break option);

(b)
any amounts due to the Borrower from the tenants of the Property or other occupiers thereof by way of contribution to (or reimbursement of) insurance premiums and the cost of insurance valuations or by way of service charges;

(c)	any money paid to or for the account of the Borrower as reimbursement of costs paid by the Borrower or on its behalf in connection with the Property;

(d)	any contribution to a sinking fund or reserve fund paid by any tenant or other occupier of the Property;

(e)
any amounts properly due from any tenants or occupiers of the Property as a contribution to or in discharge of (i) any rating liability and/or (ii) such other liability in respect of tax and/or other outgoings as may be imposed from time to time, in respect of the Property;

(f)	any increase of rent paid or payable by virtue of an offer falling within the proviso of section 3(1) of the Landlord and Tenant Act 1927;

(g)	any rent paid or payable by virtue of a determination made by the Court under section 24(A) of the Landlord and Tenant Act 1954;

(h)	any sum received from any deposit held as security for performance of any tenant's obligations;

(i)
any other monies paid or payable in respect of occupation and/or usage of the Property and every fixture and fitting therein and any and every fixture thereon for display or advertisement, on licence or otherwise;

(j)	any sum paid or payable by any guarantor of any occupational tenant under any Occupational Lease;

(k)	any profits awarded or paid or agreed to be payable as a result of any proceedings taken or claim made for the same;

(l)
any damages, compensation, settlement or expenses for or representing loss of rent or interest thereon awarded or paid or agreed to be payable as a result of any proceedings taken or claim made for the same net of any costs, fees and expenses paid (and which have not been reimbursed to, and which are not recoverable by, the Borrower from any party) in furtherance of such proceedings so taken or claim so made;

(m)	any moneys paid or payable under any policy of insurance in respect of loss of rent or interest thereon;

(n)
any sum paid or payable or the value of any consideration to be given by or on behalf of a tenant for the surrender or variation of any Occupational Lease or occupancy agreement or in respect of the extension, termination or grant of any Occupational Lease;

(o)	any interest paid or payable on any sum referred to above and any damages, compensation or settlement payable in respect of the same; and

(p)	any VAT received in respect of the above;

"Repayment Instalments"
means the quarterly payments set out in Schedule 7 (Repayment Instalments) to be paid by the Borrower to the Agent (for the account of the Lenders) on each Interest Payment Date during the period set opposite such payment in Schedule 7 (Repayment Instalments) and each a "Repayment Instalment";

"Repeating Representations"
means the representations and warranties set out in Clause 15 (other than those in Clauses 15.7.1 and 15.7.4 (No Default), 15.8 (Pari passu ranking), 15.9 (Deduction of Tax), 15.10 (Insolvency), 15.11 (Security), 15.12 (No proceedings pending or threatened), 15.13.2 and 15.13.3 (No misleading information), 15.14.1.2 to 15.14.1.4 (inclusive) (Valuation and Report on Title), 15.16.5, 15.16.8 (but subject to Clause 15.28.3), and 15.16.9 (Property), 15.18 (Insurances), 15.19 (Status of Security and Registration), 15.24.3 (Ownership) and 15.26.3 and 15.26.4 (Share Purchase Agreement);

"Report on Title"	means the Report on Title in respect of the Property dated on or about the Utilisation Date prepared by the Borrower's Solicitors, and being Appropriately Addressed;

“Reservations”	means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(c)	the time-barring of claims under the Limitation Act 1980 or the Foreign Limitation Period Act 1984;

(d)	the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void;

(e)	defences of set-off or counterclaim; and

(f)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to Schedule 2 (Conditions Precedent).

"Screen Rate"
means the British Bankers' Association Interest Settlement Rate for sterling for the relevant period, displayed on the appropriate Reuters screen entitled LIBOR01.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

"SDLT"	means Stamp Duty Land Tax within the meaning of Part 4 of the Finance Act 2003;

"Secured Liabilities"
means any and all present and future obligations and liabilities, whether actual or contingent and whether owed jointly or severally and whether as principal or as surety or in any other capacity whatsoever (and whether or not originally incurred or owed by the Borrower), and in whatever currency, in each case of the Borrower and/or any Security Provider to the Finance Parties (or any of them) under, or in connection with, the Finance Documents (including this Agreement);

"Security"
means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation, title retention or other security interest or encumbrance securing any obligation of any person or any other agreement or arrangement having a similar effect under any applicable law;

"Security Assets"
means (without limitation) the Property and any other assets of the Borrower, a Security Provider or any other person that are or are expressed to be secured in favour of the Security Agent as security for the payment, performance and discharge of the Secured Liabilities from time to time, and "Security Asset" shall be construed accordingly;

"Security Documents"	means:

(a)	the Debenture;

(b)	the Luxembourg Accounts Pledge;

(c)	the Assignment of SPA Rights;

(d)	the Security over Shares;

(e)	each Security over Loans;

(f)	each Duty of Care Agreement;

(g)	any other document from time to time conferring Security on the Security Agent or any other Finance Party in respect of the Secured Liabilities;

and "Security Document" shall be construed accordingly;

"Security over Loans"	means:

(a)	each Pledge over Claims; and/or

(b)
each other security document (under any relevant local law) made or to be made between the Shareholder or a subordinated creditor (1) and the Security Agent (2) in the Agreed Form, incorporating security over the subordinated debt (including the Subordinated Loans), owed by the Borrower to such Shareholder or subordinated creditor as security for the payment, performance and discharge of the Secured Liabilities;

"Security over Shares"
means the equitable mortgage in respect of the shares in the Borrower granted or to be granted by the Shareholder in favour of the Security Agent, in the Agreed Form, as security for the payment, performance and discharge of the Secured Liabilities;

"Security Providers"	means:

(a)	the Shareholder;

(b)
any subordinated creditor in respect of any Subordinated Loans and/or any person entering into any Security over Shares, and/or any Subordination Deed, Security over Loans or Subordinated Loan Agreement from time to time; and

(c)	any other person (other than the Borrower) from time to time conferring or being required to confer Security in favour of the Security Agent pursuant to a Security Document;

for the avoidance of doubt this definition does not include the Managing Agent, and "Security Provider" shall be construed accordingly;

"Share Purchase Agreement"
means the sale and purchase agreement dated 3 March 2011 for the purchase of the shares in the Borrower by the Shareholder (together with any schedules and annexures thereto, and any deeds and documents supplemental thereto from time to time)  in form and substance satisfactory to the Agent (including, without limitation, being capable of being assigned by way of security and charged in favour of the Security Agent);

"Shareholder"	means Hines Global REIT Holdco S.à.r.l. (a limited liability company incorporated in Luxembourg), with its registered office at 203, route d'Avlon, L-1105 Luxembourg;

"Sponsor"	means Hines Global REIT, Inc of 2800 Post Oak Boulevard, Suite 4800, Houston, TX 77056, USA;

"Structure Chart"
means the ownership structure chart of the Borrower showing the ultimate legal and beneficial ownership of the Borrower and the Security Providers, delivered as a condition precedent to Utilisation under this Agreement;

"Sublease"
means the sublease of the whole of the Property dated 29 December 1994 made between W&G Lease Finance Limited (1) National Provident Institution (2) and Royal Bank Leasing Limited (3) (as amended by a Deed of Variation dated 31 December 1997 made between the same parties) and registered at the Land Registry under title number NGL724371 as the same may be amended, varied or supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

"Subordinated Loan Agreements"
means any loan agreement (including, without limitation, those specified in the Security over Loans entered into as a condition precedent to Utilisation) entered into or to be entered into between the Borrower (1) and the Shareholder (as lender) (or any other subordinated creditor) (2) with the agreement of the Agent pursuant to which the Shareholder (or other subordinated creditor) agrees to make Subordinated Loans available to the Borrower;

"Subordinated Loans"
means the aggregate of any interest and/or non-interest bearing loans made available by the Shareholder (or other subordinated creditor(s)) to the Borrower, from time to time (including, without limitation, under or pursuant to the Subordinated Loan Agreements);

"Subordination Deed"	means:

(a)
any subordination deed made between the Borrower (1), the Shareholder (2) and the Security Agent (3) in respect of monies due from the Borrower to the Shareholder (as lender) (including without limitation any Subordinated Loans); and

(b)	any subordination deed made between the Borrower (1), any other subordinated creditor (2) and the Security Agent (3);

each in form and substance satisfactory to the Agent, and “Subordination Deeds” shall be construed accordingly;

"Subsidiary"	means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and also includes a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

"Tax"
means any tax, levy, impost, duty (including, without limitation, SDLT) or other charge or withholding of a similar nature in the UK or any other jurisdiction (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) (and "Taxation" and "Taxes" shall be construed accordingly);

"Tenant Dispute"
means a dispute between any Material Tenant and the Borrower under a Material Lease as a result of which the Material Tenant has withheld the payment of principal rent which is otherwise due and payable under the Material Lease;

"Total Commitments"	means the aggregate of the Commitments, being £57,000,000 at the date of this Agreement;

"Transaction Documents"	means:

(a)	each Finance Document;

(b)	the Share Purchase Agreement; and

(c)	any other document so designated by the Agent and the Borrower;

and "Transaction Document" shall be construed accordingly;

"Transfer Certificate"	means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;

"Transfer Date"	means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

"Treaty Lender"	has the meaning ascribed to it in Clause 10.1.1 (Definitions);

"Unpaid Sum"	any sum due and payable but unpaid by the Borrower or a Security Provider under the Finance Documents;

"Utilisation"	means the utilisation of the Facility;

"Utilisation Date"	means the date of Utilisation, being the date on which the Loan is or is to be made;

"Utilisation Request"	means a notice substantially in the form set out in Schedule 3 (Request);

"VAT"	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature, whether charged in the United Kingdom, in another Participating Member State or otherwise;

"Valuation"	means a full valuation of the Property carried out by the Valuer on a Market Value basis, Appropriately Addressed;

"Valuer"
means Savills or after consultation with the Borrower such other valuer or surveyor of recognised standing as may be appointed or instructed by the Agent or the Agent's in-house valuer, in each case acceptable to the Agent in all respects; and

“Vendor”	means Shalati Investments Limited, a limited liability company incorporated under the laws of the British Virgin Islands with registered number 634827.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1
the "Agent", the "Borrower", any "Finance Party", a "Hedging Counterparty", any "Lender", any "Party", the “Security Agent”, a "Security Provider", the "Shareholder", and the "Sponsor" shall be construed so as to include its successors in title, permitted assigns and permitted transferees (whether immediate or derivative), and, in the case of the Agent or the Security Agent, any person for the time being appointed or acting as Agent or Security Agent (as the case may be) in accordance with the Finance Documents;

1.2.1.2
"Agreed Form" means a document in the form agreed by the Agent and the Borrower and initialled by such persons for identification purposes (or, if not so initialled, in a form and substance satisfactory to the Agent);

1.2.1.3	A report, opinion or other document is "Appropriately Addressed" if it is:

1.2.1.3.1
addressed to, re-addressed to, and/or (in any event) capable of being relied upon by, the Original Lender (where applicable), and the Agent and the Security Agent for and on behalf of themselves and the other Finance Parties, and their respective successors in title, assignees and transferees; or

1.2.1.3.2	addressed in such other form and manner as the Agent may specify or agree.

1.2.1.4
the "assets" (howsoever described) of any person include the undertaking, property, assets, accounts,  revenue and rights of whatsoever nature of such person, present, future and contingent and whether tangible or intangible (including uncalled share capital) and every kind of interest in such assets and any substitutes of the foregoing;

1.2.1.5
the "Bank of England", the "Financial Services Authority", the "European Central Bank" or any other authority in any other jurisdiction relevant to a Lender includes any successor or successors thereof and any other authority carrying on a similar function in the future;

1.2.1.6
a "Certified Copy" means, in relation to any document, a copy of such document bearing the endorsement "certified a true, complete and accurate copy of the original" (or similar endorsement) signed and dated by a director, the company secretary or an authorised officer of the relevant company, or solicitors or notaries acceptable to the Agent;

1.2.1.7	in respect of any company incorporated in Luxembourg, references to a "director" shall be deemed to include references to a "manager";

1.2.1.8	the "euro" is a reference to the single currency of the Participating Member States;

1.2.1.9
a "Finance Document" (including this Agreement, or any "Security Document") or a “Transaction Document” or any other agreement or instrument or deed is, and shall be construed accordingly, a reference to that Finance Document (including this Agreement or a Security Document) or a Transaction Document or other document or deed as it may be amended, restated, novated, supplemented, extended (whether in respect of maturity thereunder, increasing any amount payable thereunder (including, without limitation, by reason of making further loans or advances to the Borrower or any other person) or otherwise), modified and/or replaced (in each case, in whole or in part, however fundamentally, and whether or not so as to impose any new, additional or more onerous obligations on any party thereto, and including changing the basis for calculation of a payment thereunder or refinancing or restructuring any of the indebtedness constituted or secured thereby);

1.2.1.10	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.11
"know your customer checks" are the identification checks that a Finance Party (or prospective Finance Party) requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer or a Party to this Agreement or has directly or indirectly an interest in the Borrower, the Shareholder, any Security Provider, the Property or any Security Assets;

1.2.1.12	"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (in the case of the last month of any period):

1.2.1.12.1
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or, if there is not, on the immediately preceding Business Day; and

1.2.1.12.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

1.2.1.13
a "person" includes any individual, person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.1.14
the "Property" includes each and every part of it, including all buildings, fixtures (excluding any tenant’s fixtures) and fixed plant and machinery, furnishings, fittings, equipment, decoration and other structures now or in future on it and all easements and rights of whatsoever nature attaching to it;

1.2.1.15
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, being one with which it is customary for persons to comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.1.16	"sterling" and "£" denote the lawful currency of the United Kingdom;

1.2.1.17
the "liquidation", "winding-up", "dissolution", "administration", "receivership" or "bankruptcy" of a person and references to the "liquidator", "administrator", "receiver", "administrative receiver", "receiver and manager", "manager" or "trustee" of a person shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, insolvency representatives or officers under:

1.2.1.17.1	the law applicable in any of that person's relevant jurisdictions;

1.2.1.17.2	the law of any jurisdiction in which such insolvency representatives or officers are incorporated or constituted; and/or

1.2.1.17.3	the law of any jurisdiction in which such insolvency representatives or officers carry on business;

1.2.1.18	a provision of law is a reference to that provision as amended, applied, extended or re-enacted and includes any subordinate legislation;

1.2.1.19	words in this Agreement in the singular shall include the plural and vice versa and any one gender shall include all genders; and

1.2.1.20	a time of day is a reference to London time.

1.2.2	Clause, paragraph and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	Any obligation in this Agreement to commit or not to commit any act or thing shall be deemed to include a like obligation to procure or not to permit any such act or thing.

1.2.5	A Default (including an Event of Default) is "continuing" if it has not been waived in writing by the Agent or remedied to the satisfaction of the Agent (acting reasonably).

1.2.6	References to the Borrower making a payment "from its own funds" is a reference to such payment being funded solely from:

1.2.6.1	monies standing to the credit of the General Account;

1.2.6.2	the proceeds of any Subordinated Loans in accordance with paragraph (b) of the definition of Permitted Financial Indebtedness; and/or

1.2.6.3	the proceeds of any share subscription in the Borrower by the Shareholder;

(it being understood that there is no obligation on the Shareholder to advance any further Subordinated Loans or to make any further share subscriptions in the Borrower).

1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to such Finance Document (other than a Receiver appointed under any Finance Document) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of that Finance Document.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to such Finance Document is not required to rescind, amend or vary this Agreement at any time.

1.4	Disposition of Property

The terms of the other Finance Documents and of any agreement, document or side letter between the Parties are incorporated into each Finance Document to the extent required for any purported disposition of any property or any part thereof and any other relevant Security Asset contained in any Finance Document to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan facility by way of a single sterling advance in an amount not exceeding the lower of:

2.1.1	the Total Commitments; and

2.1.2	sixty five per cent. (65%) of the value of the Property as specified in the Valuation delivered as a condition precedent to Utilisation under this Agreement.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other person under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower or a Security Provider shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

3.1.1	The Borrower shall apply all amounts borrowed by it under the Facility in or towards:

3.1.1.1	refinancing the Existing Indebtedness (the "Refinancing");

3.1.1.2	payment of any ancillary costs and expenses and fees in connection with the Refinancing and the Finance Documents agreed in writing by the Agent; and

3.1.1.3	(by way of deduction from the Loan on Utilisation) the arrangement fee so referred to in Clause 9 (Fees) and any relevant Fee Letter.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders shall be under no obligation to make the Facility available to the Borrower unless the Agent has received (or is satisfied in its absolute discretion that, subject only to the advance of the Facility, it or its advisers will receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan;

4.2.2	the representations and warranties specified in Clause 15 (Representations) and in each other Finance Document are true in all respects and will be true immediately after the Loan has been made; and

4.2.3	no Market Disruption Event (as defined in Clause 8.5 (Market Disruption)) has occurred.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed and signed Utilisation Request for the Loan not later than 3.00pm two Business Days prior to the proposed Utilisation Date unless otherwise agreed by the Agent.

5.2	Completion of a Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

5.2.2	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

5.2.3	the proposed Interest Period complies with Clause 8 (Interest).

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be sterling.

5.3.2	The amount of the proposed Loan must not exceed the amount specified in Clause 2 (The Facility).

5.3.3	Any undrawn amount of the Commitments following the making of the Loan (or, if earlier, at the expiry of the Availability Period) shall be cancelled automatically.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

5.4.3
The Agent shall (subject to any agreement of the Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request)) notify each Lender of the amount of the Loan and the amount of its participation in the Loan by 3.00 pm two Business Days before the proposed Utilisation Date.

6.	REPAYMENT

6.1	Repayment of Loan

Subject to Clause 6.2:

6.1.1	the Borrower shall repay the Loan in instalments by repaying the Repayment Instalments on their due dates; and

6.1.2	without prejudice to the foregoing, the Borrower shall repay the Loan in full on the Maturity Date.

6.2	Extension of Maturity Date

6.2.1
The Borrower may request that the Maturity Date be extended by one year to the Extended Maturity Date, such request to be made by way of written notice to be received by the Agent no earlier than 6 months and no later than 3 months  prior to the Original Maturity Date (the "Request Longstop Date").

6.2.2	On receipt of such written notice, the Agent shall forthwith forward a copy of the same to each Lender.

6.2.3	The written notice issued pursuant to Clause 6.2.1 maybe be revocable by the Borrower at any time prior to the date falling 10 Business Days before the Original Maturity Date.

6.2.4	If no written notice has been received by the Agent on or prior to the Request Longstop Date or the Borrower revokes the notice given pursuant to Clause 6.2.1:

6.2.4.1	the Maturity Date shall remain as the Original Maturity Date; and

6.2.4.2	the Borrower shall immediately pay the Loan, and all other Secured Liabilities, on the Original Maturity Date.

6.2.5
Following receipt of such written notice, the Maturity Date shall, with effect on the Original Maturity Date, be extended to the Extended Maturity Date PROVIDED THAT the following conditions have been met (the "Extension Conditions"):

6.2.5.1	the Borrower demonstrates to the reasonable satisfaction of the Agent (acting on the instructions of the Lenders acting reasonably) that:

6.2.5.1.1	no Default is continuing or would reasonably result from the proposed extension of the Maturity Date; and

6.2.5.1.2
on the date of the request and on the Original Maturity Date, no breach of Clause 17.1 (Financial covenants) has occurred and is continuing (which has not been rectified in accordance with Clause 17.2 (DSCR Rectification));

6.2.5.2
the Borrower has agreed to any reduction or increase to the Margin proposed by the Lenders, such reduction or increase to reflect only any change in the Lenders' liquidity costs from the date of this Agreement;

6.2.5.3
the Borrower has entered into Hedging Arrangements  in respect of the Loan outstanding up to the Extended Maturity Date together with such supporting and ancillary documentation thereto as the Agent may reasonably request; and

6.2.5.4	all legal fees, costs and expenses of the Finance Parties then due and payable under this Agreement in connection with the request to extend the Maturity Date have been paid.

6.2.6	If the Extension Conditions have not been met by the date falling 5 Business Days prior to the Original Maturity Date, the Maturity Date shall not be extended, and:

6.2.6.1	the Maturity Date shall remain as the Original Maturity Date; and

6.2.6.2	the Borrower shall immediately pay the Loan, and all other Secured Liabilities, on the Original Maturity Date.

6.3	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3
the Borrower shall prepay that Lender's participation in the Loan (and in addition shall pay all amounts due and payable under Clause 7.4 (Restrictions)) on the next following Interest Payment Date for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan

Subject to Clause 7.4 (Restrictions), and subject to the provisions of Clause 18.2.2 (Disposals), the Borrower may, if it gives the Agent not less than 10 days' prior written notice (or 5 Business Days in respect of a prepayment arising as a result of a disposal of the Property or all of the shares in the Borrower) (or, in either case, such shorter notice as agreed between the Lenders and the Borrower), prepay the whole or part (but, if in part, in an aggregate amount of not less than £5,000,000) of the Loan on an Interest Payment Date.

7.3	Right of repayment or replacement in relation to a single Lender

7.3.1	If:

7.3.1.1	any sum payable to any Lender by the Borrower is required to be increased under Clause 10.2.3 (Tax gross-up); or

7.3.1.2	any Lender claims indemnification from the Borrower under Clause 10.3 (Tax indemnity) or Clause 11.1 (Increased costs);

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with Clause 7.3.4 below.

7.3.2	On receipt of a notice referred to in Clause 7.3.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.3.3
On the Interest Payment Date which next falls after the Borrower has given notice under Clause 7.3.1 above (or on such other date as the Agent and the Lender may agree), the Borrower shall prepay that Lender's participation in the Loan, and in addition shall pay all amounts payable pursuant to Clause 7.4 (Restrictions).

7.3.4
The Borrower may, in the circumstances set out in Clause 7.3.1 above, on 15 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall, at the cost of the Borrower, within 30 days thereof or on such other date as may be agreed) transfer pursuant to Clause 21 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or to a bank, financial institution, trust, fund or other entity selected by the Borrower and approved by the Agent which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 21 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all amounts payable pursuant to Clause 7.4 (Restrictions).

7.3.5	The replacement of a Lender pursuant to Clause 7.3.4 above shall be subject to the following conditions:

7.3.5.1	the Borrower shall have no right to replace the Agent or the Security Agent;

7.3.5.2	neither the Agent, the Security Agent nor any Lender or other Finance Party shall have any obligation to find a replacement Lender; and

7.3.5.3	in no event shall the Lender replaced under Clause 7.3.4 above be required to pay, re-pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.4	Restrictions

7.4.1
Any notice of cancellation or prepayment or replacement given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the cancellation or prepayment is to be made and the amount of that cancellation or prepayment or replacement.

7.4.2
Upon any repayment or prepayment under this Agreement (or on any purchase of a Lender's participation in the Loan pursuant to Clause 7.3 (Right of repayment or replacement in relation to a single Lender)), the Borrower shall additionally pay:

7.4.2.1	accrued interest on the amount repaid or prepaid or purchased;

7.4.2.2	the prepayment fee referred to in Clause 9.2 (Prepayment Fee), if applicable;

7.4.2.3	any amounts due and payable under Clause 12 (Other Indemnities) (including, without limitation, any Break Costs);

7.4.2.4	any amounts due and payable under Clause 14 (Costs and Expenses); and/or

7.4.2.5
(if applicable) any amounts due and payable by the Borrower to any Hedging Counterparty under the Hedging Arrangements (including without limitation any periodic amount, any termination sum, and any other sum then due and payable by the Borrower (after the application of any close-out netting or payment netting) in respect of the applicable Hedging Arrangements);

but otherwise without premium or penalty.

7.4.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.4.4	The Borrower shall not repay or prepay all or any part of the Loan, nor cancel all or any part of the Total Commitments, except at the times and in the manner expressly provided for in this Agreement.

7.4.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.4.6	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.4.7	All amounts prepaid or repaid early under this Agreement shall be applied against the Repayment Instalments in inverse order of maturity.

7.5	Mandatory prepayment

7.5.1
Without prejudice to Clause 18.2.2 (Disposals), upon the completion of the disposal of the whole or any part of the Property or all or substantially all of the shares in the Borrower, the Borrower must prepay the Loan, and pay all other Secured Liabilities.

7.5.2
Any prepayment under this Clause 7.5 must be made on the date on which the disposal referred to in Clause 7.5.1 is made or, if the Agent and the Borrower agree, credited to an account specified by the Agent (over which the Security Agent shall have the benefit of security, and be the sole signatory) and applied in prepayment of the Loan, and payment of all other Secured Liabilities, on the next following Interest Payment Date; and the Borrower must in addition pay the amounts referred to in Clause 7.4 (Restrictions).

8.	INTEREST

8.1	Interest

The rate of interest applicable to the Loan during each Interest Period, shall be the percentage rate per annum determined by the Agent to be the aggregate of the applicable:

8.1.1	Margin (calculated in accordance with Clause 8.8 (Margin));

8.1.2	LIBOR; and

8.1.3	Mandatory Cost, if any.

8.2	Interest Periods

8.2.1
The period for which the Loan is outstanding shall be divided into successive periods each of which (other than the first, which shall begin on the day falling two days prior to the Utilisation Date) shall begin on the last day of the immediately preceding period and end on (and include) the immediately following Interest Payment Date.

8.2.2
If an Interest Period for the Loan would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.2.3	If any Interest Period for the Loan would otherwise end after the Maturity Date, it shall be shortened so that it ends on (and includes) the Maturity Date.

8.3	Payment of Interest

The Borrower shall (in accordance with the provisions of this Agreement) pay accrued interest on the Loan to the Agent (for the account of the Lenders) on each Interest Payment Date.

8.4	Default Interest

8.4.1
If the Borrower or a Security Provider fails to pay any amount payable by it under any Finance Document on its due date, interest shall accrue on the Unpaid Sum (to the Agent for the account of the relevant Finance Party) from the due date up to the date of actual payment (both before, on and after judgment or insolvency) at a rate which is 2 per cent per annum above the higher of:

8.4.1.1	the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan; and

8.4.1.2	the aggregate of:

8.4.1.2.1	the costs to each Finance Party of funding such Unpaid Sum from whatever source it may reasonably select;

8.4.1.2.2	the applicable Margin; and

8.4.1.2.3	the Mandatory Cost (if any);

for successive interest periods (each an "Interest Period" and each of such duration as the Agent may (subject to Clause 8.4.2 below) select and the first beginning on the relevant due date).  Any interest accruing for periods under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

8.4.2	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

8.4.2.1	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

8.4.2.2	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

8.4.3
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.5	Market Disruption

8.5.1	Absence of Quotations

Subject to the following provisions of this Clause 8.5 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

8.5.2	Market disruption

8.5.2.1
If a Market Disruption Event occurs in relation to the Loan or part thereof for any Interest Period, then the rate of interest on each Lender's share of the Loan or part thereof for the Interest Period shall be the rate per annum which is the sum of the applicable:

8.5.2.1.1	Margin;

8.5.2.1.2
rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan or part thereof from whatever source it may reasonably select; and

8.5.2.1.3	Mandatory Cost, if any, applicable to that Lender's participation in the Loan or part thereof.

8.5.2.2	In this Agreement "Market Disruption Event" means:

8.5.2.2.1
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Sterling for the relevant Interest Period; or

8.5.2.2.2
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 per cent) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

8.5.3	Alternative Basis of Interest or Funding

8.5.3.1
If a Market Disruption Event occurs and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest and/or funding for the Loan.

8.5.3.2	Any alternative basis agreed pursuant to Clause 8.5.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

8.5.3.3	If the Borrower and the Agent cannot agree a substitute basis for determining the rate of interest, such basis will be determined by the Lenders (acting reasonably).

8.6	Notification of Rates of Interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.7	Hedging

8.7.1
The Borrower shall, within 5 Business Days of the Utilisation Date, enter into, and thereafter (subject to Clause 8.7.2.2) at all times maintain Hedging Arrangements on terms satisfactory to the Agent and in accordance with this Clause.  The Borrower shall not enter into any other hedging arrangements or treasury transactions other than with the prior written consent of the Agent.

8.7.2	The Hedging Arrangements referred to in Clause 8.7.1 above shall (unless agreed otherwise by the Agent):

8.7.2.1	be with the Hedging Counterparty;

8.7.2.2
be effective from (and including) the Utilisation Date up to (and including) the Maturity Date (including as may be extended pursuant to Clause 6.2 (Extension of Maturity Date), unless otherwise agreed by the Lenders in their absolute discretion);

8.7.2.3	subject to Clause 8.7.3 below, be in respect of an aggregate notional principal amount of not less than 100% of the Total Commitments which amortises in accordance with the Repayment Instalments;

8.7.2.4	have settlement dates which coincide with the Interest Payment Dates; and

8.7.2.5
be on the terms of the International Swaps and Derivatives Association, Inc. 2002 Master Agreement (Multicurrency Cross Border) (the "ISDA Master Agreement") under which the governing law shall be English law.

8.7.3
If at any time the aggregate notional principal amount under the Hedging Arrangements exceeds the amount of the Loan at that time, the Borrower and the Hedging Counterparty shall immediately reduce (whether by way of partial assignment, partial novation or partial termination) the aggregate notional principal amount of the Hedging Arrangements by an amount, and in a manner satisfactory to, the Agent, so that the aggregate notional principal amount thereunder no longer exceeds the amount of the Loan then outstanding.

8.7.4	Neither the Hedging Counterparty nor the Borrower shall amend or waive any term of the Hedging Arrangements without the prior written consent of the Agent.

8.7.5	The Borrower may not terminate or close out the Hedging Arrangements except:

8.7.5.1	in accordance with Clause 8.7.3 above;

8.7.5.2	if the Loan and all other amounts outstanding under the Finance Documents (other than the Hedging Arrangements) have been unconditionally and irrevocably prepaid and/or repaid and discharged in full;

8.7.5.3	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

8.7.5.4
if an illegality event occurs in respect of the Hedging Counterparty (pursuant to Section 5(b)(i) of the Master Agreement) in respect of its ability to continue to comply with its obligations under the Hedging Arrangements;

8.7.5.5
if a bankruptcy event occurs in respect of the Hedging Counterparty (pursuant to Section 5(a)(vii) of the ISDA Master Agreement) save that for this purpose: (a) paragraphs (2) and (9) of Section 5(a)(vii) shall be deemed deleted; (b) the words "seeks to" shall be deemed deleted from the beginning of paragraph (6) of Section 5(a)(vii); and (c) paragraph (8) shall be deemed to apply only to the extent that paragraphs (1), (3), (4), (5), (6) (as amended) and (7) of Section 5(a)(vii) apply;

8.7.5.6	if a Tax Event occurs as referred to in section 5(b)(iii) of the ISDA Master Agreement;

8.7.5.7	if a Tax Event upon Merger occurs as referred to in section 5(b)(iv) of the ISDA Master Agreement;

8.7.5.8
if the Hedging Counterparty has failed to pay on the due date any amount payable to the Borrower  and such non-payment is not remedied for a continuous period of not less than 30 days save: (a) where such failure to pay is due to the default (however described) of the Borrower; and/or (b) where the provisions of Clause 8.7.7 below apply;

PROVIDED THAT in each case the Borrower shall not terminate or close out any Hedging Arrangement under Clause 8.7.5.4 to 8.7.5.8 unless:

(a)
within 30 days of such termination or close-out, the Borrower enters into, and thereafter at all times maintains, replacement Hedging Arrangements on terms satisfactory to the Agent and in accordance with this Clause; and

(b)	the Borrower has funds in its General Account to pay any termination payment payable by it to the Hedging Counterparty under the relevant Hedging Arrangement.

8.7.6	The Hedging Counterparty may not terminate or close out the Hedging Arrangements except as specified in this Agreement or as permitted under the Hedging Arrangements.

8.7.7	The Hedging Counterparty may suspend making payments under the Hedging Arrangements only as specified in this Agreement or as permitted under the Hedging Arrangements.

8.7.8
The Hedging Arrangements referred to in this Clause 8.7 shall be assigned to or otherwise secured in favour of, and in a manner acceptable to, the Security Agent.  The Hedging Arrangements shall contain provisions to permit the same to occur, and to acknowledge the creation of security.

8.7.9
To the extent that any profit or gain arises in favour of the Borrower as a result of a closing out, unwinding or termination of any Hedging Arrangement (whether in whole or in part) entered into between the Borrower and a Hedging Counterparty, such profit or gain shall be payable in full without any set-off or counterclaim whatsoever to the Agent (irrespective of any amounts that may at such time be due from the Borrower to the Hedging Counterparty under this Agreement or any other Finance Document) save in respect of any set-off or netting-off between all Transactions as defined in the Hedging Arrangement entered into by the Borrower and such Hedging Counterparty or application of the payments on early termination provisions under section 6 of such Hedging Arrangement, and shall be applied as set out below:

8.7.9.1	first, in and towards prepayment of the Loan;

8.7.9.2	second, in or towards payment of all sums then due and owing to the Finance Parties; and

8.7.9.3	third, any balance shall be paid to the Borrower.

8.7.10
Notwithstanding Clause 8.7.6 above, a Hedging Counterparty shall promptly terminate or close out in full any hedging transaction under all or any of the Hedging Arrangements to which it is a party prior to their stated maturity, following:

8.7.10.1	the delivery to it of a notice from the Security Agent that a notice has been served by the Agent in accordance with Clause 19.27 (Acceleration); and

8.7.10.2	(if not stated in the notice referred to above) delivery to it of a subsequent notice from the Security Agent (acting on the instructions of the Majority Lenders) instructing it to do so.

8.7.11	A failure on the part of a Hedging Counterparty to comply with its obligations under this Clause 8.7 will not affect the obligations of the Borrower under this Clause 8.7.

8.7.12
The Borrower agrees that following any breach by the Borrower of its payment obligations under a Hedging Arrangement, the Security Agent or any Lender (in each case with the agreement of the Majority Lenders) may make such payment on behalf of the Borrower, which shall constitute Secured Liabilities for all purposes.

8.8	Margin

8.8.1
The Agent shall, from time to time, confirm to the Borrower or in any event at the request of the Borrower confirm to the Borrower, whether or not the Loan and/or the Property is In Cover.  If the Agent confirms to the Borrower that the Loan and/or the Property is In Cover, the Margin  will be reduced by 0.10% per annum.  If, following a reduction of the Margin as aforesaid, the Agent confirms to the Borrower that, because of a change of law, regulation or practice, the Loan is no longer In Cover, the Margin will be increased by 0.10% per annum;

8.8.2
For the purposes of Clause 8.8.1, "In Cover" means in respect of the Loan and/or the Property that the Lenders have taken the Loan and/or the Property into coverage (Einstellung in Deckungsstock) in accordance with the Pfandbriefgesetz.

8.8.3
Any change to the Margin as a result of a confirmation by the Agent of a reduction or increase in the Margin pursuant to Clause 8.8.1 above, shall take effect from the next following Interest Payment Date after the Loan has gone In Cover or has been removed from In Cover in accordance with Clause 8.8.1.

8.8.4	Any change agreed to the Margin in accordance with the provisions of Clause 6.2.4.2 (Extension of Maturity Date), shall take effect from the Original Maturity Date.

8.9	ISDA-Only Defaults

8.9.1
Where an event of default (however described) in or under the Hedging Arrangements occurs in respect of the Borrower (or any Credit Support Provider thereof) which would not otherwise constitute an Event of Default under this Agreement (an “ISDA-Only Default”), then, notwithstanding any other provision of this Agreement to the contrary, an Event of Default pursuant to Clause 19 (Events of Default) below shall be deemed not to occur in respect of such ISDA-Only Default if:

8.9.1.1
such ISDA-Only Default (or, in the case of an ISDA-Only Default arising under Section 5(a)(iv) (Misrepresentation) of the Hedging Arrangements, the underlying event or circumstance) is capable of remedy and the Borrower cures such ISDA-Only Default to the satisfaction of the Agent (acting reasonably); or

8.9.1.2	enters into new Hedging Arrangements in accordance with Clause 8.7 (Hedging);

in each case within the Relevant Grace Period for such ISDA-Only Default.

8.9.2
If the Borrower has failed to do so within the Relevant Grace Period for such ISDA-Only Default, the ISDA-Only Default shall thereafter immediately constitute a continuing Event of Default for the purposes of the Finance Documents.

8.9.3	In this Clause 8.9:

"Relevant Grace Period"
means, in respect of an ISDA-Only Default, the period commencing on the date such ISDA-Only Default occurred or arose and ending on the date being the earlier of:
(a) ten (10) Business Days from the date such ISDA-Only Default occurred or arose; and

(b) the last day of any relevant grace period for such ISDA-Only Default under the Hedging Arrangements.

9.	FEES

9.1	Arrangement Fee

The Borrower shall pay to the Agent (for the account of the Arranger) an arrangement fee in the amounts and at the times agreed in a Fee Letter.

9.2	Prepayment Fee

Subject to Clause 9.2.1 below, on any prepayment or repayment of all or part of the Loan (including, for the avoidance of doubt, pursuant to or following the exercise by any Finance Party of any of its rights under this Agreement or any Security Document following the occurrence of an Event of Default (including under Clause 19.27 (Acceleration))), during the relevant periods set out below, then in each case the Borrower shall pay to the Agent (for the account of the Lenders generally) on the date of prepayment or repayment a fee in the percentage amounts set out below of the amount prepaid or repaid:

Period	Percentage amount of amount prepaid or repaid or purchased
From the date of this Agreement up to and including the first Anniversary	1.55%
From and including the day following the first Anniversary to and including the second Anniversary	1.35%
From and including the day following the second Anniversary to and including the third Anniversary	1.00%
From and including the day following the third Anniversary to and including the fourth Anniversary	lower of 0.50% and the actual liquidity break cost of the Lenders
Thereafter	NIL

9.2.1	No prepayment fee shall be payable if:

9.2.1.1	the repayment is of the Loan in full on the Maturity Date;

9.2.1.2	the repayment is of a Repayment Instalment on the due date scheduled therefor;

9.2.1.3	the prepayment is as a consequence of the operation of Clause 17.2 (DSCR Rectification);

9.2.1.4	the prepayment is:

9.2.1.4.1	of the Loan in full;

9.2.1.4.2	made at a time when the Original Lender is the only Lender under this Agreement; and

9.2.1.4.3	made pursuant to a refinancing of the Facility with the Original Lender;

9.2.1.5	the prepayment is a direct consequence of the operation of Clause 7.1.3 (Illegality); or

9.2.1.6	the prepayment is a direct consequence of the operation of Clause 10.2.3 (Tax Gross Up and Indemnities) or Clause 11.1.1 (Increased Costs) and such prepayment is made within 60 days.

10.	TAX GROSS UP AND INDEMNITIES

10.1	Definitions

10.1.1	In this Agreement:

"Protected Party"
means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

"Qualifying Lender"	means:

(a)	a Lender (other than a Lender within sub-paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made;

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(I)	a company resident in the United Kingdom;

(II)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (for the purposes of section 19 of the CTA); or

(iii)	a Treaty Lender; or

(b)	a building society (as defined for the purpose of section 880 of the ITA);

"Tax Confirmation"	means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the CTA) of the company;

"Tax Credit"	means a credit against, relief or remission for, or repayment of any Tax;

"Tax Deduction"	means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

"Tax Payment"	means either the increase in a payment or the increased payment made by the Borrower to a Finance Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity);

"Treaty Lender"	means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

"Treaty State"	means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest;

"UK Non-Bank Lender"	means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

10.1.2	Unless a contrary indication appears, in this Clause 10 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

10.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

10.2.2
The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.   Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  In addition, if a Lender becomes aware that it ceases to be a Qualifying Lender it will promptly notify the Agent. If the Agent receives such notification from a Lender it shall promptly notify the Borrower.

10.2.3
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

10.2.4	A payment shall not be increased under Clause 10.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

10.2.4.1
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

10.2.4.2	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (a)(ii) of the definition of Qualifying Lender, and:

10.2.4.2.1
an officer of HMRC has given (and not revoked) a direction (a "Direction") under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from the Borrower a Certified Copy of that Direction; and

10.2.4.2.2	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

10.2.4.3	the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (a)(ii) of the definition of Qualifying Lender and:

10.2.4.3.1	the relevant Lender has not given a Tax Confirmation to the Borrower; and

10.2.4.3.2
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purposes of section 930 of the ITA; or

10.2.4.4
the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 10.2.7 below.

10.2.5
If the Borrower is required to make a Tax Deduction,  the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

10.2.6
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.2.7
Subject to Clause 10.2.8 below, a Treaty Lender and the Borrower shall co-operate in promptly completing any procedural formalities necessary for the Borrower to obtain authorisation to make any payment to which that Treaty Lender is entitled without a Tax Deduction or to allow the Treaty Lender to obtain a refund of an amount in respect of any Tax Deduction made, including, to the extent reasonably practicable, making and filing an appropriate application for relief under such treaty to the German tax authorities within two business days.

10.2.8	Nothing in Clause 10.2.7 above shall require a Treaty Lender to:

10.2.8.1	register under the HMRC DT Treaty Passport scheme; or

10.2.8.2
file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 10.2.9 below or Clause 10.8 below, and the Borrower has not complied with its obligations under Clause 10.8.2 below.

10.2.9
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, shall include an indication to that effect (for the benefit of the Agent) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The Original Lender).

10.2.10	The Lender shall use reasonable endeavours to notify the Borrower if its passport is withdrawn.

10.2.11
For the avoidance of doubt, if a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 10.2.9 above or Clause 10.8.1 below, the Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in the Utilisation.

10.2.12
The Borrower shall not (and shall ensure that no Security Provider shall) (save to the extent required by law) provide HMRC with a copy of this Agreement or any other Finance Document without the prior written consent of the Agent.

10.2.13	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

10.3	Tax indemnity

10.3.1
The Borrower shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

10.3.2	Clause 10.3.1 above shall not apply:

10.3.2.1	with respect to any Tax assessed on a Finance Party:

10.3.2.1.1
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

10.3.2.1.2	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction;

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

10.3.2.2	to the extent a loss, liability or cost:

10.3.2.2.1	is compensated for by an increased payment under Clause 10.2 (Tax gross-up); or

10.3.2.2.2	would have been compensated for by an increased payment under Clause 10.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 10.2.4 (Tax gross-up) applied.

10.3.3
A Protected Party making, or intending to make a claim under Clause 10.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

10.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 10.3, promptly notify the Agent.

10.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

10.4.1	a Tax Credit is attributable to the circumstances giving rise to the Borrower's obligations to make that Tax Payment or to that Tax Payment; and

10.4.2	that Finance Party has obtained, fully utilised and retained that Tax Credit;

that Finance Party shall pay to the Borrower such amount, if any, as that Finance Party determines will leave it (after such payment) in the same after-Tax position in respect of its Tax liabilities than it would have been in had the Borrower not been required to make the Tax Payment,.

10.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, SDLT, registration and other similar Taxes payable in respect of the Property or any Transaction Document (other than a Transfer Certificate).

10.6	Value added tax

10.6.1
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 10.6.3 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall promptly pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall provide an appropriate VAT invoice to such Party).

10.6.2
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

10.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Finance Party determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment in respect of the VAT from the relevant tax authority.

10.6.4
Any reference in this Clause 10.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

10.7	Lender Status Confirmation

10.7.1
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower or any Security Provider, which of the following categories it falls in:

10.7.1.1	not a Qualifying Lender;

10.7.1.2	a Qualifying Lender (other than a Treaty Lender); or

10.7.1.3	a Treaty Lender.

10.7.2
If a New Lender fails to indicate its status in accordance with this Clause 10.7 then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 10.7.

10.8	HMRC DT Treaty Passport scheme confirmation

10.8.1
A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, shall include an indication to that effect (for the benefit of the Agent) in the Transfer Certificate which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate.

10.8.2
Where a New Lender includes the indication described in Clause 10.8.1 above in the relevant Transfer Certificate, the Borrower shall file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

11.	INCREASED COSTS

11.1	Increased costs

11.1.1
Subject to Clause 11.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation (being an interpretation with which it is customary for persons carrying on a similar business in similar circumstances to comply with), administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

11.1.2	In this Agreement "Increased Costs" means:

11.1.2.1	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

11.1.2.2
an additional or increased cost (including, without limitation, an additional or increased cost arising as a result of Basel II or Basel III (or any revision thereof or replacement or successor thereto)); or

11.1.2.3	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into this Agreement, its Commitment or funding or performing its obligations under any Finance Document or as a result of the introduction of, or changeover to, or operation of, the euro.

11.2	Increased cost claims

11.2.1
A Finance Party intending to make a claim pursuant to Clause 11.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

11.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

11.3	Exceptions

11.3.1	Clause 11.1 (Increased costs) does not apply to the extent any Increased Cost is:

11.3.1.1	attributable to a Tax Deduction required by law to be made by the Borrower;

11.3.1.2
compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 10.3.2 (Tax indemnity) applied);

11.3.1.3	compensated for by the payment of the Mandatory Cost;

11.3.1.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

11.3.2	In this Clause 11.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 10.1 (Definitions).

11.4	Non-Disclosure

Nothing in this Clause 11 (Increased Costs) will require a Finance Party to disclose any information which it regards as confidential or commercially sensitive.  Any information disclosed to the Borrower shall be kept confidential by the Borrower and its Affiliates.

12.	OTHER INDEMNITIES

12.1	Currency indemnity

12.1.1
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

12.1.1.1	making or filing a claim or proof against the Borrower;

12.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

12.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

12.2.1
The Borrower shall, on demand, indemnify each Finance Party against (or pay to a Finance Party for the account of any of its Affiliates) any cost, loss or liability incurred or sustained or to be incurred or sustained by that Finance Party or any of its Affiliates as a result of:

12.2.1.1
following service of a Utilisation Request the Loan (or any part thereof) not being made on the Utilisation Date and/or before the last day of the Availability Period by reason of (a) the non-fulfilment of any of the conditions precedent listed in Schedule 2 (Conditions Precedent) or otherwise applicable to such Utilisation or the operation of any one or more provisions of this Agreement (other than by reason of the wilful default or gross negligence of that Finance Party or its Affiliate alone) or otherwise and/or (b) the Borrower not completing the  Refinancing on the Utilisation Date and/or (c) the Borrower declining to accept the Loan or otherwise claiming that it no longer requires the Loan or not requesting the Loan for whatever reason;

12.2.1.2	the occurrence of any Event of Default;

12.2.1.3	any action taken by a Finance Party under or pursuant to Clause 19.27 (Acceleration);

12.2.1.4
a failure by the Borrower or any Security Provider to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

12.2.1.5	any prepayment, or any accelerated repayment, or any other repayment, other than in accordance with Clause 6.1 (Repayment of Loan), of the Loan or part thereof;

12.2.1.6	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12.2.2
The Borrower's liability under Clause 12.2.1 above shall include without limitation its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.2.3	Any certifications issued by the Agent or a Finance Party to the Borrower in relation to this Clause 12 shall be conclusive and binding on the Borrower save in the case of manifest error.

12.3	Indemnity to the Finance Parties

The Borrower shall promptly indemnify a Finance Party against any cost, expense, loss or liability incurred by a Finance Party as a result of:

12.3.1	investigating any event which it reasonably believes to be a Default; or

12.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

12.4	Indemnity to the Security Agent

12.4.1	The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by the Security Agent as a result of:

12.4.1.1	the taking, holding, protection and/or enforcement of the Security created (or intended to be created) under the Security Documents;

12.4.1.2	the exercise of any of the rights, powers, discretions and/or remedies vested in the Security Agent and/or each Receiver and/or Delegate by the Finance Documents or by law; and/or

12.4.1.3	any default by the Borrower or any Security Provider in the performance of any of the obligations expressed to be assumed by them in the Finance Documents.

12.4.2
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 12.4.1 above.

12.5	Environmental indemnity

The Borrower shall, within three Business Days of demand by the Agent, indemnify the Finance Parties from and against any payments, losses or damages incurred by any Finance Party (together with any costs of defending (successfully or otherwise) any claim) arising from or based on Environmental Law which relates to the Property or any business undertaken at, on or from the Property.

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

13.1.1
Each Lender shall, in consultation with the Borrower (for no longer than 10 Business Days), take all reasonable steps available to it to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 10.2.1 (Tax Gross-up), or Clause 11 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

13.1.2	Clause 13.1.1 above does not in any way limit the obligations of the Borrower and the Security Providers under the Finance Documents.

13.2	Limitation of liability

13.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

13.2.2	A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction Expenses

The Borrower shall on demand promptly pay the Finance Parties the amount of all costs and expenses (including, without limitation, all legal fees, (and, in the case of the Security Agent, Receiver or Delegate) surveyors' fees, environmental fees, valuers' fees, and consulting fees) and registration) reasonably incurred by any of them in connection with the negotiation, preparation and execution of:

14.1.1	this Agreement, the other Finance Documents and any other documents referred to in this Agreement; and

14.1.2	any other Finance Documents (other than a Transfer Certificate) executed after the date of this Agreement (including pursuant Clause 6.2 (Extension of Maturity Date)).

14.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 26.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by each Finance Party (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement costs

The Borrower shall, on demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and valuers' fees) incurred by that Finance Party (or any Receiver or Delegate on behalf of the Security Agent) in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security constituted by the Security Documents or enforcing or preserving such rights.

14.4	Security Agent's costs

14.4.1
The Borrower shall, within 3 Business Days of written demand by the Security Agent, pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the release of any Security constituted or intended to be constituted by the Security Documents.

14.4.2	In the event of:

14.4.2.1	an Event of Default which is continuing; and/or

14.4.2.2
the Security Agent being requested by the Borrower or, following an Event of Default which is continuing, the Majority Lenders to undertake duties of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents;

then, in each case, the Borrower shall pay to the Security Agent any additional remuneration requested or determined by the Security Agent (which remuneration must be reasonably incurred in the case of Clause 14.4.2.2).

14.5	Tenant Dispute Costs

The Borrower shall, within 3 Business Days of written demand by the Agent, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with a Tenant Dispute.

15.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 15 to each Finance Party.

15.1	Status

15.1.1
Each of the Borrower and each Security Provider is a corporation, duly incorporated and validly existing under the law of its respective jurisdiction of incorporation, and possesses the capacity to sue and be sued in its own name.

15.1.2	The Borrower and each Security Provider has the power to own its respective assets and carry on its respective business as it is being conducted.

15.1.3	The Borrower's COMI is situated in England and Wales or its jurisdiction of incorporation and it has no Establishment other than in England and Wales or its jurisdiction of incorporation.

15.2	Binding obligations

Subject to registration at the Land Registry and the Registry of Corporate Affairs in the British Virgin Islands, as appropriate (and any registrations or notifications required in Luxembourg), the obligations expressed to be assumed by the Borrower and each Security Provider in each Transaction Document to which it is or will be a party are (or will be when executed and completed) legal, valid, binding and (subject to the Reservations) enforceable.

15.3	Non-conflict with other obligations

The entry into and performance by the Borrower and each Security Provider of, and the transactions contemplated by, the Transaction Documents to which it is or will be a party do not and shall not:

15.3.1
conflict with or contravene any applicable law or regulation or any applicable order of any governmental authority, regulator, body or agency or any judgment or order or any decree of any court having jurisdiction over it; nor

15.3.2
conflict with or contravene its constitutional documents (and in particular do not and shall not violate, or exceed any borrowing or other power or restriction granted or imposed by its constitutional documents or) any law to which it or its assets are subject; nor

15.3.3
conflict with or contravene, or result in any breach of, or constitute a default under any agreement or instrument binding upon it or any of its assets (including, without limitation, any other Transaction Document, or any Authorisation to which it is subject); nor

15.3.4
(save as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets (in the case of the Borrower) or any of its Security Assets (in the case of a Security Provider).

15.4	Power and authority

Each of the Borrower and each Security Provider has the power, capacity and authority to enter into and perform and deliver, and has taken all necessary corporate and other action to authorise the entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated thereby.

15.5	Validity

Subject to registration at the Land Registry and the Registry of Corporate Affairs in the British Virgin Islands, as appropriate, all Authorisations required:

15.5.1
to enable the Borrower and each Security Provider lawfully to carry out its objects and to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is or will be a party;

15.5.2	to make the Transaction Documents to which it is or will be a party valid, enforceable and admissible in evidence in its jurisdiction of incorporation; and

15.5.3	for the proper conduct of its business, trade, and activities;

have been obtained or effected and are in full force and effect or, in each case, will where required be obtained or effected, and the Borrower and each Security Provider is not aware of any circumstances which are likely to result in any such Authorisations being varied, superseded, challenged or revoked.

15.6	Governing law and enforcement

15.6.1
The choice of English law as the governing law of the Finance Documents (other than the Security over Shares and the Security over Loans) will be recognised and enforced in its jurisdiction of incorporation.

15.6.2
Any judgment obtained in England (or, where applicable, the British Virgin Islands or Luxembourg) in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

15.7	No default

15.7.1	No Default is continuing nor would reasonably be expected to result from the making of any Utilisation.

15.7.2	No Event of Default is continuing.

15.7.3
No other event or circumstance is outstanding which constitutes a default by the Borrower or a Security Provider under any other agreement or instrument (including any other Transaction Document) which is binding on the Borrower or to which its assets are subject which has or would reasonably be expected to have a Material Adverse Effect.

15.7.4
No other event or circumstance is outstanding which would, with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination, or any combination of the foregoing, constitute a default under any other agreement or instrument (including any other Transaction Document) which is binding on the Borrower or any Security Provider or to which its respective assets (or, in the case of a Security Provider, its Security Assets) are subject which has or would reasonably be expected to have a Material Adverse Effect.

15.8	Pari passu ranking

The Borrower's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.9	Deduction of Tax

The Borrower is not required under either the law of England and Wales nor the law of its jurisdiction of incorporation or any other relevant law to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any lender falling within paragraphs (a)(i), (a)(ii) and (b) of the definition of "Qualifying Lender" or any Treaty Lender which has registered and remains registered under the HMRC DT Treaty Passport Scheme and has so notified the Borrower or any Treaty Lender in respect of which the Borrower has been notified by HMRC that it must not withhold any amount in respect of UK tax from payments of interest to that Treaty Lender pursuant to a successful claim from relief by that Treaty Lender under a relevant Treaty.

15.10	Insolvency

15.10.1	No:

15.10.1.1	corporate or other action, legal proceedings or other procedure or step as described in Clause 19.7 (Insolvency Proceedings); nor

15.10.1.2	creditor's process as described in Clause 19.9 (Creditors' process);

has been taken or started or (to the knowledge of the Borrower having made due enquiry) threatened in relation to the Borrower or any Security Provider.

15.10.2
None of the circumstances described in Clause 19.6 (Insolvency), Clause 19.8 (Applications, appointments or enforcements), or Clause 19.10 (Analogous Proceedings) applies to the Borrower or any Security Provider.

15.11	Security

15.11.1	There is no Security affecting:

15.11.1.1	the Property of any other property, assets and undertaking (present and future) of the Borrower; nor

15.11.1.2	any of the share capital of the Borrower or any other Security Assets of a Security Provider;

in each case other than as expressly permitted under Clause 18.2.1 (Negative pledge).

15.11.2
From the Utilisation Date the Borrower has not given any guarantee, indemnity or other assurance against loss in relation to the liability of any other person (other than pursuant to the Finance Documents).

15.11.3
Any guarantee, indemnity or other assurance against loss in relation to the liability of any other person given or entered into by the Borrower prior to the Utilisation Date has been terminated and is no longer continuing and/or has ceased to have any effect.

15.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect have been started or are pending or (to the best knowledge and belief of the Borrower, having made due enquiry) threatened against the Borrower or any Security Provider.

15.13	No misleading information

15.13.1
Any written report, appraisal, certificate, document, or opinion, or other written information provided by or on behalf of the Borrower, any Security Provider, the Asset Manager or any member of the Sponsor's group (and/or their respective advisers) to the Agent or any other Finance Party (and/or their advisers) in relation to the Transaction Documents and the transactions contemplated by them (including without limitation any such information delivered as (or contained in any) conditions precedent to this Agreement) (together the "Information") was:

15.13.1.1
 (in the case of any estimate, forecast or projection) prepared in good faith on the basis of recent historical information properly compiled and on the basis of fair and reasonable assumptions, as at the date it was provided or the date at which it (or any Report on Title or Valuation of which it forms part) is stated; and

15.13.1.2
(in the case of any expression of opinion or intention) arrived at after careful consideration at the appropriate levels, having taken appropriate advice, and was believed to be fair and based on reasonable assumptions, as at the date it was provided or the date at which it (or any Report on Title or Valuation of which it forms part) is stated.

15.13.1.3
(in the case of any factual or other Information) true, complete and accurate in all material respects as at the date it was provided and as at the date (if any) at which it (or any Report on Title or Valuation of which it forms part) is stated.

15.13.2
Neither the Borrower, any Security Provider nor the Asset Manaer or any member of the Sponsor's group (nor their respective advisers) has omitted to disclose to, or withheld from, the Agent, any other Finance Party, or its advisers any information with respect to the Borrower or any Security Provider, the Refinancing or the Property which, if disclosed, would reasonably be expected to  adversely affect the decision of the Original Lender or any prospective Lender considering whether to enter into any Finance Document.

15.13.3
Nothing has occurred which renders any Information supplied by the Borrower, a Security Provider, the Asset Manager or a member of the Sponsor's group or their advisers to the Agent, any other Finance Party or their advisers misleading or untrue in any material respect.

15.14	Valuation and Report on Title

15.14.1	All written information provided by, or on behalf of, the Borrower, and/or any Security Provider, the Asset Manager or any member of the Sponsor's group to:

15.14.1.1	the Valuer for the purposes of the most recent Valuation;

15.14.1.2	the Borrower's Solicitors in connection with preparing the Report on Title;

15.14.1.3	the Agent's Solicitors in connection with preparing the Overview Report and any queries raised by the Agent's Solicitors of the Borrower's Solicitors in respect of the Report on Title; and

15.14.1.4	any other relevant report provider for the purposes of any other report;

is in each case, complete and accurate in all material respects as at the date it was provided or as at the date at which it was stated and no material information has been omitted.

15.14.2
There has been no change to the information or confirmations provided pursuant to this Clause 15.14 in relation to the most recent Valuation or the Report on Title or the Overview Report from the date such information was provided (to, in the case of the Report on Title and Overview Report only, the Utilisation Date and, in the case of the most recent Valuation, to the date of such Valuation) which renders that information untrue or misleading in any material respect.

15.14.3
No information has been withheld or omitted by the Borrower, a Security Provider, the Asset Manager or a member of the Sponsor's group (or their respective advisers) prior to the date of the Report on Title or a Valuation which may be material to, or which may materially adversely affect the conclusions of the Report on Title or the most recent Valuation.

15.15	Title to assets

15.15.1
The Borrower is, on and with effect from the Utilisation Date, the sole legal and beneficial owner of, and has good (save as properly, fairly and expressly disclosed in the Report on Title), marketable and valid title (which was acquired with full title guarantee) to, the Property.

15.15.2	The Borrower is, on and with effect from the Utilisation Date, the sole legal and beneficial owner of, and has a good and valid title to, its other assets.

15.15.3	With effect from the Utilisation Date, each Security Provider is the sole legal and beneficial owner of and has good and valid title to its Security Assets.

15.16	Property

15.16.1	The Borrower does not have any freehold, commonhold or leasehold interest, legal or beneficial or otherwise, in any real property other than the Property.

15.16.2
 (Other than Occupational Leases and Headleases (a) existing at the date of this Agreement and properly, fairly and expressly disclosed in the Report on Title or (b) permitted by this Agreement pursuant to Clause 18.3.4 (Occupational Leases and Headleases)), the Borrower's interest in the Property is free from any agreement for lease, sub-lease, licence, tenancy, overriding lease or other occupational arrangement or overriding interest.

15.16.3
Other than as properly, fairly and expressly disclosed in the Report on Title, the Borrower's interest in the Property is not subject to any overage, pre-emption right or option with respect to the title to the Property (or any part thereof) that will remain in existence on or after the Utilisation Date.

15.16.4
Save as properly, fairly and expressly disclosed in the Report on Title there are no covenants, agreements, stipulations, reservations, conditions, interests or rights which could materially and adversely affect the value of the Borrower's interest in the Property.

15.16.5	The Property is in good and substantial repair.

15.16.6	It has received no notice of any bona fide adverse claim, nor has any acknowledgement been given, in respect of the ownership of the Property, or the Borrower's interest in the Property.

15.16.7	Save as properly, fairly and expressly disclosed in the Report on Title no facility necessary for the enjoyment and use of the Property may be terminated or curtailed.

15.16.8
Save as properly, fairly and expressly disclosed in the Report on Title no material breach has occurred and is continuing under any Occupational Lease which has not been remedied to the satisfaction of the Agent; and no breach has occurred under any Headlease.

15.16.9	Save as properly, fairly and expressly disclosed in the Report on Title, each Occupational Lease and Headlease is in full force and effect.

15.16.10
Save as properly, fairly and expressly disclosed in the Report on Title,  there subsists no breach of any law or regulation (including any Environmental Law or planning laws including without limitation the Planning Acts) which would reasonably be expected to have a Material Adverse Effect or which materially adversely affects the value of the Property.

15.16.11
Save as properly, fairly and expressly disclosed in the Report on Title the Borrower has complied in all material respects with the provisions of the applicable Planning Acts relevant to it and all relevant building regulations or building bye-laws in respect of all developments, alterations and improvements to the Property, where failure to comply would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property.

15.17	Environmental matters and Dangerous Substances

15.17.1
The Borrower has at all times complied (and has used reasonable endeavours to procure that the tenants under the Occupational Leases have complied) (including the obtaining of and compliance with all material Environmental Licences necessary for the ownership and operation of the Property) with all applicable Environmental Law (including, without limitation, in relation to the Property's use, occupation, development and condition) in each case where failure to do so has or would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property.

15.17.2
Save as properly, fairly and expressly disclosed in the Environmental Report, there are no Environmental Claims nor any matters which could give rise to any Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property.

15.17.3
Save as properly, fairly and expressly disclosed in the Environmental Report, no Dangerous Substance has been used, disposed of, dealt with or is otherwise present at, in, on, from or under the Property (whether or not then within the ownership, occupation or control of the Borrower) and there is no Environmental Contamination in each case which has or would  reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property.

15.17.4
To the Borrower's best knowledge and belief, no other property or premises currently or formerly owned, leased or occupied by the Borrower is or has been contaminated with any Dangerous Substance in circumstances where it is likely to incur a liability under Environmental Law or any Environmental Licence including, without limitation, a liability to take any action for or to pay for remediation.

15.18	Insurances

All Insurances required to be put in place by the terms of this Agreement and any Occupational Lease and any Headlease are, or, at the time they are required to be maintained or effected, will be, in full force and effect and no event or circumstance has occurred, nor has there been any omission by it to disclose a fact, which might reasonably be expected to in either case entitle any insurer to avoid or otherwise to reduce its liability under any policy relating to the Insurances.

15.19	Status of Security and Registration

Subject only to registration at the Land Registry and the Registry of Corporate Affairs in the British Virgin Islands, as appropriate (and to any registrations required in Luxembourg):-

15.19.1
each Security Document confers (or shall when executed and delivered confer) the Security and priority it purports to confer over all of the assets referred to in it (save that insofar as the Debenture purports to create fixed charges over assets which the Borrower (as chargor thereunder) may dispose of without consent, or have actual control over, such fixed charges may be treated by a court as floating charges);

15.19.2	no Security Document is liable to avoidance on liquidation, administration or bankruptcy, composition or any other similar or analogous insolvency proceedings; and

15.19.3
no other filing, registration or other Authorisation is required, which has not been made or obtained, in respect of any Security Document in order to ensure its (and the Security constituted thereby) legality, validity, enforceability or priority.

15.20	No Other Business

15.20.1	Without prejudice to Clauses 15.20.4, 15.20.5 and 15.20.7, the Borrower has not with effect from the Utilisation Date:

15.20.1.1	engaged in any business, trade or activities, either alone or in partnership or joint venture; nor

15.20.1.2	incurred any liabilities (whether actual or contingent);

other than the financing, ownership, letting and management of the Property, and ancillary and connected activities.

15.20.2	Any liabilities incurred by the Borrower prior to the Utilisation Date have been discharged in full.

15.20.3	The Borrower has no Subsidiaries.

15.20.4
With effect from the Utilisation Date the Borrower has no Financial Indebtedness outstanding, nor has it given any other assurance against loss in relation to the liability of any other person, other than Permitted Financial Indebtedness.

15.20.5	Any Financial Indebtedness incurred by the Borrower prior to the Utilisation Date has been discharged in full.

15.20.6
The Borrower is not a party to any material agreement or arrangement other than the Transaction Documents (or as expressly contemplated by the Finance Documents) and (a) any Occupational Lease either (i) existing at the date of this Agreement and properly, fairly and expressly disclosed in the Report on Title or (ii) expressly permitted under this Agreement, or any ancillary documents to any of such documents in connection with the financing, ownership, letting and management of the Property; or (b) those which have been terminated, or ceased to have effect, on or prior to the Utilisation Date.

15.20.7	The Borrower does not have, nor has it had, nor will it have, any employees nor any liability in respect of any pension scheme or retirement planning benefit.

15.21	Accounts

15.21.1	The audited accounts or financial statements of the Borrower most recently delivered to the Agent:

15.21.1.1	comply with the relevant companies legislation of its jurisdiction of incorporation and were prepared in accordance with applicable GAAP consistently applied;

15.21.1.2	have been audited by its auditors;

15.21.1.3
give a true and fair view of or present fairly (in the case of its annual accounts), or fairly represent (in the case of other accounts) the financial condition and operations of the Borrower, as at the date to which they were drawn up, and there has been no material adverse change in the business or financial condition of the Borrower which is not attributable to the diminution in the Market Value of the Property caused by market conditions or any of the matters set out in Clause 19.22 (Material Leases), but without prejudice to such Clause, since the date to which those accounts or financial statements were drawn up and the date of delivery of those accounts or financial statements.

15.21.2
The budgets and projections set out in the Annual Budget supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

15.22	Taxes

15.22.1
Save as properly, fairly and expressly disclosed in the PWC Tax Report, it has filed or will file, or has procured the filing of, all tax and informational returns that are required to have been filed by it, and has paid, accounted for or discharged all taxes due and payable from it against its assets within the time period allowed for such filings and payments without incurring any penalties for late or non-filing or late or non-payment and, to the extent any Taxes are due, it has established reserves that are adequate for the payment of those Taxes.

15.22.2
It has paid any stamp, documentary or other tax required for the enforceability or admissibility in evidence in any court in the British Virgin Islands or Luxembourg or the United Kingdom of any Transaction Document (other than a Transfer Certificate).

15.22.3
The Borrower is authorised under Regulation 17 of the Taxation of Income (Non-Residents) Regulations 1995 to receive Rental Income from tenants without the deduction of tax, and has not received any notice from the Board of HMRC of withdrawal of approval under Regulation 19 of the Taxation of Income from Land (Non-residents) Regulations 1995 and the Borrower is not aware of why any such notice might be issued.

15.23	VAT

15.23.1	The Borrower is a taxable person and is registered with HMRC for the purposes of VAT.

15.23.2	From the Utilisation Date the Borrower is not part of a VAT group which contains any other person.

15.23.3	The Borrower has validly opted to tax the Property within the meaning of paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 and has duly notified this election to HMRC.

15.24	Ownership

15.24.1
From the Utilisation Date the Borrower’s entire issued share capital is legally and beneficially owned and controlled by the Shareholder and is fully paid up and not subject to any pre-emption, option, purchase or similar rights.

15.24.2	The Shareholder’s entire issued share capital is directly or indirectly legally and beneficially owned and controlled by the Sponsor.

15.24.3	The Structure Chart is true, complete and correct and shows the (direct and indirect) ownership and control of the Borrower and its Affiliates.

15.25	Acting as Principal and British Virgin Islands tax resident

15.25.1
In all matters relating to this Agreement and the other Finance Documents, the Borrower acts as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party.

15.25.2	The Borrower is a British Virgin Islands tax resident for the purposes of the treaties against double taxation entered into by the British Virgin Islands.

15.26	Share Purchase Agreement

15.26.1	There is no prohibition in the Share Purchase Agreement on assignment or charging the same in favour of the Security Agent.

15.26.2
There is no material breach, dispute, repudiation or disclaimer of liability under the Share Purchase Agreement which would reasonably be expected to materially and adversely affect the rights of the Finance Parties in respect of the Share Purchase Agreement or in respect of the title to the shares in the Borrower.

15.26.3	No circumstances subsist whereby the Share Purchase Agreement would be rendered or adjudged to be void, unenforceable or capable of rescission or revocation.

15.26.4
The Share Purchase Agreement has not been amended, extended, varied, released, surrendered, assigned, transferred, novated or terminated, nor has any breach of any provision thereof been waived, nor has any consent, waiver or approval been given, or discretion exercised, thereunder, in each case without the prior written consent of the Agent (save for any variation or amendment of a minor or technical nature) which would reasonably be expected to materially and adversely affect the rights of the Finance Parties in respect of the Share Purchase Agreement or the title to the shares in the Borrower.

15.27	UK Establishment

Neither the Borrower nor any Security Provider has (nor has it had) any UK establishment registered for the purposes of the Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009, and neither has the Borrower nor any Security Provider registered any UK establishment under any alternative or trading name under section 1048 of the Companies Act 2006, for the purposes of the aforementioned Regulations, or otherwise.

15.28	Repetition

15.28.1
The representations and warranties set out in this Clause 15 are made on the date of this Agreement, and are deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request and on the Utilisation Date.

15.28.2	The Repeating Representations are deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each Interest Payment Date.

15.28.3
The representations and warranties set out in Clause 15.14.1.1, 15.14.2 and 15.14.3 (Valuation and Report on Title) are further deemed to be repeated by the Borrower (with respect to a Valuation) on the date of delivery of any Valuation.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Financial statements

The Borrower shall supply to the Agent (with sufficient copies for each Finance Party):

16.1.1
as soon as the same become available (and in any event within 180 days of the end of each of its financial years) the audited accounts and financial statements (including without limitation profit and loss statements) and (if required by law to be consolidated) the consolidated audited accounts and financial statements for that financial year of the Borrower;

16.1.2
if the same are not publicly available, as soon as the same become available (and in any event within 180 days of the end of each of its financial years) the audited accounts and financial statements (including without limitation profit and lost statements) and (if required by law to be consolidated) the consolidated audited accounts and financial statements for that financial year of the Sponsor;

16.1.3
such additional information (including, without limitation, financial and operational) regarding the Borrower, each Security Provider, the Sponsor, the Property and/or the management of the Property, and (where applicable) any financial information required pursuant to § 18 Kreditwesengesetz, in each case as the Agent may reasonably request;

16.1.4
no later than 5 Business Days before each Interest Payment Date, a Compliance Certificate, signed by one director of the Borrower setting out (in sufficient detail to be clear) the computations required to show compliance with Clause 17.1 (Financial Covenants) and confirming that no Default is continuing.

16.2	Requirements as to financial statements

16.2.1
Each set of financial statements delivered pursuant to Clause 16.1 (Financial statements) shall be certified by one director and the auditors (as the case may be) of the relevant entity as giving a true and fair view of or fairly presenting its financial condition and operations as at the date as at which those financial statements were drawn up.

16.2.2	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 16.1 (Financial statements) is prepared using GAAP as applied in the British Virgin Islands.

16.2.3
The Borrower must notify the Agent of any change to the manner in which its (or any Security Provider's or Sponsor's) audited financial statements are prepared and must deliver to the Agent (if so requested):

16.2.3.1	a full description of any such change; and

16.2.3.2
sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by each set of financial statements prepared on the changed basis and the financial statements delivered to the Agent under this Agreement before such change took place.

16.3	Know Your Customer Checks

16.3.1
The Borrower shall (and shall procure that the Security Providers shall) at all times comply in all respects with all applicable Money Laundering Regulations and promptly provide to the Agent such information and identification or other evidence as the Agent (or any other Finance Party or prospective Finance Party) may from time to time require to ensure compliance with Money Laundering Regulations.

16.3.2	Without prejudice to the generality of the foregoing, if:

16.3.2.1
the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including, without limitation, the Money Laundering Regulations) made after the date of this Agreement;

16.3.2.2
any change in the status of the Borrower, a Security Provider or the composition of the shareholders or partners (whether direct or indirect) of the Borrower or a Security Provider after the date of this Agreement (but excluding any change to the ownership or shareholding of the Sponsor); or

16.3.2.3	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer;

obliges a Finance Party (or, in the case of Clause 16.3.2.3, any prospective new Lender) to comply with know your customer checks or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall procure that each Security Provider shall) promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the relevant Finance Party or, in the case of the event described in Clause 16.3.2.3, on behalf of any prospective new Lender) in order for the Agent, the Finance Party or, in the case of the event described in Clause 16.3.2.3, any prospective new Lender to comply with all Money Laundering Regulations and to carry out and be satisfied with the results of all necessary know your customer checks or other checks in relation to any relevant person pursuant to the transactions contemplated in or by the Finance Documents.

16.3.3
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to comply with all Money Laundering Regulations, and to carry out and be satisfied with the results of all necessary know your customer checks or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in or by the Finance Documents.

16.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders,:

16.4.1
promptly upon becoming aware of the same, details of any litigation, arbitration, administrative or alternative dispute resolution proceedings relating to it or a Security Provider which are current, threatened or pending, in each case which have or would reasonably be expected, if adversely determined, to have a Material Adverse Effect (together, in each case, with details of how it proposes to conduct such proceedings or otherwise to resolve the dispute in question);

16.4.2	forthwith, upon becoming aware of the same, details of any claim made under any Insurance, or against or by the Vendor;

16.4.3	at the same time as they are dispatched, all material documents dispatched by it to its shareholders/members/partners (or any class of them) or its creditors generally;

16.4.4	forthwith, upon becoming aware of the same, details of any event which has or would reasonably be expected to have a Material Adverse Effect;

16.4.5
promptly upon receipt by it of the same, a copy of each inspection and other report prepared by any authorising or regulatory body in relation to the occupation of the Property, any Occupational Lease or Headlease;

16.4.6	promptly upon becoming aware of the same, details of any notice of any adverse claim in respect of the Property or any interest in the Property;

16.4.7
within seven Business Days after receipt of the same by the Borrower, any application, requirement, order or notice served or given by a public, local or other authority relating to the Property (or any part of it) (in each case not covered by Clauses 16.4.1 to 16.4.6 (inclusive) above) (together with details of the steps taken or proposed to be taken by way of compliance);

16.4.8	promptly upon receipt by it of the same, any final valuation received by or on behalf of the Borrower (or any Security Provider or the Sponsor) in respect of the Property;

16.4.9
promptly, such additional information (not covered by Clause 16.1.3) regarding the Borrower, each Security Provider, (to the extent not publicly available) the Sponsor and/or the Property as the Agent (or any Finance Party) may reasonably request;

16.4.10
promptly upon becoming aware of them, details of the occurrence of any event or circumstance referred to in Clauses 19.6 (Insolvency) to 19.10 (Analogous Proceedings) in respect of any Material Tenant or any Material Tenant Surety; and

16.4.11
promptly upon becoming aware of the same (and without prejudice to any other obligations of the Borrower hereunder), details of any notice served by or in respect of, or any breach by any tenant of its obligations under any Occupational Lease or Headlease, or notification that any Occupational Lease or Headlease ceases to be in full force and effect (other than by terminating on its expiry date) or has been amended or varied (save as expressly permitted hereunder).

16.5	Information: Tenant Dispute

16.5.1
The Borrower shall supply to the Agent such information as the Agent requires in relation to a Tenant Dispute including without limitation all correspondence and other communications in relation thereto.

16.5.2
The Borrower shall provide the Agent with the fullest opportunity to consult with the Borrower on the progress of a Tenant Dispute including without limitation regarding the relative merits of such a Tenant Dispute and the prospects and timing of its settlement or resolution by the courts or arbitration as relevant and the Agent (with or without its advisers) shall additionally be entitled to attend all and any meetings with the Material Tenant (and/or its representatives) in relation to such Tenant Dispute.

16.6	Notification of default

16.6.1	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

16.6.2
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.7	Share Purchase Agreement

16.7.1
The Borrower shall inform the Agent promptly upon becoming aware of any occurrence or circumstance which is likely to result in a breach in any material respect of the Share Purchase Agreement by any party thereto or any other person.

16.7.2	The Borrower shall provide the Agent with copies of all notices and other communications received or given by the Shareholder under or in respect of the Share Purchase Agreement.

16.7.3
The Borrower shall provide the Agent with such information as it shall reasonably require in respect of the Share Purchase Agreement and in particular as to the satisfaction of any unfulfilled obligation of any party thereunder.

16.7.4	The Borrower will procure that the Shareholder will enforce all obligations covenants and warranties against the Vendor and any other party thereto under the Share Purchase Agreement.

17.	FINANCIAL COVENANTS

The Borrower covenants with each Finance Party as follows:

17.1	DSCR

17.1.1	The Borrower shall ensure that at all times the DS Cover shall not be less than 1:1.

17.1.2
The debt service cover ratio referred to in Clause 17.1.1 shall be tested by reference to the information provided pursuant to Clause 18.3.14 (Property Report), any Compliance Certificate delivered by the Borrower for that period and/or to the extent that the information referred to above and/or any Compliance Certificate is not provided, by reference to such other information as the Agent shall determine from time to time.

17.1.3	In this Clause 17.1, the following terms have the following meanings:

"Projected Interest and Amortisation"
means at any time the aggregate amount of:
(a) interest which the Agent determines will accrue due under this Agreement (taking account of net periodic amounts payable by or to the Borrower under any Hedging Arrangements); and

(b) the aggregate amount of Repayment Instalments due under this Agreement;

in each case during the next following period of 12 months (or, if such 12 months period extends beyond the Maturity Date, would have accrued if the Maturity Date had been extended accordingly); and

"Projected Net Rental Income"
at any time shall mean the aggregate amount of Net Rental Income which the Agent considers acting reasonably will be paid in respect of the Property during the next following period of 12 months and sums expected by the Agent (acting reasonably) to be standing to the credit of the Rectification Account during the next following period of 12 months and calculated on the assumptions that:
(a) Rental Income will only be taken into account where there is a legally valid and binding Occupational Lease in place;

(b) any Rental Income payable by a tenant or licensee in respect of which an event referred to in Clauses 19.6.1, 19.6.3, 19.6.4, 19.6.5, 19.6.7 (Insolvency), 19.7 (Insolvency Proceedings), 19.8.1 and 19.8.2 (Applications, appointments or enforcements), and/or 19.10 (Analogous Proceedings) has occurred will not be received;

(c) any valid and remaining break clause in any Occupational Lease will be exercised at the earliest available opportunity by the tenant or licensee under that Occupational Lease and with effect from that date the relevant part of the Property will remain vacant (unless the Agent, acting reasonably, has received evidence satisfactory to it that the tenant under the Occupational Lease has irrevocably and unconditionally agreed not to exercise that break option);

(d) any part of the Property where there is no subsisting Occupational Lease at that time is treated as being vacant at that time and thereafter (unless and to the extent that the Agent is satisfied (acting reasonably, and based on legal or other advice where it considers it appropriate) that there is a duly executed and delivered, valid and binding unconditional agreement for lease in respect of which Rental Income is expected to be paid at any time during the next following 12 months);

(e) there will be no rental uplift on any rent review under any Occupational Lease unless that rental uplift is fixed under the terms of that Occupational Lease or has been finally determined under those terms or agreed and a rent memorandum signed;

(f) the Rental Income to be received from any tenant or licensee under any Occupational Lease where any principle rent is in arrears for more than 30 days shall be zero.

17.2	DSCR Rectification

17.2.1
If the undertaking in Clause 17.1.1 is breached at any time and from time to time the Borrower shall promptly (but in any event no later than 10 Business Days after notification of such breach from the Agent) either:

17.2.1.1	prepay such amount of the Loan as will ensure that after such prepayment the Borrower is able to comply with such undertaking; or

17.2.1.2
deposit into the Rectification Account (as defined in Clause 20.1.1.1.4 (Designation of Control Account)) and over which Security shall be granted in form and substance satisfactory to the Security Agent and in respect of which the Security Agent shall be sole signatory in accordance with Clause 20.7.1 (Rectification Account)) such sum (the "Deposit") as shall, when added to the Projected Net Rental Income for the relevant period, ensure compliance by the Borrower with such undertaking.

17.2.2	Subject to Clause 17.2.3, the Borrower may by written notice to the Agent request that the Deposit be released from the Rectification Account; and if the Agent is satisfied that:

17.2.2.1	the undertaking in Clause 17.1.1 is and has been complied with (without taking account of the Deposit) on two consecutive Interest Payment Dates; and

17.2.2.2	no Event of Default is continuing or would result;

then the Agent shall release the Deposit (together with interest, if any, accrued thereon) to the General Account.

If, on the date which is 12 months after the date upon which the Deposit was credited to the Rectification Account, the Agent considers that Clause 17.1.1 is not then complied with (without taking account of any Deposit);

then:

(a)	the Deposit shall be ignored for the purpose of testing the undertaking in Clause 17.1.1 ;

(b)	any breach which induced such Deposit (and to the extent then continuing) shall be an Event of Default; and

(c)
the Agent may in its absolute discretion (and shall if requested so to do by the Borrower) apply the amounts standing to the credit of the Rectification Account in or towards prepayment of the Secured Liabilities (and the Borrower hereby irrevocably and unconditionally authorises such application).

17.2.3
Subject to Clause 17.2.4, notwithstanding anything to the contrary contained in this Agreement, the Borrower shall be entitled to exercise its rights under Clauses 17.2.1.1 or 17.2.1.2 to rectify a breach of Clause 17.1.1 no more often than once in any consecutive period of 12 months, and in any event no more often than three times during the term of the Facility.

17.2.4
Without prejudice to the provisions of Clause 17.2.3, if a breach of Clause 17.1.1 arises solely by virtue of a Tenant Dispute, the Borrower shall be entitled to exercise its rights under Clauses 17.2.1.1 or 17.2.1.2 only once in any consecutive period of 12 months, and in any event not more than once during the term of the Facility.

17.2.5	Any amount prepaid pursuant to this Clause 17.2 shall be made in accordance with and together with the amounts referred to in Clause 12.2 (Other Indemnities) and 7.4 (Restrictions).

18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 17.2 remain in force from the date of this Agreement for so long as any Secured Liabilities are outstanding or any Commitment is in force.

18.1	Positive Undertakings - General

The Borrower undertakes with each Finance Party that at all times from the Utilisation Date:

18.1.1	Authorisations

It shall (and shall procure that each Security Provider shall) promptly:

18.1.1.1	obtain, maintain in full force and effect and comply with the terms of;

18.1.1.2	supply to the Agent promptly upon receipt of the same, a certified copy of,

any Authorisation required from time to time under any law or regulation:

(a)	for the validity, legality, admissibility in evidence or enforceability of any Transaction Document to which it or a Security Provider is a party;

(b)	to enable it to perform its obligations under any Transaction Document to which it or a Security Provider is a party; and/or

(c)	to enable the Borrower to carry on all or any material part of its business.

18.1.2	Compliance

18.1.2.1
It shall comply in all respects with all laws to which it may be subject from time to time (including, without limitation, all Environmental Laws, the Planning Acts, and all laws relating to the occupation and use of the Property), if failure so to comply would reasonably be expected to have a Material Adverse Effect or would have a material and adverse effect on the value of the Property.

18.1.2.2
If there is an Event of Default which is continuing, the Borrower shall ensure that the Agent is authorised, at the cost of the Borrower, to take all reasonable steps (in the name of the Borrower or otherwise) to procure compliance with any such law or statutory requirement and make any objection or representation against any such law or statutory requirement that the Agent reasonably considers necessary.

18.1.3	Pari passu ranking

It shall procure that its and each Security Provider’s payment obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.1.4	Taxation and VAT

18.1.4.1	It shall comply in all respects with its obligations in respect of Taxation and, without limitation to the foregoing shall:

18.1.4.1.1	complete and file, or procure the completion and filing of, all Tax and informational returns that are required in accordance with applicable laws, regulations and practices to be filed;

18.1.4.1.2
pay all Taxes required to be paid by it when due except to the extent that the Agent is satisfied that such Taxes may be lawfully withheld and are being contested in good faith and by appropriate means in a timely manner and an adequate reserve has been set aside for payment of those taxes if applicable; and

18.1.4.1.3	promptly notify the Agent of any dispute that has arisen or may arise from time to time with any Tax authority which is material in the context of the business of the Borrower or.

18.1.4.2	The Borrower shall maintain its tax residence solely in the place of its incorporation or registration (as applicable).

18.1.4.3	It shall ensure that it is not part of a VAT group which contains any other person.

18.1.5	Further assurance

18.1.5.1
It shall (and shall procure that each Security Provider shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, standard securities, assignations, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

18.1.5.1.1
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, standard security, assignation, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of such Security) or for the exercise of any rights powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law; and/or

18.1.5.1.2
to confer on the Security Agent the Security over any property and assets of the Borrower, or any other Security Assets, located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

18.1.5.1.3	to facilitate the realisation of the assets which are, or are intended to be, the subject of such Security.

18.1.5.2
It shall (and shall procure that the Security Providers shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

18.1.6	Transaction Documents

It shall (and shall procure that the Security Providers shall) comply with the provisions of, and perform each of their obligations under, the Transaction Documents to which each is, or becomes, a party and (save where the Agent directs otherwise, acting reasonably) shall diligently and promptly preserve its rights, enforce all obligations, and pursue any claims and remedies arising under the Transaction Documents.

18.2	Negative Undertakings - General

The Borrower undertakes with each Finance Party that at all times:

18.2.1	Negative pledge

18.2.1.1
The Borrower shall not create or permit to subsist any Security over the Property or any of its other assets and shall procure that a Security Provider shall not create or permit to subsist Security over its Security Assets.

18.2.1.2	The Borrower shall not:

18.2.1.2.1
sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired or managed by the Borrower, any Security Provider or any of their respective Affiliates;

18.2.1.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

18.2.1.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

18.2.1.2.4	enter into any other preferential arrangement having a similar effect;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

18.2.1.3	Clause 18.2.1.1 above does not apply to:

18.2.1.3.1	any lien arising by operation of law and in the ordinary and usual course of trading and for the purpose of its business which is discharged within 30 Business Days;

18.2.1.3.2	any Security that is irrevocably and unconditionally released and discharged in full on or prior to the Utilisation Date;

18.2.1.3.3	any Security entered into pursuant to any Finance Document; and

18.2.1.3.4	any Security previously consented to in writing by the Agent (acting on the instructions of the Lenders).

18.2.2	Disposals

18.2.2.1
Subject to Clause 18.2.2.2, the Borrower shall not (and shall procure that no Security Provider shall), without the prior written consent of the Lenders, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease (other than the grant of Occupational Leases in accordance with the terms of this Agreement), transfer, grant or exercise any option over, declare a trust of, or otherwise dispose of the Property or any other asset or assets (or in the case of a Security Provider, any Security Assets).

18.2.2.2	No consent shall be required where the proceeds of such disposal will be sufficient to discharge the Secured Liabilities in full to the satisfaction of the Lenders.

18.2.3	Financial Indebtedness

18.2.3.1	The Borrower shall not incur any Financial Indebtedness except Permitted Financial Indebtedness (subject to Clause 18.2.3.2 below).

18.2.3.2
Without limitation to the foregoing, the Borrower shall not enter into, nor incur any Financial Indebtedness in respect of, any Subordinated Loan unless it shall first have entered into a Subordination Deed and a Security over Loans in favour of the Security Agent, and in form and substance satisfactory to the Agent.

18.2.4	Loans and Credit

The Borrower shall not make or have outstanding any loans or provide credit other than as expressly permitted under the Finance Documents.

18.2.5	Investments

The Borrower shall not acquire any share, participation, interest or loan capital of any corporate body, partnership or other investments, business or undertaking (or any interest in any of them).

18.2.6	Shares

18.2.6.1
Subject to Clause 18.2.6.2, the Borrower shall not, without the prior written consent of the Agent (acting on the instructions of the Lenders), sell, purchase, repay, cancel or redeem any of its shares and shall not issue any further shares or interests, or alter any rights attaching to its issued shares at the date hereof.

18.2.6.2	No consent shall be required where the proceeds of such disposal will be sufficient to discharge the Secured Liabilities in full to the satisfaction of the Lenders.

18.2.7	Distributions

18.2.7.1
The Borrower shall not (except out of monies standing to the credit of the General Account or to the extent expressly permitted by any Subordination Deed, provided no Event of Default is continuing or would reasonably be expected to occur as a result) declare or pay any dividends or interest on unpaid dividends or distributions, fees or expenses in the nature of or intended to act as a distribution to any of its members or make any payments (whether of interest, principal or otherwise) in respect of Financial Indebtedness owed to the Shareholder (in that capacity or otherwise) or any other Security Provider or subordinated creditor.

18.2.7.2	The Borrower shall not make any payments in respect of any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss given by any person to any creditor.

18.2.8	Change of Business

18.2.8.1	Without prejudice to Clause 18.2.8.2 below, the Borrower shall not:

18.2.8.1.1
engage in any business or activities, either alone or in partnership or joint venture, or enter into any material contracts, other than in respect of the financing, ownership operation, development letting and/or management of the Property,;

18.2.8.1.2
incur any liabilities (except Permitted Financial Indebtedness and liabilities arising in the ordinary and usual course of trading and for the purpose and furtherance of its business as expressly permitted and contemplated under this Agreement);

18.2.8.1.3	move its principal place of business from that as at the date of this Agreement;

18.2.8.1.4
amend its articles of incorporation (without the prior written consent of the Agent acting on the instructions of the Majority Lenders) which would reasonably be expected to have an adverse effect on the Finance Parties.

18.2.8.2	The Borrower shall not have any employees nor incur, directly or indirectly, any liability for the same (or any pension, retirement benefit or other liability relating thereto).

18.2.9	Merger and Subsidiaries

18.2.9.1
It shall not enter into any amalgamation, demerger, merger or reconstruction or any joint venture, partnership, consortium or similar arrangement and shall not otherwise co-mingle its assets with any other person or entity.

18.2.9.2	The Borrower shall not have any Subsidiaries.

18.2.10	COMI

The Borrower shall not cause or allow its COMI to be in any jurisdiction other than England and Wales or its jurisdiction of incorporation, nor shall it maintain an Establishment in any jurisdiction other than England and Wales or its jurisdiction of incorporation.

18.2.11	Insolvency Proceedings

It shall not take (and shall procure that no Security Provider shall take) any step (including the presentation of any petition, commencement of legal proceedings, convening of a meeting, effecting a resolution or serving/filing any notice) in relation to any insolvency proceedings in respect of the Borrower or any Security Provider.  The Borrower shall promptly notify the Agent upon becoming aware that any other person proposes to take any such step in respect of itself or any other Security Provider.

18.2.12	Share Purchase Agreement

The Borrower shall procure that the Shareholder shall not take any steps to, or agree to, amend, extend, vary, release, rescind (or accept any breach thereof or default thereunder as repudiatory), surrender, assign, transfer, novate or terminate, or waive any breach of any provision of, or give consent or approval under, or exercise any discretion under, the Share  Purchase Agreement, without the prior written consent of the Agent, (other than any amendments or variations of a minor or technically nature only).

18.3	Property undertakings

The Borrower undertakes to each Finance Party that at all times:

18.3.1	Development and Expenditure

18.3.1.1	The Borrower shall not, without the Agent's prior written consent (save as set out in the Annual Budget):

18.3.1.1.1	pull down or remove any building on the Property or any part thereof, or any material fixture attached to the same; nor

18.3.1.1.2	make, or cause, permit or suffer to be made, any material alteration in, or addition to, the Property; nor

18.3.1.1.3	commence any development of the Property, or any site works in connection with, or for the purpose of, any such development.

18.3.1.2	The Borrower shall not, without the Agent's prior written consent (not to be unreasonably withheld or delayed):

18.3.1.2.1	apply for, or implement, any planning permission under the Planning Acts; nor

18.3.1.2.2	change, or cause, permit, or suffer to be changed, the present use of the Property; nor

18.3.1.2.3	carry out any operation, or institute, or continue, any use of the Property for which planning permission is required but has not been obtained.

18.3.1.3	It shall not incur any capital expenditure except:

18.3.1.3.1	in accordance with and as set out in the Annual Budget; or

18.3.1.3.2	in order to comply with the obligations on its part contained in any Headlease or Occupational Lease; or

18.3.1.3.3	as otherwise incurred with the prior written consent of the Agent not to be unreasonably withheld or delayed;

PROVIDED THAT in each case such expenditure is funded solely from its own funds, by way of a Subordinated Loan, or from the proceeds of any service charge.

18.3.2	Repair

The Borrower shall keep, or shall procure that there is kept, the Property in good and substantial repair and condition and decorative order at least to the standard that exists as at the date hereof and shall keep all fixtures and fittings (including those of trade) and fixed plant and machinery (in each case belonging to it and on the Property) and other plant, machinery, implements and other effects belonging to it in a good state of repair, working order and condition.

18.3.3	Environmental Matters

The Borrower shall (and shall use reasonable endeavours to procure that any tenants shall):

18.3.3.1
comply with all applicable Environmental Laws including, without limitation, the obtaining of and compliance with all requisite Environmental Licences (as varied or modified from time to time) necessary for the conduct of its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property;

18.3.3.2
ensure that the use and occupation of and activities carried out at or from the Property are in compliance with all applicable Environmental Law and all applicable Environmental Licences (as varied or modified from time to time) where failure to do so has or would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property; and

18.3.3.3
promptly upon receipt of the same, notify the Agent of any communication of whatsoever nature, whether specific or general, served on it concerning any actual or alleged breach of or liability under any Environmental Laws relating to it or any actual or alleged non-compliance with any of its Environmental Licences relating to the Property and at its own cost discharge any such liability or remedy any such breach or non-compliance.

18.3.4	Occupational Leases and Headleases

18.3.4.1
The Borrower shall comply with its obligations, and (subject to the following provisions of this Clause 18.3.4) exercise its rights, under any Occupational Lease and any Headlease to which it is a party.

18.3.4.2
The Borrower shall enforce all obligations owed to it under any Occupational Lease and any Headlease (including, without limitation, any obligation as to insurance or in respect of applicable Environmental Laws or Environmental Licences in all material respects) and any other agreement, deed or instrument relating to the Property.

18.3.4.3	The Borrower shall not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), and subject to Clause 18.3.4.4, 18.3.4.5, 18.3.4.6 and 18.3.4.7:

18.3.4.3.1	grant or agree to grant any new Occupational Lease;

18.3.4.3.2	accept, or agree to accept, any surrender of any Occupational Lease or Headlease;

18.3.4.3.3	agree to any amendment, variation or waiver in respect of any Occupational Lease or Headlease other than as referred to in Clause 18.3.4.16, and in respect of the Sublease in Clause 18.3.4.15;

18.3.4.3.4
commence any forfeiture proceedings in respect of any Occupational Lease nor do or suffer to be done any act or thing whereby any Headlease may become liable to determination or forfeiture and forthwith notify the Agent of any matter or event under or by reason of which any such Headlease has or may become subject to determination or forfeiture;

18.3.4.3.5	grant any contractual licence or right to occupy any part of the Property;

18.3.4.3.6	consent to any assignment of any tenant's interest under any Occupational Lease or Headlease;

18.3.4.3.7	consent to any sub-letting of all or any part of the Property or any assignment of any sub-lease of all or any part of the Property;

18.3.4.3.8
agree to any rent reviews in respect of any Occupational Lease or Headlease and, in the event of such rent being determined by a third party, procure that any representations made by the Agent are put before such third party to the satisfaction of the Agent;

18.3.4.3.9
serve any notice on any former tenant under any Occupational Lease under Section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under Section 17(3) of that Act;

18.3.4.3.10
agree the terms of any renewed Occupational Lease or the amount of any interim rent payable under Section 24(A) of the Landlord and Tenant Act 1954 without the prior consent in writing of the Agent and, in the event that the terms of such renewed Occupational Lease or rent are determined by the Court, procure that any representations made by the Agent are put before the Court to the satisfaction of the Agent;

18.3.4.3.11	terminate or seek to terminate any Occupational Lease or Headlease;

18.3.4.3.12	procure the operation of the right to break in any Occupational Lease or serve notice to operate the right to break in any Occupational Lease;

18.3.4.3.13	consent to or knowingly permit any of the matters referred to above; or

18.3.4.3.14	agree to any assignment or sub-letting of the Borrower's interest either as tenant under a Headlease or as landlord under the Sublease and not to enter into any separate disposition of the Sublease.

18.3.4.4	Any request for consent must be accompanied by:

18.3.4.4.1	full details of any such application, which shall have been given to the Agent in good time together with all accompanying documentation; and

18.3.4.4.2
the Borrower's agreement to pay and/or indemnify the Agent in respect of its reasonable legal and other costs in connection with consideration of such application (including, without limitation, the costs of seeking an opinion from leading counsel).

18.3.4.5
In respect of Clause 18.3.4.3.7, the consent of the Agent shall not be required in respect of (a) any sub-letting of any part of the Property where such sub-letting, together with all previous sub-lettings which have been made after the Utilisation Date, does not exceed 30% of the total rentable space at the Property and (b) any assignment of any such sub-lease.

18.3.4.6
When the Borrower as landlord under an Occupational Lease or statute cannot unreasonably withheld or delay its consent to any matter in Clause 18.3.4.3.6 or 18.3.4.3.7 the Majority Lenders will not unreasonably withhold or delay their consent subject to the Borrower complying with its obligation in 18.3.4.4 and in the event that any such matters are determined by the Court, procure that any reasonable representations made by the Agent (acting on the instructions of the Majority Lenders) are put before the Court.

18.3.4.7
The prior written consent of the Agent is not required to a matter referred to in Clause 18.3.4.3 solely where the letting concerns a Permitted Dealing, provided that at the time of such Permitted Dealing no Event of Default is continuing or would occur as a result. The Borrower shall ensure that the Agent shall be provided with full details of any such Permitted Dealing (including copies of any completed documents) as soon as reasonably practicable after completion thereof.

18.3.4.8
For the purpose of Clause 18.3.4.4, "Permitted Dealing" means that the Borrower shall be permitted to grant or agree to grant any new Minor Lease, or agree to any amendments and/or extensions of any Minor Lease, PROVIDED THAT:

18.3.4.8.1	the terms of any Minor Lease or amendment and/or extension of any Minor Lease are consistent with prevailing market conditions;

18.3.4.8.2	the terms of any Minor Lease or amendment and/or extension of any Minor Lease is made at an arm's-length transaction;

18.3.4.8.3	the premises demised under any Minor Lease are no greater than 10,000 rentable square feet; and

18.3.4.8.4
such Minor Lease or amendment and/or extension thereof is for a minimum term of five (5) years (provided that any short term extensions granted to existing tenants in the ordinary course of business shall not be subject to this Clause 18.3.4.8).

For the purpose of this Clause 18.3.4.8, "Minor Lease" means any Occupational Lease which is not at the relevant time a Material Lease.

18.3.4.9
Without prejudice to the above, the Borrower shall not grant or agree to grant any new Occupational Lease without including in the alienation covenant a provision for the proposed assignor on any assignment to guarantee the obligations of the proposed assignee until that assignee is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995.

18.3.4.10
The Borrower shall properly perform (or procure the performance of) (and indemnify the Finance Parties for any breach of) any covenants, restrictions, stipulations, burdens and servitudes of whatsoever nature affecting the Property.

18.3.4.11
The Borrower shall notify the Agent of and, if the Agent so requires, serve notice in respect of any fixed charge (as defined in the Landlord and Tenant (Covenants) Act 1995) in the appropriate form on any tenant (or previous tenant) under an Occupational Lease if the fixed charge remains unpaid by such tenant (or previous tenant) four months after it shall have become due and payable.

18.3.4.12
The Borrower shall deliver to the Agent, within fourteen Business Days of receipt, details of any application, requirement, order or notice served or given by a public, local or other authority relating to the Property (or any material part of it) (together with details of the steps taken or proposed to be taken by way of compliance).

18.3.4.13
The Borrower shall, and shall procure that its letting agent(s) shall, as soon as reasonably practicable provide the Managing Agent and the Agent with details of any new lettings (including any sub-lettings or assignments of sub-leases) and the grant of any new Occupational Leases, licences or rights to occupy any part of the Property.

18.3.4.14
If the Borrower receives any notice served under Section 146 of the Law of Property Act 1925 or any proceedings shall be commenced for forfeiture of any Headlease or any landlord party to a Headlease shall attempt to re-enter under the provisions of such Headlease, then the Borrower shall give immediate notice of such event in writing to the Agent and at the request of the Agent and at the expense of the Borrower take such steps as the Agent may in its absolute discretion require.

18.3.4.15
It shall (if so required by the Agent) join with the Agent in bringing any proceedings against the landlord under any Headlease, if the Agent (acting reasonably) considers that the outcome of such proceedings may have an adverse impact on the Finance Parties' interests under this Finance Documents.

18.3.4.16	In respect of the Sublease the Borrower in its capacity as landlord under the Sublease agrees the following:

18.3.4.16.1	To the extent that any Sublease covenant is inconsistent with the superior Headlease the terms of the superior Headlease shall prevail.

18.3.4.16.2	Consent to charge the Sublease.

18.3.4.16.3	Not to exercise any rights, merge or seek to re-enter or forfeit the Sublease unless the Security Agent has given its consent.

18.3.4.16.4	Not to require the grant or delivery of any "Acceptable Security" for the tenants obligation under the Sublease unless the Security Agent has given its consent.

18.3.4.17
The Borrower shall use all reasonable endeavours to procure that the title plans to the Occupational Lease as referred to in paragraph 1.1.4 and 1.2.3 of Section 4 of the Report on Title are rectified and that the title plan to the superior Headlease is amended at the Land Registry to include the vaults as referred to in paragraph 3.1.2 of Section 1 of the Report on Title to the reasonable satisfaction of the Security Agent.

18.3.5	Tenant Dispute

18.3.5.1	Subject to Clause 18.3.5.2, the Borrower shall use its reasonable endeavours to settle any Tenant Dispute within 90 days of commencement thereof.

18.3.5.2
The Borrower shall not do anything or suffer anything to be done by way of settlement or compromise of a Tenant Dispute which would reasonably be expected to result in a breach of any provision of a Finance Document.

18.3.5.3	The Borrower shall deliver to the Agent full details of any settlement or compromise of a Tenant Dispute within 5 Business Days thereof.

18.3.6	Insurances

18.3.6.1
The Borrower shall in relation to the Property maintain or procure that there is maintained valid and effective Insurance against such risks and at such levels in relation to the Property (and its assets thereon) as shall be required by the Agent (acting reasonably) including, but not limited to, public liability insurance, any risks and/or insurance required pursuant to and in accordance with any Occupational Lease or any Headlease, this Agreement and the other Finance Documents, keeping or procuring that the Property is kept insured against the Insured Risks for the full reinstatement costs (including five years' loss of rent cover or such greater period as may be required by the terms of any Occupational Lease) (which must be index-linked and reviewed annually), in each case with such reputable insurers as the Agent shall approve in writing.

18.3.6.2
The Borrower shall pay all premiums (or procure that they are so paid) and do all other things (or procure that they are done) necessary to keep in place the Insurances required to be taken out and maintained pursuant to Clause 18.3.6 and shall procure that all the insurance policies required to be taken out and maintained by it shall be in an amount and form (including, without limitation, containing a non-invalidation clause providing that no such policy shall be voidable as against the Security Agent notwithstanding that it may be avoided as against the Borrower) acceptable to the Security Agent and immediately notify the Security Agent's interest therein.

18.3.6.3
The Borrower shall procure that (without prejudice to the foregoing) each such insurance policy contains terms to the effect that the insurers agree that the insurance policy shall not be invalidated so far as the Security Agent is concerned for failure to pay any premium due or for any other reason without the insurers first giving not less than thirty days' written notice to the Security Agent.  Each policy shall contain a waiver of any rights of subrogation of the insurer as against the Borrower, any Security Provider, the Finance Parties, and any tenants of the Property.

18.3.6.4
Subject to Clause 18.3.6.5 below, the Borrower shall or shall procure that in the event of any such Insurance claim being made in relation to the Property (save in relation to loss of rent or third party liability insurance proceeds) the proceeds of any such claim are applied towards replacing, restoring or reinstating the Property.

18.3.6.5
At any time following the occurrence of an Event of Default which is continuing, or otherwise as the Agent may direct, the proceeds of any claims under the Insurances (other than any third party liability insurance) shall, at the option of the Agent, but subject to the terms of the Occupational Leases and any Headlease, be applied forthwith in prepayment of the Loan (and any monies received in respect of loss of rent applied in accordance with Clauses 20.4 (Rent Account) and Clause 26.5 (Partial Payments)).

18.3.6.6
The Borrower shall procure that the Security Agent is noted as composite insured and (other than in respect of third party liability insurance and the insurance procured and maintained by the superior landlord pursuant to a Headlease) first loss payee in respect of all Insurances and that it shall not incur any liability for payment of premia.

18.3.6.7
The Borrower will use all reasonable endeavours to ensure that, with respect to any insurance required pursuant to any Headlease, the insurers (or the Borrower's brokers), will provide confirmation that the relevant insurance policy complies with this Clause 18.3.6.

18.3.6.8
The Borrower shall procure that the Security Agent receives any information in connection with the Insurances and copies of the policies as the Agent may reasonably require and shall notify the Security Agent of renewals made and variations or cancellations of policies made or, to the knowledge of the Borrower, threatened or pending.  The Borrower shall assist the Agent in making any request to inspect any Insurances effected under the Headlease.

18.3.6.9
If the Borrower fails to comply with any of the provisions of this Clause 18.3, the Agent may, at the expense of the Borrower, but shall not be obliged to, effect any insurance and generally do such things as the Agent may reasonably consider necessary or advisable to prevent or remedy any breach of this Clause 18.3 (including, without limitation, paying any premiums).

18.3.6.10	The Borrower shall use all reasonable endeavours to ensure that the superior landlord shall comply with its obligations in relation to insurance in the Headlease.

18.3.6.11
The Borrower acknowledges that it has, pursuant to the Debenture, assigned by way of security and/or charged all its present and future right, title, benefit and interest in, to and under the Insurances in favour of the Security Agent.

18.3.6.12
Other than in respect of any insurer in respect of Insurance maintained by the superior landlord under the Headlease, the Borrower shall ensure that all insurance policies (whether primary or excess policies) required under this Clause 18.3.6 are placed with insurers that have a long term unsecured, unsubordinated and unguaranteed debt instrument rating of Baa 1 or better by Moody's or BBB+ or better by S&P/Fitch (or such other rating as the Agent may agree in writing) for the aggregate amount insured under such insurance policies  (the "Insurance Rating Requirements").

18.3.6.13	The Borrower must promptly notify the Agent upon becoming aware that any insurer no longer meets the Insurance Ratings Requirements.

18.3.6.14	For the purpose of Clause 18.3.6.12 above:

(a)	“Fitch” means Fitch Ratings Limited or any successor to its rating business;

(b)	"Moody's" means Moody's Investors Services, or any successor to its rating business; and

(c)	“S&P” means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to its rating business.

18.3.6.15
The Borrower shall use all reasonable endeavours to request and procure under the Headlease that the superior landlord insures with an insurer who meets the Insurance Rating Requirements or otherwise complies with the requirements of the Agent (acting reasonably) in respect of any additional Insurance which would not breach the terms of the Headlease.

18.3.7	Compulsory purchase

18.3.7.1
The Borrower will notify the Agent promptly of any proposal for the compulsory purchase of the Property or if the applicable governmental agency or authority makes an order for the compulsory purchase of the same.

18.3.7.2
On receipt of such notice from the Borrower, (without prejudice to Clause 18.3.7.3) if the net sale proceeds (after deduction of all fees, costs, expenses and Taxes) under such compulsory purchase are, or are expected by the Agent to be, less than the Secured Liabilities, the Agent shall be entitled to request a revised Valuation of the Property (and the cost of any such Valuation will be borne by the Borrower).

18.3.7.3
If the net sale proceeds (after deduction of all fees, costs, expenses and Taxes) under the compulsory purchase are, or are expected by the Agent to be, less than the Secured Liabilities, the Borrower shall not, without the Agent’s prior written consent, enter into any negotiations with any competent authorities with regard to the compulsory acquisition of the Property, or consent to the compulsory acquisition of the Property and, if so requested by the Agent, it shall permit the Agent or its representatives to conduct such negotiations, or give such consent on its behalf.

18.3.7.4	All proceeds of compulsory purchase must be applied immediately in prepayment of the Loan, subject to Clause 7.4 (Restrictions).

18.3.8	Access

The Borrower will permit the Agent and any expert or adviser appointed by it to be allowed to have access to and to inspect or observe the Property at reasonable times on giving reasonable notice (other than in the case of emergency or if an Event of Default is continuing) to the Borrower and subject to the provisions of any Occupational Lease.

18.3.9	Power to Remedy

If the Borrower defaults in performing, or is otherwise in breach of, any obligation or other covenant affecting any Security Asset, subject to the provisions of the Occupational Leases, the Agent and/or its agents and contractors (in each case at the expense of the Borrower) shall be entitled to enter on the Property and comply with or object to any notice served on the Borrower relating to the Property, and to take any action the Agent may reasonably consider expedient to prevent or remedy any such default or breach or to comply with or object to any property notice.

18.3.10	Valuations

The Borrower undertakes with each Finance Party that it will do all things necessary to assist the Agent in obtaining a Valuation of the Property (including allowing the Valuer access to the Property at all times (subject to the terms of any Occupational Lease) (on reasonable notice, unless an Event of Default is continuing) during normal office hours):

18.3.10.1	on the second Anniversary, and at the end of each consecutive 24 month period thereafter, the cost of each such Valuation to be borne by the Borrower;

18.3.10.2	on the request of the Agent:

18.3.10.2.1
if any Valuation referred to in Clause 18.3.10.1 is delivered by the Borrower and the Agent confirms that the Valuation and/or the Valuer is not acceptable to the Agent (acting in its sole discretion); and/or

18.3.10.2.2	at any time after an Event of Default has occurred and is continuing;

in each case the cost of such Valuation to be borne by the Borrower;

18.3.10.3	at any other time and from time to time at the request of the Agent and/or the Majority Lenders, the cost of each such Valuation to be borne by the Lenders (pro rata their Commitments).

18.3.11	Managing Agents

18.3.11.1	The Borrower shall procure that the Property is at all times managed by Managing Agents in accordance with the terms of the Property Management Agreement.

18.3.11.2	The Borrower shall notify the Agent from time to time of the resignation or intended appointment of any Managing Agent.

18.3.11.3
The Borrower shall not appoint or permit the appointment of any Managing Agent without the prior written consent of the Agent not to be unreasonably withheld or delayed.  For the avoidance of doubt, any such Managing Agent must:

18.3.11.3.1	provide evidence that it has professional indemnity insurance for no less than £5,000,000 for each and any claim; and

18.3.11.3.2	be a reputable firm of managing agents in England and Wales with experience of managing property assets substantially similar to the Property.

18.3.11.4
Without prejudice to the requirement to deliver a duly executed and completed Property Management Agreement as a condition precedent to funding under this Agreement, the Borrower shall provide the Agent with a copy of each Management Agreement promptly following its execution.

18.3.11.5	The Borrower shall not (and shall ensure that no other person shall):

18.3.11.5.1	dismiss any Managing Agent save where it has appointed a replacement Managing Agent approved by the Agent (acting reasonably); or

18.3.11.5.2	without the prior written consent of the Agent, agree to any material amendment of any Property Management Agreement, such consent not to be unreasonably withheld or delayed.

18.3.11.6
If: (a) an Event of Default occurs and is continuing; and/or (b) a Managing Agent is in breach of any material term of, or in persistent breach of, the Property Management Agreement or Duty of Care Agreement which remains unremedied or unwaived by the Security Agent; and/or (c) the Managing Agent ceases to exist or becomes insolvent, then, in each case, so far as the Borrower can, it shall, if requested by the Agent:

18.3.11.6.1	terminate the appointment of the relevant Managing Agent; and

18.3.11.6.2	select and appoint a new Managing Agent approved by the Agent on terms and conditions previously approved in writing by the Agent (acting reasonably).

18.3.11.7	The Borrower shall procure that each Managing Agent enters into a Duty of Care Agreement with the Security Agent and the Borrower (on terms satisfactory to the Agent (acting reasonably)).

18.3.11.8
The Borrower shall not pay any fees to any Managing Agent except for payment of any management fees to the Managing Agent in each case due and payable under any Property Management Agreement (previously approved in writing by the Agent) or (where not payable under a Management Agreement) approved by the Agent in writing.

18.3.12	Investigation of Title

Upon request at any time when an Event of Default is continuing, the Borrower shall grant the Agent and/or its lawyers all facilities within its powers to enable the Agent and/or its lawyers to carry out at the cost of the Borrower such investigations of title to and enquiries into the Property or other asset or Security Asset as may be carried out by a prudent mortgagee.

18.3.13	Operation and Maintenance

Without prejudice to the Borrower's obligations under the other provisions of this Agreement, the Borrower shall diligently operate and maintain, or procure the operation and maintenance of, the Property in a safe, efficient and business-like manner and in accordance with good industry practice and any applicable Occupational Lease and any Headlease.

18.3.14	Property Report

The Borrower shall, or shall procure that the Managing Agents shall, provide to the Agent (with sufficient copies for each Finance Party) on a quarterly basis not less than 5 Business Days prior to each Interest Payment Date a property report containing the following information, and any other information which the Agent may reasonably require from time to time, (in form and substance satisfactory to the Agent in respect of the previous rental quarter):

18.3.14.1	a schedule of the existing tenants under the Occupational Leases with full details of the rent, service charge, VAT and any other payments payable (and, separately, paid) in that period;

18.3.14.2	details of any arrears of rent or service charges (in each case, current at the end of that period) under the Occupational Leases and the steps being taken to recover them;

18.3.14.3	details of any breach of any term of any Occupational Lease or any Headlease;

18.3.14.4	copies of all correspondence from that period with, and details of all meetings during that period with, insurance brokers handling claims made in respect of the insurance of the Property;

18.3.14.5	details of any repairs (other than minor repairs the cost of which (individually or in aggregate) are less than £100,000) required to the Property;

18.3.14.6	details of any items referred to in paragraph (e) of the definition of Net Rental Income in respect of that period;

18.3.14.7	a copy of each inspection and other report prepared by any authorising or regulatory body in relation to the occupation or use of the Property;

18.3.14.8
any material application, requirement, order or notice served or given by a public, local or other authority relating to the Property (or any material part of it) (together with details of the steps taken or proposed to be taken by way of compliance);

18.3.14.9
details of any material breach of any Environmental Law or Environmental Licence or of any contamination on or in respect of the Property which come to the attention of the Borrower, the Managing Agents or the Asset Manager;

18.3.14.10	details of any rent reviews on the Occupational Leases during that period, in progress or agreed;

18.3.14.11	details of any notices received to exercise any break clauses under any Occupational Lease;

18.3.14.12	details of any Occupational Lease which during that period has expired or been determined or surrendered;

18.3.14.13	details of any proposed new lettings;

18.3.14.14	confirmation that all sums due under any Headlease have been paid (or, if not, details of any sums not paid); and

18.3.14.15	details of any capital expenditure expended in the preceding quarter (if any) and anticipated to be expended in the following quarter (if any).

18.3.15	The Centre for Non-Residents

18.3.15.1
The Borrower shall, so far as is possible or permitted by law, ensure that approval is maintained by HMRC's Centre for Non-Residents or any other relevant tax authority for rental and other revenue from the Property to be received by it without deduction of tax, and at the Agent's request provide evidence satisfactory to the Agent of such approval.

18.3.15.2	Without prejudice to the foregoing, the Borrower shall comply with its obligations under the Taxation of Income from Land (Non-residents) Regulations 1995 (the "Regulations") and in particular shall:

18.3.15.2.1
comply with the undertakings given to the Board of the HMRC in the application for approval under Regulation 17 of the Regulations and any requests for information under Regulation 18 of the Regulations;

18.3.15.2.2	maintain all necessary arrangements so that no obligation to account for income tax under Section 971 of the Taxes Act 2007 falls on any person; and

18.3.15.2.3	immediately advise the Agent of any withdrawal of approval under Regulation 19 of the Regulations or if it becomes aware of any reason why a withdrawal may be issued.

18.3.16	Capex Works and Annual Budget

18.3.16.1	The Borrower shall prepare an Annual Budget for each year in respect of the period commencing on 1 January and ending on 31 December in each year.

18.3.16.2	The Borrower shall deliver to the Agent its first draft of the proposed Annual Budget not less than 30 days prior to 1 January in each year.

18.3.16.3	The Borrower shall ensure the Annual Budget:

18.3.16.3.1
is in a form acceptable to the Agent (acting reasonably) and includes, among other things, a detailed analysis of the capital expenditure and refurbishment, maintenance and other costs projected to be incurred in respect of the Property during the next following year; and

18.3.16.3.2	contains an explanation of the source of funds for such costs.

18.3.16.4	The Borrower shall use reasonable endeavours to agree the Annual Budget with the Agent as soon as reasonably practicable following delivery of the draft budget to the Agent.

18.3.16.5	Until a draft Annual Budget is approved by the Agent, the existing Annual Budget shall be the Annual Budget for the purposes of this Agreement.

18.3.16.6	The Borrower shall carry out the Capex Works in accordance with the Annual Budget.

18.3.16.7	The Annual Budget can only be amended or varied with the approval of the Agent (acting reasonably).

18.3.16.8
The Borrower shall obtain, maintain in full force and effect, and comply in all respects with every Authorisation necessary, and do, or cause to be done, all other acts and things which may from time to time be necessary for carrying out the Capex Works, and for the continued due performance of all its obligations under the Finance Documents and at law.

18.3.17	Reports

The Borrower shall preserve and enforce its rights and pursue any claims and remedies arising under the Report on Title, any Valuation, or any other report.  The Borrower shall take all reasonable and practicable steps to comply with any recommendations made in any such report(s).

18.4	Conditions Subsequent

The Borrower shall:

18.4.1
within 7 Business Days of the Utilisation Date deliver to the Agent: (a) a Certified Copy of the register of the members of the Borrower evidencing the registration of the Security over Shares; and (b) evidence that the register of members of the Borrower (containing a notation of the Security over Shares) has been filed with the Registrar of Corporate Affairs in the British Virgin Islands;

18.4.2	within 7 Business Days of the Utilisation Date redeem and cancel the two shares of the Borrower denominated in US dollars;

18.4.3	within the time limits allowed under the Share Purchase Agreement deliver to the Agent a Certified Copy of the completion accounts in respect of the Borrower;

18.4.4	use all reasonable endeavours to deliver, within 1 calendar month of the Utilisation Date, to the Agent:

18.4.4.1
confirmation from the insurer under the Headlease Insurance Policy that the Headlease Insurance Policy accords with the policy information set out in the Certificate of Insurance from the Chamberlain's Department of the City of London delivered as a condition precedent to Utilisation under Paragraph 5.2 of Schedule 2 (Conditions Precedent), including in particular confirmation that: (a) the Declared Value has been increased and now accords with the reinstatement value provided in the Valuation Report; and (b) the Security Agent is stated as composite insured on the Headlease Insurance Policy;

18.4.4.2
a duly signed acknowledgement from the insurer under the Headlease Insurance Policy in the agreed form in respect of the notice of assignment from the Borrower delivered as a condition precedent to Utilisation under Paragraph 8.1 of Schedule 2 (Conditions Precedent) informing the insurer of the Security Agent's interest in the Headlease Insurance Policy; and

18.4.4.3
a duly signed acknowledgement from the insurer under the Loss of Rent and Public Liability Insurance Policy in the agreed form in respect of the notice of assignment from the Borrower delivered as a condition precedent to Utilisation under Paragraph 8.1 of Schedule 2 (Conditions Precedent) informing the insurer of the Security Agent's interest in the Loss of Rent and Public Liability Insurance Policy.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 19 (other than Clause 19.27 (Acceleration)) is an Event of Default.

19.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

19.1.1	its failure to pay is caused by administrative or technical error; and

19.1.2	payment is made within three Business Days of its due date.

19.2	Specific Defaults

The Borrower, any Security Provider or any other party to a Finance Document other than a Finance Party does not comply with:

19.2.1	Clause 17 (Financial covenants) (subject to any rectification expressly permitted thereunder); and/or

19.2.2	Clause 18.2.1 (Negative pledge); and/or

19.2.3	Clause 18.2.2 (Disposals); and/or

19.2.4	Clause 18.3.4 (Occupational Leases and Headleases); and/or

19.2.5	Clause 18.3.5 (Insurances).

19.3	Other obligations

The Borrower or any Security Provider does not comply with any provision of any Finance Document to which it is a party (other than that referred to in Clause 19.1 (Non-payment) and Clause 19.2 (Specific Defaults)) and such non-compliance, if capable of remedy, is not remedied within ten Business Days of the earlier of:

19.3.1	receipt by the Borrower of notice from the Agent specifying such non-compliance; and

19.3.2	the Borrower or a Security Provider becoming aware of such non-compliance.

19.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower or any Security Provider in the Finance Documents or any other document delivered by or on behalf of the Borrower, the Security Provider or such party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any respect when made or deemed to be made and such representation or mis-statement, if the underlying event or circumstance is capable of remedy, (and provided that such event or circumstance does not have a Material Adverse Effect) is not remedied within ten Business Days of the earlier of:

19.4.1	receipt by the Borrower of notice from the Agent specifying such misrepresentation or mis-statement; and

19.4.2	the Borrower or a Security Provider becoming aware of such misrepresentation or mis-statement.

In respect of a breach of representation or statement arising by virtue of any liability arising on the part of the Borrower by reason of any act or omission which occurred prior to the date of this Agreement (any such liability being a "Prior Claim") which, when aggregated with any other Prior Claim, would not exceed £1,000,000 at any one time, no Event of Default under this Clause 19.4 will occur if the Borrower (and/or a Security Provider or the Sponsor) can demonstrate to the satisfaction of the Agent that it has sufficient resources to meet such Prior Claim and that such resources have been unconditionally and irrevocably committed to the Borrower and/or a Security Provider for such purpose.

19.5	Cross default

19.5.1	Any Financial Indebtedness of the Borrower is not paid on its due date (or within any originally applicable grace period).

19.5.2	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

19.5.3	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

19.5.4
Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

19.5.5	Any Security granted to any person over any asset of the Borrower becomes enforceable.

19.5.6
No Event of Default will occur under this Clause 19.5 if the aggregate amount of Financial Indebtedness falling within Clauses 19.5.1 to 19.5.4 inclusive is equal to or less than £50,000 (or its equivalent in any relevant currency or currencies).

An Event of Default shall not be triggered pursuant to a claim which the Borrower satisfies the Agent (acting reasonably) is a spurious claim.

19.6	Insolvency

19.6.1	The Borrower or a Shareholder is unable or admits inability to pay its debts as they fall due.

19.6.2	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities excluding Subordinated Loans).

19.6.3
The Borrower or a Shareholder is deemed, within the meaning of section 123 of the Insolvency Act 1986 (as amended), or section 8 of the BVI Insolvency Act 2003 in respect of a person incorporated in the British Virgin Islands, or otherwise for the purposes of any applicable law, to be unable to pay its debts or to be insolvent or bankrupt, or appears to be unable or of having no reasonable prospect of being able to pay its debts.

19.6.4	The Borrower or a Shareholder suspends making payments of its debts generally or any class of its debts or announces an intention to do so.

19.6.5	The Borrower or a Shareholder, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

19.6.6
The Shareholder is in a state of bankruptcy (faillite), subject to controlled management (gestion contrôlée) or suspension of payments (sursis de paiement) proceedings, or has entered into a composition with creditors (concordat préventif de faillite) or is subject to liquidation procedures.

19.6.7	A moratorium is declared in respect of any indebtedness of the Borrower or any Shareholder.

(For the avoidance of doubt, the ending of any moratorium will not remedy any Event of Default caused by such moratorium.)

19.7	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken by any person in relation to or with a view to:

19.7.1
the suspension of payments, a moratorium of any indebtedness, bankruptcy, dissolution, administration (whether out of court or otherwise) or reorganisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Shareholder;

19.7.2	a composition, assignment or arrangement (including, without limitation, any company voluntary arrangement) with any creditor of the Borrower or a Shareholder;

19.7.3
the appointment of a provisional liquidator, liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee in bankruptcy, supervisor or judicial custodian or other similar officer (in each case, whether out of court or otherwise) in respect of the Borrower or a Shareholder or any of its assets;

19.7.4
a meeting of the Borrower or a Shareholder, its directors or its members or its creditors (but not a meeting of creditors to consider a vexatious or frivolous claim) (or any of them) being convened for the purposes of considering any resolution for, or to petition for, its winding up, or to apply for, or to file documents with a court for, its administration (whether out of court or otherwise) or dissolution or any such resolution is passed; or

19.7.5
the members or directors or other officers of the Borrower or a Shareholder requesting the appointment of or giving notice of their intention to appoint or taking any step with a view to appointing a provisional liquidator, liquidator, receiver, administrative receiver, administrator (whether out of court or otherwise), compulsory manager, trustee in bankruptcy, supervisor or judicial custodian or other similar officer.

19.7.6	Clause 19.7.1 shall not apply to any winding-up petition which the Agent is satisfied is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

19.8	Applications, appointments or enforcements

19.8.1
Any person presents a petition for the winding-up or bankruptcy of the Borrower or a Shareholder (other than a petition which the Agent is satisfied is vexatious or frivolous, and which is being contested in good faith, and which is discharged within 7 Business Days), or makes an application for, or files any documents with a court for, the administration (whether out of court or otherwise) or dissolution of the Borrower or a Shareholder.

19.8.2
Any provisional liquidator, liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy, supervisor or judicial custodian or other similar officer is appointed (in each case, whether out of court or otherwise) in respect of the Borrower or a Shareholder or any of its assets.

19.8.3	Any Security of a value in excess of £50,000 (or the equivalent in any relevant currency) is enforced over any asset of the Borrower or a Shareholder.

19.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower in circumstances where (individually or collectively) it might reasonably be expected to result in a Material Adverse Effect and in either case is not discharged to the reasonable satisfaction of the Agent within ten Business Days.

19.10	Analogous Proceedings

19.10.1
There occurs, in relation to the Borrower or any Shareholder, any event, procedure or step in any country, territory or jurisdiction (including, without limitation, the British Virgin Islands and Luxembourg) which in the opinion of the Agent (acting reasonably having taken appropriate legal advice) corresponds with any of those mentioned in Clauses 19.6 (Insolvency) to 19.9 (Creditors' process) (inclusive).

19.10.2
Without prejudice to the provisions set out in this Clause, a Luxembourg entity is, or is deemed to be, in a state of bankruptcy if it is in cessation of payments (cessation de payments) and/or has lost its commercial creditworthiness (ébranlement de credit).

19.10.3	Where it relates to a Luxembourg entity, a reference to:

19.10.3.1
a winding-up, administration or dissolution includes a Luxembourg entity being declared in a situation of, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire or judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally; and

19.10.3.2
a trustee in bankruptcy, administrator, receiver, administrative receiver, compulsory manager or manager includes the nomination of any commissaire, juge-commissaire, curateur, liquidateur or similar officer in relation to a Luxembourg entity

19.11	Change of Ownership

19.11.1	Without the prior written consent of the Majority Lenders:

19.11.1.1	any of the issued share capital of the Borrower ceases to be legally and beneficially owned and controlled by the Shareholder; or

19.11.1.2	any of the issued share capital of the Shareholder ceases to be legally and beneficially owned and controlled by Hines Global REIT European Holdings LLC; or

19.11.1.3	any of the outstanding membership equity interests of Hines Global REIT European Holdings LLC cease to be legally and beneficially owned and controlled by Hines Global REIT Properties, L.P.; or

19.11.1.4
(subject to Clause 19.11.2) any of the outstanding partnership equity interests of Hines Global REIT Properties, L.P. ceases to be legally and beneficially owned and controlled by Hines Global REIT, Inc.

19.11.2	The consent of the Majority Lenders shall not be required for a change solely in the ownership of Hines Global REIT Properties, L.P. provided that:

19.11.2.1	Hines Global REIT, Inc. retains at all times:

(a)          at least 80% of the legal and beneficial ownership of; and

(b)          control over;

Hines Global REIT Properties, L.P.; and

19.11.2.2	all know your customer checks and Money Laundering Regulations requirements of the Finance Parties are complied with in respect of such change of ownership.

19.12	Asset Manager

19.12.1
Hines Global REIT Advisors LP, or, if it is the Asset Manager, Hines (UK) Limited, ceases to be for any reason the asset manager of the Property other than in accordance with this Agreement and the relevant Duty of Care Agreement, without the prior written consent of the Majority Lenders.

19.12.2
It will not be an Event of Default under this Clause 19.12 if a replacement Asset Manager of good repute approved by the Agent (acting reasonably) in writing is appointed within 30 days thereof on terms and conditions satisfactory to the Agent (acting reasonably).

19.13	No proceedings pending or threatened

19.13.1
Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency are started or are pending or threatened against the Borrower or any Security Provider or its assets which has or would reasonably be expected to have a Material Adverse Effect.

19.13.2
In respect of a claim or claims which, in aggregate would not exceed £100,000 at any one time, no Event of Default under 19.12.1.1 above will occur if the Borrower (and/or a Security Provider or the Sponsor) can demonstrate to the reasonable satisfaction of the Agent that it has sufficient resources to meet such a claim and that such resources have been unconditionally and irrevocably committed to the Borrower and/or a Security Provider for such purpose.

19.14	Unlawfulness

It is or becomes unlawful for the Borrower or any Security Provider or the Managing Agent or Asset Manager to perform any of its obligations under the Transaction Documents to which it is a party and, in the case of:

19.14.1
the Managing Agent, it will not be an Event of Default under this Clause 19.14 if a replacement Managing Agent is appointed within 30 days thereof in accordance with Clause 18.3.11 (Managing Agents); and

19.14.2
the Asset Manager, it will not be an Event of Default under this Clause 19.14 if a replacement Asset Manager of good repute approved by the Agent (acting reasonably) in writing is appointed within 30 days thereof on terms and conditions satisfactory to the Agent (acting reasonably).

19.15	Legal Validity

Any Finance Document is not (or is alleged by the Borrower or any Security Provider or any Managing Agent or Asset Manager not to be) or ceases to be a legal, valid, binding and enforceable obligation of, or is repudiated by, any party thereto and in the case of the:

19.15.1	Managing Agent, it will not be an Event of Default under this Clause 19.15 if a replacement Managing Agent is appointed within 30 days thereof in accordance with Clause 18.3.11 (Managing Agent); and

19.15.2
Asset Manager it will not be an Event of Default under this Clause 19.15 if a replacement Asset Manager of good repute approved by the Agent (acting reasonably) in writing is appointed within 30 days thereof on terms and conditions satisfactory to the Agent (acting reasonably).

19.16	Effectiveness of Security

19.16.1
Any Security Document, or any Security purported to be conferred by it, is not effective or is alleged by the Borrower or any Security Provider or any Managing Agent or Asset Manager (acting bona fide) to be ineffective for any reason.

19.16.2
Any of the Security constituted or to be created or intended to be created under the Security Documents (or any subordination created or intended to be constituted under any Subordination Deed) is not or ceases to be effective, legal, valid, binding and enforceable.

19.16.3
The legal mortgage constituted by the Debenture in respect of the Property is not validly registered with first ranking priority at the Land Registry within three months of the Utilisation Date or such longer period as the Agent may agree (the "Extended Period").

19.16.4	The Borrower fails to comply with any reasonable conditions imposed on the Borrower by the Agent during the Extended Period.

19.17	Cessation of business

The Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business.

19.18	Compulsory purchase

All or any material part of the Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of the same and the net purchase price payable (after any costs, fees, expenses and Tax) (together with any other additional funds (which for the avoidance of doubt, if constituting Financial Indebtedness, must be Permitted Financial Indebtedness) which the Agent is satisfied will be irrevocably available to the Borrower (and deposited in cleared funds into a blocked account over which the Security Agent is granted first ranking Security and sole signing rights) to meet any shortfall in repayment of the Secured Liabilities) is less than the Secured Liabilities (where, in the case of a compulsory purchase of part only of the Property, it has or would reasonably be expected to have a Material Adverse Effect) or would materially and adversely affect the value of the Property.

19.19	Major Damage

If the Property is lost, damaged or destroyed in whole or in any part and in either case, in the reasonable opinion of the Agent, taking into account the amount, timing and application of the proceeds of any insurance, such loss, damage, or destruction will not be repaired or reinstated to the satisfaction of the Agent (acting on the instructions of the Majority Lenders) within three years following the occurrence thereof or has or would reasonably be expected to have a Material Adverse Effect.

19.20	Insurance

Any Insurance required to be maintained (or procured) by the Borrower under the Finance Documents is not or ceases to be in full force and effect or is avoided or any insurer is or will be entitled to avoid or otherwise to reduce its liability under any policy relating thereto (unless before such avoidance or reduction the Borrower replaces such insurer with another insurer satisfactory to the Agent in accordance with this Agreement with the result that such avoidance or reduction is prevented).

19.21	Environmental liability

A Lender incurs any liability under Environmental Law in relation to the Property (including, without limitation, any Environmental Contamination) or by reason of the provision of the Facility.

19.22	Material Leases

19.22.1	Other than as expressly permitted by this Agreement:

19.22.1.1	any Material Lease is not or ceases to be in full force and effect (other than by terminating on its expiry date) save as expressly permitted by this Agreement;

19.22.1.2
a Material Tenant or any Material Tenant Surety fails to pay within 30 days of its due date any amounts of principal rent due and payable by it under any Material Lease save by reason only of a Tenant Dispute which is resolved within 12 months of the date on which principal rent was first withheld because of such Tenant Dispute; and/or

19.22.1.3
any party to a Material Lease is in breach of its obligations thereunder and such breach has or might reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the value of the Property.

19.22.2
Any of the events or circumstances referred to in Clauses 19.6.1, 19.6.3, 19.6.4, 19.6.5, 19.6.7 (Insolvency), 19.7 (Insolvency Proceedings), 19.8.1 and 19.8.2 (Applications, appointments or enforcements), and/or 19.10 (Analogous Proceedings) occurs in respect of any Material Tenant or any Material Tenant Surety.

19.23	Headleases

19.23.1	Any Headlease ceases to be in full force and effect (other than by reason of forfeiture).

19.23.2
Other than as permitted by a Finance Document, any Headlease is varied, amended, terminated, assigned, or surrendered or any material rights of the Borrower thereto are waived without the prior written approval of the Agent.

19.23.3
Any party to a Headlease is in breach of its obligations thereunder and such breach has or would reasonably be expected to have a Material Adverse Effect or would have a material and adverse effect on the value of the Property.

19.24	Forfeiture

Any Headlease is forfeited or steps are taken to forfeit any Headlease.

19.25	Auditors

The auditors qualify their report on the financial statements required to be provided under Clause 16.1 (Financial statements) (unless, in the opinion of the Agent (acting reasonably), such qualification is not material in the context of the Finance Documents).

19.26	Material Adverse Effect

Any event or circumstance or series of events or circumstances occurs which, in the opinion of the Agent (acting on the instructions of the Majority Lenders acting reasonably) has or would reasonably be expected to have a Material Adverse Effect provided that (a) any diminution in the Market Value of the Property caused by market conditions or (b) any of the matters set out in Clause 19.22 (Material Leases), but without prejudice to such clause,  shall not, of itself, constitute a Material Adverse Effect.

19.27	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

19.27.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

19.27.2
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

19.27.3	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

19.27.4
exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents (subject always to the Security Agent's rights pursuant to Clause 23 (Role of the Agent and the Security Agent), including (without limitation) the Security Agent's rights to be indemnified and/or secured, and to receive instructions).

PROVIDED THAT the Agent may not serve a notice under clauses 19.27.1, 19.27.2 and/or 19.27.3 above solely as a result of an Event of Default under Clause 19.24 (Forfeiture) (but without prejudice to any other rights, powers or remedies (including without limitation any right to apply for relief against forfeiture) of the Finance Parties under the Finance Documents, or at law, in respect of such Event of Default, or the occurrence of any other Event of Default) if and for so long as the Agent is satisfied (acting reasonably) that:

(a)	the Borrower:

(i)	is (if applicable) using its best endeavours to take all steps available to it to avoid such forfeiture;

(ii)	has commenced an action for relief against forfeiture and is at all times using best endeavours to pursue such action; and

(iii)	is in each case acting in accordance with the directions of the Agent (acting in its unfettered discretion) in respect of such steps or action; and

(b)	the Borrower's action has a reasonable prospect of success.

20.	CONTROL ACCOUNTS

20.1	Designation of Control Account

20.1.1	The Borrower shall soon as practicable and in any event by 21 March 2011:

20.1.1.1	open and maintain with the Account Bank:

20.1.1.1.1	an account in the name of the Borrower (account name, account number and sort-code to be advised by the Borrower to the Agent and the Managing Agent) designated the “Rent Account”;

20.1.1.1.2	an account in the name of the Borrower (account name, account number and sort-code to be advised by the Borrower to the Agent) designated the “DS Shortfall Account”;

20.1.1.1.3	an account in the name of the Borrower (account name, account number and sort-code to be advised by the Borrower to the Agent) designated the “General Account”; and

20.1.1.1.4	an account in the name of the Borrower (account name, account number and sort-code to be advised by the Borrower to the Agent) designated the “Rectification Account";

each a "Control Account" and together the "Control Accounts";

20.1.1.2	enter into the Luxembourg Accounts Pledge;

20.1.1.3	provide to the Agent (in form and substance satisfactory to it):

20.1.1.3.1	evidence of the establishment and maintenance of such Control Accounts;

20.1.1.3.2
duly signed bank mandates in respect of such Control Accounts, providing for the agreed signing rights as between the Agent and the Borrower, as specified in Clause 20.3 (Restrictions on Withdrawals); and

20.1.1.3.3
a certified copy of the notice of charge (or pledge) over the Control Accounts in the form scheduled to the Luxembourg Accounts Pledge, and shall procure from the Account Bank a signed and dated acknowledgement in the form scheduled to the Luxembourg Accounts Pledge;

20.1.1.4
deliver to the Agent such other evidence or documents in connection with the above (including any due execution, power, capacity, and authority opinion, and/or any enforceability opinion) as may be reasonably requested by the Agent; and

20.1.1.5	pay the Agent's reasonable costs and expenses (including legal fees) in respect of the above.

20.1.2	The Borrower shall not, without the prior written consent of the Agent, maintain any other account with any bank or financial institution.

20.2	Payments into the Rent Account

20.2.1	The Borrower shall ensure that:

20.2.1.1	(subject to Clauses 20.2.2, 20.2.2.3 and 20.2.4) all Rental Income;

20.2.1.2	all amounts payable to it (not otherwise paid directly to the Agent) under any Hedging Arrangements;

20.2.1.3	all proceeds of insurance claims in respect of loss of rent;

20.2.1.4	all proceeds of other insurance claims where the Agent has not opted pursuant to Clause 18.3.6.5 (Insurances);

20.2.1.5
any other sums payable to the Borrower (including, without limitation, (a) pursuant to the Share Purchase Agreement (including in particular any claims made under the Share Purchase Agreement against the Vendor) and (b) pursuant to any claim made by the Borrower against any provider of any report or other due diligence in respect of the Property); and

20.2.1.6	any amount released to the Borrower or the Shareholder from the Escrow Account (which has the meaning given to it in the Assignment of SPA Rights),

are paid promptly and directly into the Rent Account (or such other account as the Agent may designate for this purpose) (and, pending such payment into the Rent Account (or such other account as the Agent may designate for this purpose), shall hold such monies upon trust for the Security Agent (as security agent and trustee for itself and the other Finance Parties)).

20.2.2
Subject to Clauses 20.2.3 and 20.2.4, the Borrower shall ensure that, pursuant to the terms of the relevant Duty of Care Agreement, all Rental Income is collected by the Managing Agent and paid into its RICS client trust rent collection account, and that immediately following receipt thereof (and, in any event, at least 2 Business Days prior to the next following Interest Payment Date) the same (less any deduction allowed under Clause 20.2.3) are paid into the Rent Account (and, pending such payment into the Rent Account (or such other account as the Agent may designate for this purpose), shall hold such monies upon trust for the Security Agent (as security agent and trustee for itself and the other Finance Parties)).

20.2.3
Subject to Clause 20.2.4, the Managing Agent shall be entitled to deduct and retain the following amounts to be paid or expected in the next quarter to be paid by the Managing Agent from amounts standing to the credit of the RICS client trust rent collection account, prior to making the transfer to the Rent Account required by Clause 20.2.2 above:

20.2.3.1	any Headlease payments;

20.2.3.2	any service charge received under the Occupational Leases;

20.2.3.3	any insurance premia received under the Occupational Leases;

20.2.3.4	VAT (if any);

20.2.3.5
the fees of the Property Manager and the Asset Manager provided, to the extent not set out in the Property Management Agreement or Asset Management Agreement, the same have been approved in writing by the Agent;

20.2.3.6
any amounts referred to in paragraph (c) of the definition of Rental Income and any other sums in each case that the Borrower is obliged to discharge by reason of the Property or any part thereof being vacant and not subject to an Occupational Lease;[

20.2.3.7
prior to an Event of Default, any amounts referred to in paragraphs (k) and (l) of Rental Income provided the Borrower has demonstrated to the Agent that such amounts will be applied solely towards reinstating any asset in respect of which the payment was made;

provided in each case that the Borrower procures that such monies are held and applied by the Managing Agent solely for the purpose for which such monies have been retained.

20.2.4
Notwithstanding anything to the contrary in this Agreement or any other document, upon each of the following occurrences, the Borrower shall, on request by the Agent, procure that all Rental Income is paid directly by the tenants under the Occupational Leases into the Rent Account or such other account as the Agent may designate:

20.2.4.1	an Event of Default is continuing (including, without limitation, any breach of any Duty of Care Agreement); and/or

20.2.4.2	there is no Managing Agent, or the Managing Agent ceases to collect the Rental Income.

20.3	Restrictions on Withdrawals

20.3.1	The Borrower shall ensure that the Agent shall have sole signing rights on the DS Shortfall Account.

20.3.2
The Borrower shall have signing rights on the General Account and the Rent Account provided that the Borrower shall ensure that the Agent shall have sole signing rights on the General Account and the Rent Account for so long as an Event of Default is continuing.

20.3.3
On the Maturity Date or at any time after an Event of Default has occurred and is continuing, the monies standing to the credit of each Control Account may be appropriated and/or applied by the Agent (and/or the Agent may instruct the relevant Account Bank to apply such monies) in or towards payment of the Secured Liabilities which are due but unpaid, provided that any such appropriation and/or application will occur first in respect of the Rent Account.

20.3.4	Notwithstanding any other provision of this Clause 20 (Control Accounts), no withdrawal may be made by (or requested by) the Borrower from a Control Account:

20.3.4.1	if the withdrawal would result in that Control Account (or relevant sub-account) being overdrawn; or

20.3.4.2	at any time when an Event of Default is continuing or would occur as a result of that withdrawal;

except with the Agent's prior written consent.

20.4	Rent Account

20.4.1
All monies received into the Rent Account shall, on each Interest Payment Date, (save in relation to 20.4.1.1 where amounts shall be released promptly by the Borrower to pay any sums payable under any Headlease) be applied by the Borrower in the following order:

20.4.1.1	firstly, in or towards payment of any ground rent or other amounts due and payable (but unpaid) under any Headlease to the extent not paid by the Managing Agent;

20.4.1.2	secondly, in or towards payment pro rata of the fees and expenses of the Agent and the Security Agent then due and payable (but unpaid) under the Finance Documents;

20.4.1.3	thirdly, in or towards payment pro rata of any amount due and payable under Clauses 7.4 (excluding Clause 7.4.2.5) (Restrictions) and Clause 12.2 (Other indemnities);

20.4.1.4	fourthly, in or towards payment pro rata of any interest, default interest, fee or commission then due and payable under the Finance Documents;

20.4.1.5	fifthly, in or towards payment pro rata of any principal then due and payable under this Agreement (including without limitation any Repayment Instalment) ;

20.4.1.6	sixthly, in or towards (if applicable) any periodic amount then due and payable but unpaid to the Hedging Counterparty under the Hedging Arrangements

20.4.1.7	seventhly, in or towards any termination sum and any other amount (not being a periodic amount) then due and payable but unpaid to the Hedging Counterparty under the Hedging Arrangements;

20.4.1.8	eighthly, in or towards payment pro rata of any other sum due and payable but unpaid under the Finance Documents;

20.4.1.9
ninthly, if and for so long as a DS Cash Trap Event has occurred and is continuing, and on the two Interest Payment Dates following the date on which a DS Cash Trap Event has ceased to continue, by credit of the balance remaining (if any) to the DS Shortfall Account;

20.4.1.10	tenthly, provided that:

20.4.1.10.1	the above payments have been made in full; and

20.4.1.10.2	no Default has occurred and is continuing;

by credit of the balance remaining (if any) to the General Account.

20.4.2	The Borrower shall not apply or transfer, or direct the Account Bank to apply or transfer, any amounts from the Rent Account other than on the dates and in the manner set out in Clause 20.4.1.

20.4.3	If an Event of Default is continuing, no amount may be withdrawn from the Rent Account without the prior written consent of the Agent.

20.4.4
The Agent shall, if so directed by the Majority Lenders, (and without any requirement for the consent or approval of, or notification to, the Borrower or any Security Provider) vary the order set out in Clauses 20.4.1.2 to 20.4.1.10 above, or create a new order of payments.  Any variation to the order set out in Clause 20.4.1 or any creation of a new order of payments shall be notified in writing to the Agent, and shall be binding upon, all the Parties.  (No variation to the order set out in Clause 20.4.1 above which would, in the reasonable opinion of the Hedging Counterparty, be prejudicial to its interests under the Finance Documents, can be made without the prior written consent of the Hedging Counterparty.)

20.5	DS Shortfall Account

20.5.1	The Agent shall have sole signing rights in relation to the DS Shortfall Account.

20.5.2
The Agent is hereby irrevocably authorised to transfer and/or apply from the DS Shortfall Account (a) such amounts as may be necessary to pay any Unpaid Sums and (b) any amounts so to be applied pursuant to this Clause 20.5.

20.5.3
The Borrower may from time to time request in writing that monies standing to the credit of the DS Shortfall Account be released to the General Account to be applied in or towards funding (i) Approved Opex, (ii) Capex Works and (iii) any Tax Liability of the Borrower.  In this Clause 20.5.3:

"Approved Opex"	means such operating costs and expenses in relation to the Borrower's ownership of the Property set out in an Approved Opex Budget;

"Approved Opex Budget"
means at any time and from time to time a budget agreed between the Agent (acting reasonably) and the Borrower in respect of the operating costs and expenses in relation to the Borrower's ownership of the Property.

20.5.4
The Agent shall not be obliged to release, or instruct the relevant Account Bank to release, any such amounts to the General Account in respect of Approved Opex, Capex Works, or any Tax liability of the Borrower unless the Agent has received (in form and substance satisfactory to it, acting reasonably):

20.5.4.1	evidence that the requested amount is set out in an Approved Opex Budget or Annual Budget;

20.5.4.2	in the case of any Tax liability of the Borrower, the Borrower has provided details of such Tax liability, and confirmation that it has become due and payable;

20.5.4.3	in each case, such other evidence as the Agent may reasonably deem necessary.

20.5.5
The Agent shall not be obliged to release, or instruct the relevant Account Bank to release, any such amounts where an Event of Default is continuing (or would be reasonably likely to result from such release).

20.5.6
Subject to compliance by the Borrower with this Clause 20.5, the Agent shall (and is hereby irrevocably authorised by the Borrower to) release or instruct the relevant Account Bank to release monies standing to the credit of the DS Shortfall Account to the General Account to be applied solely in or towards funding Approved Opex, Capex Works and any Tax liability of the Borrower.

20.5.7
If the Agent is satisfied that no DS Cash Trap Event has occurred and is continuing for at least two consecutive Interest Payment Dates following the date on which a DS Cash Trap Event ceased to continue (without taking into account any monies standing to the credit of the Rectification Account or the DS Shortfall Account for this purpose) then, provided no Event of Default is continuing or would reasonably be expected to occur as a result, the Agent shall following a written request from the Borrower, release the monies standing to the credit of the DS Shortfall Account, together with interest accrued thereon, to the General Account.

20.5.8	Subject to prior release pursuant to Clause 20.5.7, on the Maturity Date the monies standing to the credit of the DS Shortfall Account shall be applied in repayment of the Loan.

20.6	General Account

20.6.1	Subject to no Event of Default having occurred which is continuing the Borrower may make withdrawals from the General Account.

20.6.2	If an Event of Default is continuing, no amount may be withdrawn from the General Account without the prior written consent of the Agent.

20.7	Rectification Account

20.7.1	The Agent shall have sole signing rights in relation to the Rectification Account, which shall be operated in accordance with Clause 17 (Financial covenants) and this Clause 20.7.

20.7.2	The Agent is hereby irrevocably authorised to transfer and/or apply from the Rectification Account such amounts as may be necessary to pay any Unpaid Sums.

20.8	Control Accounts Generally

20.8.1	Each Control Account shall be denominated in sterling.

20.8.2
If the Borrower or the Agent receives any moneys for crediting to a Control Account in a currency other than sterling, it will promptly convert those monies into sterling (at the then prevailing rate of exchange quoted by the Agent) before depositing the proceeds into the relevant Control Account.

20.8.3
This Clause 20 (Control Accounts) does not limit or affect the Borrower's obligations to pay the Secured Liabilities or to make voluntary or mandatory payments under the Finance Documents (in accordance with this Agreement).

20.8.4	The Borrower shall, within 7 Business Days of any request by the Agent, provide the Agent with the following information in relation to any payment received in a Control Account:

20.8.4.1	the date of payment/receipt;

20.8.4.2	the identity of the payer; and

20.8.4.3	the purpose of payment/receipt.

20.8.5	The Borrower shall on each Interest Payment Date provide to the Agent full details of all amounts transferred from the Rent Account since the previous Interest Payment Date.

20.8.6
The Finance Parties will not be responsible to the Borrower or any Security Provider for the non-payment of any of the Secured Liabilities which could be paid out of monies standing to the credit of any Control Account, nor will the Finance Parties be liable for any withdrawal from a Control Account wrongly made (except for fraud or wilful misconduct by the Agent).

20.9	Change of Control Accounts

20.9.1	If the Agent so reasonably requires or the Borrower so requests (and the Agent consents), a Control Account may be moved to another bank.

20.9.2
The Borrower shall do all such things as the Agent reasonably requests to facilitate any such change of Control Account(s), and shall create Security in favour of the Security Agent and the other Finance Parties over the balance standing to the credit of such Control Account(s) in form and substance satisfactory to the Agent (acting reasonably).

21.	CHANGES TO THE LENDERS

21.1	Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the "Existing Lender") may freely at any time and from time to time:

21.1.1	assign all or any of its rights; or

21.1.2	transfer by novation all or any of its rights and obligations;

under the Finance Documents to any Affiliate, to any other Lender, or to any bank, building society, insurance company, pension fund or other financial institution (the "New Lender").

21.2	Conditions of assignment or transfer

21.2.1	Subject to Clause 21.2.2, the consent of the Borrower is required to any assignment or transfer by an Existing Lender, other than:

21.2.1.1	an assignment or transfer at a time when an Event of Default is continuing; and/or

21.2.1.2	an assignment or transfer to another Lender or to any Affiliate of the Existing Lender or any other Lender.

21.2.2	For the purposes Clause 21.2.1:

21.2.2.1	the consent of the Borrower to an assignment or transfer must not to be unreasonably withheld, delayed or conditioned;

21.2.2.2
the Borrower shall be deemed to have given its consent 5 Business Days after the Existing Lender (or the Agent on its behalf) has requested it, unless consent is expressly refused in writing by the Borrower within that time; and

21.2.2.3
(without limitation to Clause 21.2.2.1 above) the consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

21.2.3	An assignment will only be effective on:

21.2.3.1
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

21.2.3.2
performance by the Agent of all know your customer checks, Money Laundering Regulations requirements, or other similar checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

21.2.4	A transfer will only be effective if the procedure set out in Clause 21.5 (Procedure for transfer) is complied with.

21.2.5	For the purposes of the law of the British Virgin Islands, the Borrower hereby expressly accepts any assignment or transfer by a Lender permitted by this Agreement.

21.2.6	If:

21.2.6.1	a Lender assigns or transfers any of its rights or obligations under this Agreement or changes its Facility Office; and

21.2.6.2
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 10 (Tax gross-up and indemnities) or Clause 11 (Increased Costs);

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

21.2.7
Each New Lender, by executing the relevant Transfer Certificate or assignment document, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has (to the extent applicable) been approved by or on behalf of the requisite Lender or Lenders (or the Agent or the Security Agent on their behalf) in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision

21.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (unless waived by it) (for its own account) a fee of £2,000.

21.4	Limitation of responsibility of Existing Lenders

21.4.1
Unless expressly agreed to the contrary in writing (and referring expressly to this provision), an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

21.4.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

21.4.1.2	the financial condition of the Borrower or any Security Provider;

21.4.1.3	the performance and observance by the Borrower or any Security Provider of their obligations under the Finance Documents or any other documents; or

21.4.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document;

and any representations or warranties implied by law are excluded.

21.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

21.4.2.1
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower, any Security Provider, its Affiliates and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

21.4.2.2
will continue to make its own independent appraisal of the creditworthiness of the Borrower, any Security Provider, their Affiliates and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.4.3	Nothing in any Finance Document obliges an Existing Lender to:

21.4.3.1	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

21.4.3.2
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance or breach by the Borrower or any Security Provider of their obligations under the Finance Documents or otherwise.

21.5	Procedure for transfer

21.5.1
Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 21.5.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

21.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer checks, Money Laundering Regulations requirements or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

21.5.3	On the Transfer Date:

21.5.3.1
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

21.5.3.2
each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

21.5.3.3
the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

21.5.3.4	the New Lender shall become a Party as a "Lender".

21.5.4	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

21.6	Disclosure of information

Notwithstanding the terms of any confidentiality undertaking given by a Lender prior to it becoming a Party (the terms of which are hereby superseded), any Finance Party may disclose (subject, in the case of Clause 21.6.2.1, 21.6.2.2, 21.6.3 or 21.6.9 below, to receipt of a confidentiality undertaking (in form and substance satisfactory to the Lender) from the same addressed to the relevant Lender):

21.6.1	to any of its Affiliates;

21.6.2	to any other person:

21.6.2.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

21.6.2.2
with (or through) whom that Lender enters into (or may potentially enter into) any participation, risk-participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower;

21.6.2.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

21.6.2.4
with (or through) whom that Lender enters into (or may potentially enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one of more Finance Documents (including any monoline insurers, verification agents and their Affiliates);

21.6.3
to any other investors or potential investors or other parties in relation to, or in contemplation of, any securitisation or any participation in any of its rights and/or obligations under the Finance Documents or any participation referred to in Clause 21.8 (Participation);

21.6.4	to any rating agency;

21.6.5
to (or to any person whom information is required to be disclosed by) any court of competent jurisdiction, and to any governmental, taxation, banking or other regulatory body, or pursuant to any applicable law or regulation;

21.6.6	to a listing authority, stock exchange or similar body in connection with the preparation of any prospectus or otherwise;

21.6.7	to any Affiliate of the Borrower or any Security Provider;

21.6.8	to administrative, settlement and numbering service providers;

21.6.9
to any mortgagee, chargee or lender of any of the foregoing (including any person to whom or for whose benefit a Lender may charge, assign or otherwise create Security in accordance with Clause 21.10(Security over Lenders' Rights);

21.6.10	to any professional advisers of any of the foregoing;

in each case any information about the Borrower, the Shareholder, a Security Provider, their Affiliates, the Property, any Occupational Lease, the Headlease, the Facility and the Transaction Documents (other than a Fee Letter without the consent of the Agent and (if relevant) an Original Lender party to such Fee Letter) as that Finance Party shall consider appropriate.

21.7	Syndication

The Borrower shall (and shall procure that the Security Providers shall) at the cost of the Lenders assist the Agent and the Lenders in effecting successful syndication from time to time.  Such assistance will include:

21.7.1
the provision of such information (including financial projections and information) by it as may be reasonably required by the Agent in connection with the syndication and/or the preparation of any information or sell-down memorandum;

21.7.2
making available, at reasonable times and upon reasonable notice and without unduly disrupting the normal operation of business, its senior management and (to the extent possible) representatives of the Managing Agent and Asset Manager for the purposes of making presentations to, hosting site visits and/or holding meetings with proposed new Lenders;

21.7.3
agreeing to make such amendments to the Finance Documents as may be reasonably requested by the proposed new Lenders and as agreed to by the Agent (in consultation with the Borrower) provided that any such amendments do not relate to an increase in fees or the overall amount of interest payable in respect of the Facility or result in any additional and greater financial or other obligation on the part of a Security Provider; and/or

21.7.4
entering into such syndication and other documentation (including, without limitation, further Finance Documents, intercreditor or priority arrangements, or transfers) in connection with such syndication as the Agent may reasonably request provided that such documentation does not directly result in any additional and greater financial or other material obligation on the part of a Security Provider.

For the avoidance of doubt, the Borrower shall not be required to pay for the Lender’s costs and expenses incurred pursuant to this Clause 21.7.

21.8	Participation

A Lender may enter into any sub-participation or risk-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement, provided that such Lender remains the lender of record.

21.9	Loan Tranches

The Agent may at any time require that the Loan (or part thereof) be divided into two or more tranches, of which the aggregate weighted average interest rate shall, as of any syndication, sale or securitisation of the Loan (or part thereof), equal the interest rate on the Loan that would have applied from time to time had the tranching not occurred, but each of which may have a different interest rate and a different amortisation profile PROVIDED ALWAYS that (a) the impact of such division shall not directly result in any additional and greater financial obligation to a Security Provider and (b) for the avoidance of doubt, a Security Provider shall not be required to pay for the Agent’s costs and expenses incurred pursuant to this Clause 21.9.

21.10	Security over Lenders' rights

21.10.1
In addition to the other rights provided to Lenders under this Clause 21, each Lender may without consulting with or obtaining consent from the Borrower or any Security Provider, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

21.10.1.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

21.10.1.2
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

21.11	New Hedging Counterparties

21.11.1
If the Agent at any time wishes a person (the "New Hedging Counterparty") to become a Hedging Counterparty in substitution for the existing Hedging Counterparty, then, subject to Clause 21.11.2 below, the Borrower, following a request from the Agent to do so, shall forthwith procure that there is delivered to the Agent a hedging accession letter (in form and substance satisfactory to the Agent) duly executed and completed by the New Hedging Counterparty.

21.11.2	In order to become a Hedging Counterparty, the New Hedging Counterparty must be approved in writing by the Agent (acting on the instructions of the Majority Lenders).

21.11.3
For the avoidance of doubt, the consent of the Borrower is not required to any New Hedging Counterparty becoming a Party For the purposes of the law of the British Virgin Islands, the Borrower hereby expressly accepts any change of Hedging Counterparty permitted by this Agreement.

21.11.4	The relevant New Hedging Counterparty shall, on the Agent executing the relevant Hedging Accession Letter, immediately become a Party as a "Hedging Counterparty".

21.11.5
Notwithstanding the above, and without prejudice to Clauses 21.1 (Assignments and transfers by the Lenders) and 21.2 (Conditions of assignment or transfers), any Existing Lender which is a Hedging Counterparty which assigns or novates all of its rights and obligations (or any part thereof (a "Partial Loan Transfer")) in accordance with Clause 21 (Changes to the Lenders), may at its option transfer or novate all of its rights and obligations (or such part of them which equates to a Partial Loan Transfer) under any Hedging Arrangement to which it is party to another Lender (including for the avoidance of doubt any New Lender) or an Affiliate of a Lender or another bank or financial institution (such other Lender, New Lender or Affiliate of a Lender (or the New Lender), or other bank or financial institution, the "Transferee Hedging Counterparty"), provided that the Transferee Hedging Counterparty must be approved by the Agent in advance in accordance with Clause 21.11.2 above. Upon the Agent's approval being given, the Borrower and that Existing Lender shall take all steps reasonably required to give effect to such transfer to the Transferee Hedging Counterparty (which shall become a Party as a “Hedging Counterparty” in accordance with this Clause 21.11).

21.12	Warehousing

21.12.1
Notwithstanding the other provisions of this Clause21.12, and without prejudice to Clause 21.10 above, a Finance Party may, at any time without the consent of, or consulting with, or notifying, the Borrower or any Security Provider, create any Security over or assign all or any of its rights and benefits under the Finance Documents or create any Security over or transfer all or any of its rights, benefits and obligations under the Finance Documents or enter into contractual relations by way of sub-participation or otherwise in each case to or with any person from whom a Finance Party obtains funding in connection with the Facility (the “Warehousing Partner”) provided that the cost to the Borrower in relation to interest and principal is not increased as an immediate and direct consequence thereof.

21.12.2
A Finance Party may disclose to any Warehousing Partner such information about the Borrower, the Security Providers, any of their Affiliates, the business of such persons and/or the Property as the Finance Party shall consider appropriate.

22.	CHANGES TO THE BORROWER

The Borrower may not assign or otherwise dispose of (or declare any trust of) any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.	ROLE OF THE AGENT AND THE SECURITY AGENT

23.1	Appointment of the Agent and the Security Agent

23.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

23.1.2	Each other Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents.

23.1.3	The Security Agent shall hold:

23.1.3.1	the Security Assets and the Security constituted by the Security Documents;

23.1.3.2	all undertakings, rights, title, interests, monies and other assets contained in, constituted by or received or recovered by the Security Agent under or in connection with, the Finance Documents;

23.1.3.3	to the extent that it can lawfully do so, the benefit of all reports and opinions addressed to (or capable of being relied upon by) the Security Agent; and

23.1.3.4	the benefit of all rights, obligations, covenants, representations or warranties, and undertakings made in favour of the Security Agent;

in each case in trust for and on behalf of itself and the other Finance Parties on the terms and subject to the conditions set out in this Agreement and the other Finance Documents (the "Trust Property").

23.1.4	The perpetuity period under the rule against perpetuities (if relevant) shall be the period of 125 years from the date of this Agreement.

23.1.5
Each other Finance Party authorises the Agent to execute, and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.1.6
Each other Finance Party authorises the Security Agent to execute, and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Duties of the Agent and the Security Agent

23.2.1
The Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent respectively for that Party by any other Party.

23.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

23.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

23.2.4	The Agent shall promptly notify the Finance Parties of any Default of which it is informed.

23.2.5
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

23.2.6	The respective duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

23.2.7
Neither the Agent nor the Security Agent (in respect of the arrangement of the Facility solely), nor the Arranger, has any obligations of any kind to any other Party under or in connection with any Finance Document, save as specifically provided therein.

23.3	No fiduciary duties

23.3.1	Save as provided herein, nothing in this Agreement constitutes the Agent or the Security Agent as a trustee or fiduciary of any other person.

23.3.2	Neither of the Agent nor the Security Agent shall be bound to account to any other Finance Party for any fee, sum or the profit element of any sum received by it for its own account.

23.3.3	Neither the Agent nor the Security Agent shall have any obligations to any other Finance Party under the Finance Documents other than obligations expressly provided for herein or therein.

23.3.4	Section 1 of the Trustee Act 2000 shall not apply to the Finance Documents.

23.4	Business with the Group

The Agent and the Security Agent or any Affiliate thereof may accept deposits from, lend money to and generally engage in any kind of banking or other business with, the Borrower, the Shareholder, any Security Provider (or any Affiliate thereof).

23.5	Rights and discretions of the Agent and the Security Agent

23.5.1	Each of the Agent and the Security Agent may rely on:

23.5.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

23.5.1.2
any statement made by a director (or equivalent), authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

23.5.2
Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent (and in the case of the Security Agent, as trustee) for the Finance Parties) that:

23.5.2.1	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 19.1 (Non-payment));

23.5.2.2	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

23.5.2.3	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of each Security Provider; and

23.5.2.4	(as between itself and the Lenders):

23.5.2.4.1	each Lender considers that the Loan is In Cover, unless that Lender has notified the Agent to the contrary in writing;

23.5.2.4.2
having once received written confirmation from a Lender that it considers the Loan not to be In Cover, such Lender shall continue to treat the Loan as not being In Cover until such time as it notifies the Agent in writing to the contrary; and

23.5.2.4.3
having once received written confirmation from a Lender that the Loan (or its participation in it) is In Cover, such Loan (or part thereof) shall continue to be treated as being In Cover until such time as that Lender notifies the Agent in writing to the contrary.

23.5.3	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts or advisers.

23.5.4
Without prejudice to Clause 23.5.3, and without prejudice to any other rights or remedies of the Agent, Security Agent and the Lenders pursuant to Clause 19.27 (Acceleration), where an Event of Default occurs (following the expiry of any applicable grace period), each of the Agent and the Security Agent have the irrevocable authority of the Borrower, at the cost of the Borrower, to appoint in its discretion any firm or firms of independent accountants, surveyors, valuers, property advisers or other advisers which the Agent (or the Security Agent, as the case may be) require to investigate the business, assets and liabilities (including with respect to the tax position) of the Borrower, or the condition of the Property; to report on the foregoing; and to make recommendations thereon (without incurring professional or other liability to the Borrower nor any duty to disclose to anyone other than the Finance Parties any report or recommendations made).  The Borrower shall (and shall procure that each Security Provider shall) provide those accountants, surveyors, valuers, property advisers or other advisers with its full co-operation and assistance.

23.5.5	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

23.5.6	Each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent and/or trustee under the Finance Documents.

23.5.7
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or  otherwise be actionable at the suit of any person or a breach of a fiduciary duty or duty of confidentiality, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

23.5.8
Where this Agreement specifies a minimum period of notice to be given to the Agent (or the Security Agent, as the case may be), the Agent (or the Security Agent, as the case may be) may, at its discretion, accept a shorter notice period.

23.6	Majority Lenders' instructions

23.6.1
Unless a contrary indication appears in a Finance Document or any document between the Finance Parties from time to time, each of the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent (or Security Agent, as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders refrain from acting or exercising any right, power, authority or discretion vested in it as Agent (or Security Agent, as the case may be)) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with any such instructions of the Majority Lenders.

23.6.2
Unless a contrary indication appears in a Finance Document or any document between the Finance Parties from time to time, any instructions by the Majority Lenders shall be binding on all the Finance Parties.

23.6.3
Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions given to it by the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

23.6.4	Each of the Agent and Security Agent may request instructions from the Majority Lenders before acting on any matter.

23.6.5
In the absence of instructions from the Majority Lenders, whether following a request or otherwise, (or, if appropriate, the Lenders), each of the Agent and the Security Agent may (but shall not be obliged to) act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

23.6.6
Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender without first obtaining that Lender's consent in any legal or arbitration proceedings relating to any Finance Document.  This Clause 23.6.6 shall not, however, apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security constituted by the Security Documents.

23.7	Responsibility for documentation

Neither the Agent nor the Security Agent:

23.7.1
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Borrower, the Security Providers, or any other person given in or in connection with any Finance Document;

23.7.2
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any information or sell-down memorandum; nor

23.7.3
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

23.8	Exclusion of liability

23.8.1
Without limiting this Clause 23.8, (and, without prejudice to the provisions of Clause 26.11 (Disruption to Payment Systems etc.)) neither the Agent nor the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken or omitted to be taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

23.8.2
No Party other than the Agent or, as the case may be, the Security Agent may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim such Party might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may (subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999) rely on this Clause.

23.8.3
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

23.8.4
Nothing in this Agreement shall oblige any of the Agent or the Security Agent to carry out any know your customer checks, any Money Laundering Regulations requirements or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks or requirements it is required to carry out and that it may not, and shall not, rely on any statement in relation to such checks or requirements made by the Agent or the Security Agent.

23.9	Lenders' and Hedging Counterparty's indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) (or, in the case where the following cost, loss or liability relates solely to the Hedging Counterparty, the Hedging Counterparty shall) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever)  incurred by the Agent or, as the case may be, the Security Agent (otherwise than by reason of the gross negligence or wilful misconduct of the Agent or, as the case may be, the Security Agent) (or, in the case of any cost, loss or liability pursuant to Clause 26.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless such person has been reimbursed by the Borrower pursuant to a Finance Document).

23.10	Resignation of the Agent or Security Agent

23.10.1	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Finance Parties and the Borrower.

23.10.2
Alternatively the Agent or the Security Agent may resign by giving notice to the Finance Parties, in which case the Majority Lenders (after consultation with the Borrower for no more than 5 Business Days) may appoint a successor Agent or, as the case may be, Security Agent.

23.10.3
In the event that the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with Clause 23.10.2 above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Agent (in either case after consultation with the Borrower for no more than 5  Business Days) may appoint a successor Agent or, as the case may be, Security Agent.

23.10.4
The retiring Agent or, as the case may be, Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or, as the case may be, Security Agent under the Finance Documents.

23.10.5	The resignation notice of the Agent or, as the case may be, the Security Agent shall only take effect upon the appointment of a successor, and, in the case of the Security Agent, the transfer of:

23.10.5.1	all the Security held by it to that successor; and

23.10.5.2	the Security Agent's rights, benefits and interests under the Finance Documents.

23.10.6
Upon the appointment of a successor, the retiring Agent or, as the case may be, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

23.10.7
Notwithstanding the foregoing, for so long as the whole or any part of the Loan (or the mortgage securing it) is (or is intended to be) placed into a German covered bond (Pfandbrief), any replacement or successor Security Agent must be a suitable credit institution complying with the requirements of the Pfandbrief Act (Pfandbriefgesetz) and the issue of covered bonds thereunder.

23.10.8
For the avoidance of doubt, the resignation or retirement of the person for the time being acting as Security Agent, and the appointment of any successor, shall in no way prejudice: (a) the Security created or intended to be created by the Security Documents; (b) the obligations of the Borrower and/or the Security Providers under the Finance Documents; (c) the rights, powers and remedies of the Security Agent and/or the Finance Parties under the Finance Documents; nor (d) the trust established pursuant to this Agreement or any other Finance Document.

23.11	Confidentiality

23.11.1
In acting as agent and/or trustee (as applicable) for the Finance Parties each of the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

23.11.2
If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, Security Agent shall not be deemed to have notice of it.

23.11.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to disclose to any other person:

23.11.3.1	any confidential information; or

23.11.3.2	any other information if the disclosure might in the opinion of the Agent or the Security Agent (as applicable) constitute a breach of any law, regulation or fiduciary duty.

23.12	Relationship with the Finance Parties

23.12.1	The Agent and the Security Agent may treat:

23.12.1.1
the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office; and

23.12.1.2	each other Finance Party as a person having the capacity specified herein;

in each case:

(a)	entitled to or liable for any payments due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day;

unless it has received not less than five Business Days' prior notice from that Finance Party to the contrary in accordance with the terms of the Finance Documents.

23.12.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

23.12.3
If it is also a Lender, each of the Agent and the Security Agent has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not the Agent or Security Agent.

23.13	Security Agent as trustee

23.13.1	The Security Agent in its capacity as trustee or otherwise shall not be liable for any failure, omission, or defect in perfecting the security constituted by any Finance Document.

23.13.2
The Security Agent in its capacity as trustee or otherwise may accept without enquiry such title as the Borrower or any Security Provider may have to the property over which security is intended to be created by any Finance Document.

23.13.3
Save where the Security Agent holds a legal mortgage over an interest in real property or shares, the Security Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deeds, any Finance Document or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same.  The Security Agent may in its absolute discretion permit the Borrower (or its solicitors) to retain all such title deeds and other documents in its possession subject to such undertakings as the Security Agent may reasonably require.

23.13.4
Save as otherwise provided in the Finance Documents, all monies which under the trusts contained in the Finance Documents or otherwise are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent.  Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including itself or the Agent) and upon such terms as the Security Agent may think fit.  Any and all such monies and all interest in relation to them shall be paid over to the Agent forthwith upon demand by the Agent.

23.13.5
Each Finance Party confirms its approval of the Finance Documents and any security created or to be created pursuant to them and authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee or as otherwise provided (and whether or not expressly in the Finance Parties' names) on its behalf.

23.13.6
Distributions by the Security Agent shall be made at such times as the Security Agent in its absolute discretion determines to be as soon as is reasonably practicable, having regard to all relevant circumstances, and the Security Agent shall have no liability whatsoever for any loss or damage which any Finance Party  might sustain as a consequence of the timing of any such distribution.

23.13.7	For the purpose of any distribution by the Security Agent, the Security Agent may, by notice to the Finance Parties, fix a date as at which the amount of the Secured Liabilities are to be calculated.

23.13.8
For the purposes of determining the amount of any payment to be made to any Finance Party the Security Agent shall be entitled to call for and rely upon (and it is the intention of the Parties that the Security Agent shall rely upon) a certificate from the relevant Finance Party  of the amount and nature of any amount due, owing or incurred to the relevant Finance Party at the date fixed by the Security Agent for such purpose and as to such other matters as the Security Agent may deem necessary or desirable to enable it to make a distribution.

23.13.9
If the Security Agent makes any distribution contrary to any of the provisions of the Finance Documents or any distribution made by it otherwise transpires to have been invalid or the Security Agent and the person receiving such distribution agree that it should be refunded, the recipient shall, to the extent that no charge is thereby created, hold the proceeds of that distribution on trust to repay to the Security Agent forthwith on demand. If the trust imposed by this Clause 23.13.9 cannot be given effect to for whatever reason, the relevant recipient shall, if and when so requested by the Security Agent, pay an amount equal to the proceeds of that distribution required to be held on trust to the Security Agent.

23.13.10
The Security Agent may, whenever it thinks fit, delegate by power of attorney or otherwise to any person all or any of the rights, powers, authorities and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as it may think fit and it shall not be bound to supervise, or to be in any way responsible for any loss, liability, costs, charges or expenses incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate.

23.13.11
The Security Agent and every attorney, agent or other person appointed by it under any of the Finance Documents may indemnify itself or himself out of the Security Assets against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses incurred by any of them in relation to or arising out of the taking or holding of the Security Assets, the exercise or purported exercise of the rights, trusts, powers and discretions vested in any of them or any other matter or thing done or omitted to be done in connection with any of the Finance Documents or pursuant to any law or regulation.

23.13.12
The Security Agent may at any time appoint any person (whether or not a trust corporation) to act either as a separate trustee or as a co-trustee jointly with it and the Security Agent shall give prior notice to the Borrower of any such appointment.  Any person so appointed shall (subject to the provisions of the Finance Documents) have such powers, authorities and discretions and such duties and obligations as shall be conferred or imposed on such person by the instrument of appointment and shall have the same rights, powers, discretions and benefits under the Finance Documents as the Security Agent.  Unless the context otherwise requires any reference in the Finance Documents to the Security Agent shall be construed as a reference to the Security Agent and each such separate trustee and co-trustee.  The Security Agent shall have power in like manner to remove any person so appointed.  Such remuneration as the Security Agent may pay to any person so appointed, and any costs, charges and expenses incurred by such person in performing its functions pursuant to such appointment, shall for the purposes hereof be treated as costs, charges and expenses incurred by the Security Agent in performing its function as trustee hereunder.

23.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of the Borrower, Security Providers or any Affiliate thereof for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent and the Security Agent  that it has been, and will continue to be, solely responsible for making (and has made) its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

23.14.1	the financial condition, status and nature of the Borrower, any Security Provider, and their respective Affiliates;

23.14.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

23.14.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

23.14.4
the adequacy, accuracy and/or completeness of all information provided by the Agent, the Security Agent, the Borrower, any Security Provider, any Affiliate of the foregoing, or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

23.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or, as the case may be, the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which it would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.16	Merger

Any corporation or entity into which the Agent and/or Security Agent may be merged or converted or any corporation or entity with which the Agent and/or Security Agent may be consolidated or any corporation or entity resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent and/or Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent and/or Security Agent under this Agreement and the other Finance Documents (as appropriate) without the execution or filing of any document or any further act on the part of any of the parties to this Agreement or any other Finance Document, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Borrower and the other Finance Parties.

23.17	Security Trust

The Security Agent accepts its appointment under Clause 23.1 (Appointment of the Agent and the Security Agent) as trustee of the Trust Property (as defined in Clause 23.1.3) and shall hold the Trust Property with effect from the date of this Agreement on trust for itself and the other Finance Parties on and subject to the terms set out in the Finance Documents.

23.18	Common Parties

Notwithstanding that the Agent and the Security Agent may from time to time be the same entity, the Agent and the Security Agent have entered into this Agreement in their separate capacities as agent for the Finance Parties or (as appropriate) security agent and trustee for the Finance Parties provided that, where this Agreement provides for the Agent or Security Agent to communicate with or provide instructions to the other, while the two parties in question are the same entity, it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

23.19	Agent's management time

Any amount payable to the Agent under Clause 12.3 (Indemnity to the Finance Parties), Clause 14 (Costs and expenses) and Clause 23.9 (Lenders' and Hedging Counterparty's indemnity to the Agent and the Security Agent) shall, following an Event of Default and while the same is continuing, include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 9 (Fees) or under any Fee Letter.

24.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

24.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

24.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

24.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25.	SHARING AMONG THE FINANCE PARTIES

25.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower or a Security Provider other than in accordance with Clause 26 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

25.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

25.1.2
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

25.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial payments).

25.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower or Security Provider as the case may be and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial payments).

25.3	Recovering Finance Party's rights

25.3.1
On a distribution by the Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

25.3.2
If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 25.3.1 above the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

25.4.1
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

25.4.2	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

25.5	Exceptions

25.5.1
This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower as the case may be.

25.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

25.5.2.1	it notified that other Finance Party of the legal or arbitration proceedings; and

25.5.2.2
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

26.	PAYMENT MECHANICS

26.1	Payments to the Agent

26.1.1
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

26.1.2	Payment shall be made to such account in such jurisdiction and with such bank as the Agent specifies after consultation with the Borrower.

26.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to the Borrower) and Clause 26.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

26.3	Distributions to the Borrower

The Agent may (with the consent of the  Borrower (unless an Event of Default is continuing) or in accordance with Clause 27 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.4	Clawback

26.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

26.4.2
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

26.5	Partial payments

26.5.1
Subject to Clauses 26.5.2 and 26.5.3, if the Agent and/or Security Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent and/or Security Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

26.5.1.1	firstly, in or towards payment of any ground rent or other amounts due and payable (but unpaid) under any Headlease;

26.5.1.2	secondly, in or towards payment pro rata of any fees, costs and expenses of the Agent and the Security Agent then due and payable (but unpaid) under the Finance Documents;

26.5.1.3	thirdly, in or towards payment pro rata of any amount due and payable under Clauses 7.4 (excluding Clause 7.4.2.5) (Restrictions) and Clause 12.2 (Other indemnities);

26.5.1.4	fourthly, in or towards payment pro rata of any interest, default interest, fee or commission then due and payable under the Finance Documents ;

26.5.1.5	fifthly, in or towards payment pro rata of any principal then due and payable under this Agreement (including without limitation, any Repayment Instalment(s))

26.5.1.6	sixthly, in or towards (if applicable) any periodic amount then due and payable but unpaid to the Hedging Counterparty under the Hedging Arrangements;

26.5.1.7	seventhly, in or towards any termination sum and any other amount (not being a periodic amount) then due and payable but unpaid to the Hedging Counterparty under the Hedging Arrangements; and

26.5.1.8	eighthly, in or towards payment pro rata of any other sum due and payable under the Finance Documents.

26.5.2
The Agent shall, if so directed by the Majority Lenders vary the order set out in Clause 26.5.1.1 to 26.5.1.8 (inclusive). No variation to the order set out in Clause 26.5.1 above which would, in the reasonable opinion of the Hedging Counterparty, be prejudicial to its interests under the Finance Documents, can be made without the prior written consent of the Hedging Counterparty.

26.5.3	The foregoing provisions of this Clause 26.5 will override any appropriation made by the Borrower or any Affiliate thereof.

26.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents (excluding the Hedging Arrangements) shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.7	Business Days

26.7.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

26.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.8	Currency of account

26.8.1	Subject to Clauses 26.8.2 and 26.8.3 below, sterling is the currency of account and payment for any sum due from the Borrower under any Finance Document.

26.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.8.3	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

26.9	Change of currency

26.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

26.9.1.1
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

26.9.1.2
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

26.9.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably, and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

26.10	Money Laundering Laws

26.10.1
The Agent and the Security Agent may refuse to accept any amount tendered under the Finance Documents in or towards satisfaction of any payment obligation of the Borrower or any Finance Party if the Agent or, as the case may be, the Security Agent is not satisfied that such tendered amount is from a source which complies with all applicable money laundering legislation and/or regulations (including without limitation the Money Laundering Regulations).

26.10.2
In the event that the Agent or, as the case may be, the Security Agent exercises its rights under Clause 26.10.1 above not to accept any amount, such amount shall be deemed not to have been paid and the relevant payment obligation not to have been satisfied.

26.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

26.11.1
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

26.11.2
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph 26.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

26.11.3
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph 26.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

26.11.4
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Amendments and Waivers);

26.11.5
the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.11.1; and

26.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 26.11.4 above.

27.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  That Finance Party shall promptly notify the Borrower of such set-off or conversion.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

28.2.1	in the case of the Borrower, that identified with its respective name and signature below;

28.2.2	in the case of the Original Lender, the Agent, the Security Agent or the Original Hedging Counterparty, that identified with its respective name and signature below;

28.2.3	in the case of any other Lender or Hedging Counterparty, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

28.2.4	in the case of any successor or replacement Agent or Security Agent, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

28.3	Delivery

28.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

28.3.1.1	if by way of fax, when received in legible form; or

28.3.1.2	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

28.3.2
Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's (or Security Agent's) signature below (or any substitute department or officer as the Agent (or Security Agent, as the case may be) shall specify for this purpose).

28.3.3	Any communication or document made or delivered to the Borrower shall be deemed to be made or delivered to all the Security Provider.

28.4	Notification of address or fax number

Promptly upon receipt of notification of an address, fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

28.5	Electronic communication

28.5.1
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

28.5.1.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

28.5.1.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

28.5.1.3	notify each other of any change to their address or any other such information supplied by them.

28.5.2
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.6	English language

28.6.1	Any notice given under or in connection with any Finance Document must be in English.

28.6.2	All other documents provided under or in connection with any Finance Document must be:

28.6.2.1	in English; or

28.6.2.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

30.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

32.1	Required consents

32.1.1	Subject to Clause 32.2 (Exceptions) any term of the Finance Documents may be:

32.1.1.1	amended, only with the written consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower; or

32.1.1.2
waived (prospectively or retrospectively), only with the consent of the Agent (acting on the instructions of the Majority Lenders) (and, if the waiver relates to an obligation on the part of a Finance Party, with the consent of the Borrower);

and any such amendment or waiver will be binding on all Parties.

32.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.

32.2	Exceptions

32.2.1	An amendment or waiver that has the effect of changing or which relates to:

32.2.1.1	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

32.2.1.2	an extension to the date of payment of any amount under the Finance Documents;

32.2.1.3	a reduction in the Margin (other than in accordance with this Agreement) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

32.2.1.4	an increase in or an extension of any Commitment;

32.2.1.5	a change to the Borrower or (other than in accordance with the Finance Documents) any Security Provider;

32.2.1.6	any provision which expressly requires the consent of all the Lenders;

32.2.1.7	Clause 2.2 (Finance Parties' rights and obligations), Clause 21 (Changes to the Lenders) or this Clause 32;

32.2.1.8
an amendment to, or release (other than where the Secured Liabilities are unconditionally and irrevocably discharged in full with the consent of the Security Agent, or where such release is in accordance with the terms of the Finance Documents) of, any Security constituted by the Security Documents;

shall not be made without the prior consent of the Agent (acting on the instructions of all the Lenders).

32.2.2
An amendment or waiver which relates to the rights or obligations of the Arranger, Agent or the Security Agent may not be effected without the consent of the Arranger, Agent or the Security Agent respectively.

32.2.3	An amendment or waiver which relates to the rights or obligations of the Hedging Counterparty may not be effected without the consent of the Hedging Counterparty.

32.2.4	A Fee Letter may only be amended or waived with the agreement of the Agent and (if applicable) the Original Lender (to the extent a party to that Fee Letter) and the Borrower.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement (and all non-contractual obligations arising out of or in connection with it) is governed by, and shall be construed in accordance with, English law.

35.	ENFORCEMENT

35.1	Jurisdiction

35.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination of the Finance Documents, or any non-contractual obligations arising out of or in connection with them) (a "Dispute").

35.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

35.1.3
This Clause 35.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

35.1.4	The Borrower hereby (and shall procure that each Security Provider) irrevocably and unconditionally:

35.1.4.1
waives any objection to the jurisdiction of the English courts dealing with (and agrees not to raise or claim immunity from) any proceedings for enforcement of the Finance Documents (and shall ensure that no such claim is made on its behalf);

35.1.4.2	consents to the issue of any process, or the giving of any relief, in connection with those proceedings; and

35.1.4.3	waives all immunity from suit, attachment and/or execution, that it or its assets may now or in the future have.

35.2	Service of process

35.2.1
The Borrower hereby (and shall procure that each Security Provider) undertakes that it will at all times maintain an agent for service of process in England.  Such agent shall be (and the Borrower hereby confirms the appointment of) Hines UK Limited of Queensbury House, 3 Old Burlington Street, London W15 3AE or such other address as is notified to the Agent in writing by the Borrower or such other agent as shall be approved in writing by the Agent.  Any writ, summons, judgment or other notice of legal process shall be sufficiently served on the Borrower (or any Security Provider) if delivered to such agent at its address for the time being.  The Borrower hereby (and shall procure that each Security Provider) undertakes that it will not revoke the authority of the above agent and, if for any reason any such agent no longer serves as its agent to receive service of process or no longer has an address in England and Wales, the Borrower shall (and shall procure that each Security Provider) promptly appoint another such agent and advise the Agent thereof (failing which the Agent may select a substitute agent to receive on the Borrower’s and/or Security Providers’ behalf service of process in relation to any proceedings before the English courts in connection with the Finance Documents).

35.2.2
The Borrower hereby (and shall procure that each Security Provider) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned, and that service shall be deemed for all purposes to be completed on delivery to such process agent and be valid unless the Agent shall have received prior written notice from the Borrower that such agent has ceased to act as process agent.

36.	MONEY LAUNDERING

The Borrower hereby confirms that it is borrowing the Loan for its own account and not for any other person.

37.	PUBLICITY

The Borrower shall not (and shall procure that the Security Providers and its Affiliates shall not) make any announcement in respect of, or otherwise publicise, the transactions contemplated by the Finance Documents without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), unless the publicity is required by law or any binding requirement of any relevant stock exchange.

AS WITNESS the hands of the parties on the day and the year first stated above.

SCHEDULE 1

The Original Lender

Name of Original Lender	Commitment
LANDESBANK BADEN-WÜRTTEMBERG	£57,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	CONSTITUTIONAL/AUTHORISATIONS

1.1
A Certified Copy of the Certificate of Incorporation (and any relative certificate of incorporation on change of name) and the Memorandum and Articles of Association (or equivalent constitutional, organisational or establishment documents) of the Borrower and the Shareholder.

1.2
A Certified Copy of the resolutions of the directors of the Borrower and the Shareholder, approving and authorising the execution, delivery and performance of the Finance Documents to which it is or will be a party on the terms and conditions thereof and authorising a person or persons to sign or otherwise attest the due execution of, and to deliver, such documents and any other documents (including, in particular, in the case of the Borrower, the Utilisation Request) to be executed or delivered by the Borrower and the Shareholder pursuant thereto.

1.3	A Certified Copy of the resolutions of the shareholders of the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is or will be a party.

1.4	A certificate of an authorised signatory/a director/a manager of the Borrower and the Shareholder, Appropriately Addressed:

1.4.1	setting out the names and signatures of the persons authorised to sign such documents on behalf of the Borrower and the Shareholder;

1.4.2	in the case of the Borrower, confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded;

1.4.3
confirming that the execution of each Finance Document to which it is or will be a party and the assumption of the obligations (actual and contingent) thereunder would not result in any breach of any restriction or obligation binding on it or its managers and/or shareholders;

1.4.4	confirming the solvency of the Borrower and the Shareholder;

1.4.5
confirming it does not have (nor has it had) any UK establishment registered for the purposes of the Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009, and neither has it registered any UK establishment under any alternative or trading name under section 1048 of the Companies Act 2006, for the purposes of the aforementioned Regulations or otherwise;

1.4.6
certifying that the resolutions and the copy documentation supplied or delivered by it or on its behalf as specified in Schedule 2 (Conditions Precedent) to the Facility Agreement, are correct, complete and in full force and effect as at the Utilisation Date;

1.4.7
in the case of the Shareholder, confirming: (a) that no term of the Share Purchase Agreement has been amended, novated, supplemented, superseded, waived or terminated without the prior written agreement of the Agent; (b) the unconditional completion of the Share Purchase Agreement and that all conditions precedent and other conditions or closing actions have been satisfied (and not waived or amended without the prior written consent of the Agent) thereunder; and (c) no breach of warranty, covenant or representation under the Share Purchase Agreement;

1.4.8	in the case of the Borrower:

1.4.8.1	confirming that the debt service cover ratio referred to in Clause 17.1 (DSCR) will not be breached by or immediately following the making of the Loan;

1.4.8.2
confirming that on the Utilisation Date the principal amount outstanding under the Subordinated Loan Agreements shall be not less than the amount agreed by the Agent as being the balance required to fund the refinancing and complete  the acquisition of the Borrower pursuant to the Share Purchase Agreement, including all ancillary fees, costs and expenses (including those payable under or in connection with the Finance Documents) taking into account the net amount of the Loan available to the Borrower; and that the Borrower's Solicitors have been irrevocably instructed to apply such sums accordingly on or before the Utilisation Date; and

1.4.8.3	confirming that the occupancy of the Property as at the Utilisation Date accords with the schedule attached to the Report on Title in all respects.

1.5	A Certified Copy of the register of directors, register of members, and the register of officers (if any), of the Borrower and the Shareholder.

1.6	All requisite Authorisations.

1.7	A certificate of good standing for the Borrower issued by the BVI Registrar of Corporate Affairs together with a registered agent's certificate.

2.	FINANCE DOCUMENTS

2.1	A duly completed Utilisation Request.

2.2	The Debenture duly executed and delivered by the parties thereto together with all documents/notices deliverable therewith as specified therein.

2.3	Each Fee Letter duly executed by the parties thereto.

2.4	The Assignment of SPA Rights.

2.5	The Security over Shares.

2.6	Each Security over Loans (including any Pledge over Claims).

2.7	Each Subordination Deed duly executed and delivered by the parties thereto.

2.8	Each Duty of Care Agreement duly executed by the parties thereto.

2.9
Each other relevant Finance Document, in each case in form and substance satisfactory to the Agent and duly executed by the Borrower and/or the Shareholder and/or each other person (other than the Finance Parties) expressed to be party to it.

3.	FINANCIAL INFORMATION AND OTHER INFORMATION

3.1
Satisfaction of the Money Laundering Regulations requirements and "know your customer" checks in respect of the Borrower, the Shareholder and any other person required by the Agent and/or any other Finance Party and the Sponsor (including any persons authorised to sign the Finance Documents in accordance with paragraph 1.2 above), including evidence as to the legal and beneficial ownership of the Borrower.

3.2	Certified Copies of the passports of those persons signing the Finance Documents on behalf of the Borrower and the Shareholder.

3.3	Searches at the offices of the Registrar of Corporate Affairs in the British Virgin Islands.

3.4	Searches of the Civil Cause Book of the High Court of the British Virgin Islands.

3.5	Receipt of all results of credit searches and references satisfactory in all respects to the Agent.

3.6	An copy of the most recent audited accounts or financial statements (as the case may be) of the Borrower, the Shareholder and the Sponsor, signed by two managers.

3.7	Due diligence on the tenant(s) of the Property.

3.8	Annual Budget.

3.9	A Certified Copy of the Structure Chart.

3.10	The Completion Agenda.

3.11	A Certified Copy of the Funds Flow.

3.12	Evidence and satisfaction with the level of the professional insurance cover of:

3.12.1	the Borrower's Solicitors preparing the Report on Title;

3.12.2	the Valuer;

3.12.3	any building survey provider; and

3.12.4	the Environmental Report provider.

3.13	The PWC DD Report.

4.	VALUATION AND SURVEY

4.1
An Appropriately Addressed Valuation of the Property by the Valuer (the cost of which to be borne by the Borrower) dated not more than six weeks prior to the Utilisation Date showing the Market Value determined in accordance with WertV of the Property to be not less than £91,000,000 and which satisfies the Agent of the structural condition of the Property, to include an insurance valuation for reinstatement purposes..

4.2	Confirmation from the Valuer that the Report on Title does not affect the Valuation referred to in paragraph 4.1 above.

4.3	A Certified Copy of the Environmental Report prepared by RPS Consultants Limited, dated January 2011, Appropriately Addressed.

4.4	A Certified Copy of any requested building survey in respect of the Property, Appropriately Addressed.

4.5	Other reports:

4.5.1	Certified Copy of Building Inspection Report prepared by Watts Group PLC dated 19 January 2011, Appropriately Addressed; and

4.5.2	Certified Copy of Measurement Report prepared by Plowman Craven Limited dated January 2011, Appropriately Addressed.

4.6	Evidence that the amount of the Loan to be advanced is equal to or less than 65% of the Market Value of the Property as shown by the Valuation referred to in paragraph 4.1 above.

5.	INSURANCE

5.1
A Certified Copy of the insurance policies relating to the Property (together with the related premium receipts, if applicable) together with written confirmation from the insurers of the Borrower as the insured party thereunder and evidence satisfactory to the Agent that the Security Agent is stated on the Headlease Insurance Policy as composite insured and on the Loss of Rent and Public Liability Insurance as composite insured and first loss payee and that the policies accord with the requirements of this Agreement.  The policies are to include (without limitation):

(a)	mortgagee protection clause;

(b)	provisions requiring insurer to give the Security Agent not less than 30 days’ notice prior to cancelling the policy;

(c)	third party liability cover;

(d)	minimum five years loss of rent cover (or such longer period as may be required under any Occupational Lease or Headlease);

(e)	insurance against terrorism; and

(f)	insurance for full reinstatement cost inclusive of professional fees and site clearance, etc.

5.2
Duly signed and dated Certificate of Insurance from the Chamberlain's Department of the City of London confirming, among other things, that: (a) the Declared Value under the Headlease Insurance Policy has been increased and now accords with the reinstatement value provided in the Valuation Report; and (b) the Security Agent is stated as composite insured on the Headlease Insurance Policy.

6.	PROPERTY

6.1	All title documents (including Headleases) relating to the Property or a solicitors' undertaking from the Borrower's Solicitors in respect thereof acceptable in all respects to the Agent.

6.2
The Report on Title (and any related reliance letter, the contents of which shall be construed as forming part of the Report on Title) to the Property (including a report on Occupational Leases, the Headlease and either confirmation in the Report on Title confirming no changes to letting arrangements or a separate letter from the Borrower's Solicitors supplementary to the Report on Title to this effect, prior to the Utilisation Date), Appropriately Addressed, in terms satisfactory to the Agent.

6.3	A satisfactory Overview Report from the Agent's Solicitors.

6.4	The Agent being satisfied with the identity and terms of appointment of the Managing Agent and Asset Manager.

6.5	A Certified Copy of the Property Management Agreement and Asset Management Agreement.

6.6
A copy of the chancel repair search (or such other evidence satisfactory to the Agent) showing at the Property is not within the historical boundary of a parish which has a risk of chancel repair liability.

6.7	In respect of the refinancing of the Property to deliver on or prior to Utilisation the following:

6.7.1
evidence satisfactory to the Agent of the discharge of all registered charges and other encumbrances and Security in respect of the Property and other assets and undertaking of the Borrower including, without limitation, deeds of release and DS1s executed by any other chargee (together with any required ID information) and any necessary solicitor's undertaking(s) in a form and content satisfactory to the Agent;

6.7.2
a copy of the completed Land Registry applications (for the registration of the legal mortgage constituted by the Debenture in favour of the Security Agent), including any AP1 form together with RX1 and CH2 forms; together with all Land Registry fees payable in respect of such registrations;

6.7.3	evidence of Freeholder's agreement or settlement of rent reviews at the current Headlease rent;

6.7.4
an undertaking from the Borrower's Solicitors (in form and substance satisfactory to the Agent) to inter alia: (a) complete the registrations referred to in paragraphs 6.7.1 and 6.7.2 above at the Land Registry within the agreed priority period; (b) pay all requisite fees; (c) satisfy all Land Registry requirements (including any identification requirements) and requisitions within the time limits set; and (d) deliver to the Agent’s Solicitors confirmation of completion of the registrations, together with a Certified Copy of the relevant Title Information Documents issued by the Land Registry, on completion of the registrations; and

6.7.5
the results of clear Land Registry searches in favour of the Security Agent on the appropriate forms against all registered titles comprising the Property giving not less than 25 Business Days' priority beyond the Utilisation Date and showing no adverse entries.

6.8
Where any document which requires registration at the Land Registry (including any in relation to the discharge of any registered charges) has been executed by the party thereto (an “Executing Party”) acting by an attorney, confirmation of which one of the following applies:

6.8.1	the Executing Party's solicitors will certify that they acted for the attorney; or

6.8.2	evidence of the identity of the attorney in form ID1 or ID2 duly completed will be handed over on completion.

6.9	A Certified Copy of a rent receipt showing due and timely payment of the latest due instalment of rent under the Headlease.

6.10	Copies of the last quarter rent demands to each of the occupational tenants to check and verify the amounts being demanded accord with the occupational rents.

6.11
A satisfactory undertaking from the Borrower's Solicitors to serve (a) notice of transfer, charge or security (and pay any notification or other fees in connection thereto) and (b) evidence of payment of any consent or other fee required in connection therewith.

7.	HEDGING

Evidence that the Borrower has entered into Hedging Arrangements in relation to the Loan, on terms acceptable to the Agent.

8.	SECURITY / NOTICES

8.1
The duly signed notices of assignment from the Borrower to the insurers of the Property (in the form specified in Schedule 5 to the Debenture) informing the insurers of the Security Agent's interest in the Insurances.

8.2
The duly signed notices of assignment from the Borrower to the tenant(s) of the Property (and any guarantor(s) thereof) (in the form specified in Schedule 2 to the Debenture) informing the tenant(s) (and guarantor(s), as applicable) of the Security Agent's interest therein as mortgagee; requiring the tenants to pay monies in accordance with the terms of such letters and any other instructions of the Security Agent; and of certain matters in the Debenture which require the consent of the Security Agent (together with acknowledgements thereto).

8.3	Notice of charge over Hedging Arrangements, together with acknowledgement of Hedging Counterparty.

8.4
The duly signed notices of assignment and charge over the Share Purchase Agreement from the Shareholder to the Vendor in the form of the relevant Schedule to the Assignment of SPA Rights together with acknowledgement thereto from the Vendor in the form of the relevant Schedule to the Assignment of SPA Rights.

8.5	Headlease Notice

9.	TAX

9.1	A Certified Copy of the Borrower's Certificate of Registration for VAT with a date on or prior to the Utilisation Date.

9.2	Evidence that there has been an effective election to waive exemption from VAT in respect of the Property, and that proper notice of such election has been sent to and acknowledged by HMRC.

9.3	Confirmation that the Borrower is not part of a VAT group.

9.4	Evidence that HMRC's Centre for Non-Residents have authorised the payment of Rental Income by the tenants of the Property to the Borrower without the deduction of Tax.

9.5	The PWC Tax Report.

9.6	Evidence of £1m retention to cover income tax exposure for the Borrower as identified in the PWC Tax Report.

10.	LEGAL OPINIONS

10.1	A legal opinion from the Agent's Solicitors in England and Wales.

10.2	A legal opinion from DSM Di Stefano Moyse as Luxembourg Counsel to the Agent.

10.3	A legal opinion from Harneys as the British Virgin Islands counsel to the Agent.

10.4	Any managers' certificate required in respect of paragraph 10.2 above.

11.	SHARES

11.1
Share certificates comprising all of the issued share capital of the Borrower together with blank, undated share transfer form(s) executed by the Shareholder in respect of its shares in the Borrower (stamped, where applicable) and a Certified Copy of the register of the members of the Borrower evidencing the Shareholder as the sole shareholder of the Borrower.

11.2	Undated letters of resignation executed by the directors of the Borrower.

12.	SHARE PURCHASE AGREEMENT

12.1	A Certified Copy of the Share Purchase Agreement.

12.2
Evidence satisfactory to the Agent that the Borrower has paid the Escrow Amount (as defined in the Share Purchase Agreement, in the amount of £1,000,000) in to the Escrow Account  to be held in accordance with the terms of the Share Purchase Agreement.

12.3
A Certificated Copy of the board minutes and resolutions of the Shareholder  approving the entry of a notation of the Security over Shares in the share register of the Borrower upon execution of the Security over Shares and approving the dating of the blank stock transfer forms referred to in paragraph 11.1 above in respect of the shares in the Borrower by the Security Agent on an Event of Default, in form and substance satisfactory to the Agent.

12.4	An original signed corporate due diligence report prepared by the Borrower's Solicitors, dated 7 March 2011, Appropriately Addressed.

12.5	The original signed Share Purchase Agreement report prepared by the Borrower's Solicitors, dated 2 March 2011, Appropriately Addressed.

13.	SUBORDINATED LOANS/COMPLETION FUNDS

13.1	Certified Copies of any Subordinated Loan Agreements.

14.	MISCELLANEOUS

14.1	Evidence satisfactory to the Agent that the Existing Indebtedness has been repaid in full.

14.2	Process agent appointment letters for the Borrower and the Shareholder, together with evidence that the process agent has accepted such appointment.

14.3
Receipt by the Agent of the countersigned Fee Letters and evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 9 (Fees) and Clause 14 (Costs and expenses) have been paid or will be paid on or by the Utilisation Date (including, without limitation, by deduction from the Loan, the amounts set out or referred to in the Utilisation Request).

14.4	A copy of the Agency Agreement and General Terms and Conditions signed by the Borrower.

14.5
A copy of any other Authorisation or other document, report, opinion assurance or evidence which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

SCHEDULE 3

REQUEST

Utilisation Request

From:           [Borrower]

To:           [Agent]

Dated:

Dear Sirs

[Borrower] – £[                                ] Facility Agreement

dated [         ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ]
Amount:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	Subject to satisfaction of all conditions precedent, and subject to paragraph 5 below, the proceeds of this Loan should be credited to [account].

5.
You are hereby authorised to (and we hereby request that you) deduct from the Loan prior to the funds being remitted (and/or procure the payment of) the fees, costs and expenses referred to in Clause 9 (Fees) and Clause 14 (Costs and Expenses) (and/or set out in any Fee Letter) and the Agent's legal and valuation fees together with VAT thereon (if applicable in accordance with Clause 10.6 (Value added tax)).

6.	This Utilisation Request is irrevocable.

7.
We confirm no Default has occurred and is continuing or might reasonably be likely to result from the proposed Loan, and that the representations and warranties contained in the Finance Documents remain true.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

SCHEDULE 4

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and/or (b) the requirements of the European Central Bank.1

2.
On the Utilisation Date and on each Interest Payment Date (as appropriate) (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

[Missing Graphic Reference]per cent per annum

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 8.3) payable for the relevant interest period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks (or, if there is only one Reference Bank, such Reference Bank) pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

1 Amend as appropriate for Irish regulator, and any Building Society regulator (the Building Societies Commission).

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:           [          ] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Borrower] – £[                                ] Facility Agreement
dated [       ] (the "Agreement")

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.5 (Procedure for transfer):

1.
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.5 (Procedure for transfer).

2.	The proposed Transfer Date is [ ].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 21.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower or any Security Provider, that it is:

(a)	[a Qualifying Lender falling within paragraph (a)(i) or paragraph (b) of the definition of Qualifying Lender;]

(b)
[a Treaty Lender [that holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [_____], and hereby notifies the Borrower that it must make an application to HMRC under form DTTP2 within 30 days of the Transfer Date.] [include if applicable, ie if the new lender holds such a passport AND wants it to apply to this loan];]

(c)	[not a Qualifying Lender] [Amend as appropriate].

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)       a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the CTA) of the company.] [Include paragraph 4 if the New Lender comes within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 10.1 (Definitions)]

[5/6].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7].	This Transfer Certificate (and all non-contractual obligations arising out of or in connection with it) are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:           [          ] as Agent

From:	[	] (the "Borrower")

Dated:

[           ] (as Borrower) – £[                                                      ] Facility Agreement
dated [       ] (the "Agreement")

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

DS Cover - Projected

(a)	Projected Net Rental Income payable in respect of the 12-month period commencing on [insert relevant interest payment date] is £[ ];

(b)	Projected Interest and Amortisation payable in respect of the 12-month period commencing on [insert relevant interest payment date] is £[ ];

(c)	accordingly the DS Cover ratio referred to in Clause 17.1.1 is [	] : [	] and Clause 17.1 [is/is not] therefore satisfied.]

3.
 We confirm that the financial statements for [specify period for which financial statement prepared] [give a true and fair view of][present fairly] the financial condition as at the end of such period and the results of the Borrower’s operations during such period.

4.	We confirm that no Default is continuing. [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

5.	This Compliance Certificate is signed by a director of the Borrower, and without personal liability (other than as to fraud or wilful default).

Signed

…………………………………
Director
as authorised signatory for
[Borrower]

[insert applicable certification language]

SCHEDULE 7

REPAYMENT INSTALMENTS

Dates for payment	Amount of each quarterly payment
On each Interest Payment Date falling after the Utilisation Date up to (but excluding) the Original Maturity Date	£313,500
(If the Maturity Date is not or will not be extended under Clause 6.2 (Extension of Maturity Date)) on the Maturity Date (ie being the Original Maturity Date)	The outstanding balance of the Loan at that time
(If the Maturity Date is or is to be extended under Clause 6.2 (Extension of Maturity Date)) on each Interest Payment Date falling on or after the Original Maturity Date up to (but excluding) the Extended Maturity Date	£313,500
(If the Maturity Date is extended under Clause 6.2 (Extension of Maturity Date)) on the Maturity Date (ie being the Extended Maturity Date)	The outstanding balance of the Loan at that time

EXECUTION PAGES
The Borrower
Signed for and on behalf of
SOFINA PROPERTIES LIMITED
a company incorporated in the British Virgin Islands,
by
………………………………………..............
being a person who, in accordance with the laws of that territory, is acting under the authority of the company
Address for Notices:
Address: 2800 Post Oak Boulevard
               Suite 4800
               Houston, Texas 77056
               USA
Fax No: 001 713 9662075
FAO: Edmund Donaldson
…………………………………………………….. Authorised Signatory
The Original Lender
Signed for and on behalf of
LANDESBANK BADEN-WÜRTTEMBERG by its duly authorised representatives
Address for notices:

Name:Transaction Real Estate Cross      Border (5713 H)            Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 711 127-74422
Email: daniel.Lachenmaier@LBBW.de
FAO:Daniel Lachenmaier, MBA

and

Name:Commercial Real Estate Finance    Domestic and Global Investors, Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 (0) 711/127-74085
Email: natalie.braun@LBBW.de
FAO:                 Natalie Br.aun, Vice President/Stv. Direktorin
…………………………………………………….. Authorised Signatory …………………………………………………….. Print name …………………………………………………….. Authorised Signatory …………………………………………………….. Print name

The Agent
Signed for and on behalf of
LANDESBANK BADEN-WÜRTTEMBERG in its capacity as Agent as aforesaid by its duly authorised representatives
Address for notices:
Name:Transaction Real Estate Cross      Border (5713 H)            Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 711 127-74422
Email: daniel.Lachenmaier@LBBW.de
FAO:Daniel Lachenmaier, MBA

and

Name:Commercial Real Estate Finance    Domestic and Global Investors, Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 (0) 711/127-74085
Email: natalie.braun@LBBW.de
FAO:Natalie Braun, Vice President/Stv.  Direktorin
…………………………………………………….. Authorised Signatory …………………………………………………….. Print name …………………………………………………….. Authorised Signatory …………………………………………………….. Print name

The Security Agent
Signed for and on behalf of
LANDESBANK BADEN-WÜRTTEMBERG in its capacity as Security Agent as aforesaid by its duly authorised representatives
Address for notices:

Name:Transaction Real Estate Cross      Border (5713 H)            Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 711 127-74422
Email: daniel.Lachenmaier@LBBW.de
FAO:Daniel Lachenmaier, MBA

and

Name:Commercial Real Estate Finance    Domestic and Global Investors, Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 (0) 711/127-74085
Email: natalie.braun@LBBW.de
FAO:Natalie Braun, Vice President/Stv.  Direktorin
…………………………………………………….. Authorised Signatory …………………………………………………….. Print name …………………………………………………….. Authorised Signatory …………………………………………………….. Print name

The Arranger
Signed for and on behalf of
LANDESBANK BADEN-WÜRTTEMBERG in its capacity as Arranger as aforesaid by its duly authorised representatives
Address for notices:

Name:Transaction Real Estate Cross      Border (5713 H)            Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 711 127-74422
Email: daniel.Lachenmaier@LBBW.de
FAO:Daniel Lachenmaier, MBA

and

Name:Commercial Real Estate Finance    Domestic and Global Investors, Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 (0) 711/127-74085
Email: natalie.braun@LBBW.de
FAO:Natalie Braun, Vice President/Stv.  Direktorin
…………………………………………………….. Authorised Signatory …………………………………………………….. Print name …………………………………………………….. Authorised Signatory …………………………………………………….. Print name

The Original Hedging Counterparty
Signed for and on behalf of
LANDESBANK BADEN-WÜRTTEMBERG
by its duly authorised representatives
Address for notices:

Name:Transaction Real Estate Cross      Border (5713 H)            Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 711 127-74422
Email: daniel.Lachenmaier@LBBW.de
FAO:Daniel Lachenmaier, MBA

and

Name:Commercial Real Estate Finance    Domestic and Global Investors, Landesbank Baden-Württemberg
Address:Am Hauptbahnhof 2, D-70173 Stuttgart, Germany
Fax No:+49 (0) 711/127-74085
Email: natalie.braun@LBBW.de
FAO:Natalie Braun, Vice President/Stv.  Direktorin
…………………………………………………….. Authorised Signatory …………………………………………………….. Print name …………………………………………………….. Authorised Signatory …………………………………………………….. Print name